Exhibit 10.1

8/05 AMENDED AND RESTATED

SENIOR SECURED CREDIT AGREEMENT

dated as of August 1, 2005

by and among

HOMEBANC CORP.

and

HOMEBANC MORTGAGE CORPORATION

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent, Collateral Agent and a Lender,

and

the other Lender(s) parties hereto

KEYBANK NATIONAL ASSOCIATION

as Syndication Agent

COMMERZBANK, A.G., NEW YORK BRANCH and GRAND CAYMAN BRANCH,

U.S. BANK NATIONAL ASSOCIATION,

BNP PARIBAS

and

UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY

as Documentation Agents

J.P. MORGAN SECURITIES INC.

Sole Bookrunner

and Lead Arranger

$500,000,000 Senior Secured Revolving Credit

Index of Defined Terms

(continued)

Page
8/05 Credit Agreement	1
Acknowledgment Agreement	3
Adjusted Tangible Net Worth	3
Advance	5
Advance Rate	15
Affiliate	5
Aged Loan	24
Agency	5
Agent	1
Agent’s Fee	62
Aggregate Committed Sum	6
Agreement	1
Alt-A Loan	6
Appraisal	6
Appraised Value	6
Approved Investor	6
Approved Servicing Agreement	6
Approved Servicing Appraiser	6
Authorized Company Representative	6
Base Rate	43
Base Rate Tranche	45
Basic Papers	7
Book Collateral Value	7
Book Construction/Permanent Loan Collateral Value	11
Book HELOC/Second Lien Loan Collateral Value	11
Book Prime Loan Collateral Value	12
Book Repurchased Loan Collateral Value	13
Book Residential Lot Loan Collateral Value	13
Book Second Investor Loan Collateral Value	12
Book Subprime Loan Collateral Value	14
Borrowing	7
Borrowing Base	8
Broker’s Price Opinion	8
Business Day	8
Cash Equivalents	8
Ceiling Rate	43
Central Elements	8
Change in Law	41
Change of Control	9
Chapter 346	41
Class of Borrowings	41
Collateral	9
Collateral Value	10

Index of Defined Terms

(continued)

Page
Commitment	15
Commitments Cancellation Date	38
Committed Sum	15
Companies	1
Companies’ Underwriting Guidelines	16
Company	1
Company Customer	15
Construction/Permanent Loan	16
Construction/Permanent Loan Collateral Value	11
Continuing Lender	60
Control	5
Conventional Loan	16
Credit Line	16
Cumulative Loan-to-Value Ratio	16
Current Appraisal	16
Current Broker’s Price Opinion	17
Current Credit Agreement	1
Custodian	17
Custodian’s Fees	17
Custody Agreement	17
Customer	17
Dated Assets	47
Dated Liabilities	47
Debt	17
Default	18
Defeasance Account	18
Determination Date	18
Disqualifier	i
Dry Loan	18
Effective Date	1
Electronically Submitted	19
Eligible Assignee	117
Eligible Collateral	i
Eligible Manufactured Housing Loan	19
Eligible Repurchased Collateral	iii
Eligible Servicing Collateral	v
Eligible Single-family Collateral	i
Enforcement Advance	19
Enforcement Advances Collateral	10
ERISA	19
Event of Default	20
Facilities	20
Facilities Papers	20
Facility	20

Index of Defined Terms

(continued)

Page
Facility Fee	61
Fannie Mae	20
Fannie Mae Contract	70
Federal Funds Effective Rate	41
FHA	20
FICA	20
FICO	20
File	20
Financial Statements	81
Freddie Mac	20
Funding Share	20
GAAP	20
Ginnie Mae	21
Governmental Authority	21
Hazard Insurance Policy	21
HC	1
HELOC/Second Lien Loan Collateral Value	11
High LTV Construction/Permanent Loan	21
HMC	1
HUD	21
Hybrid ARM	3
In Default	22
In Foreclosure/REO	22
Indemnified Liabilities	110
Indemnified Parties	110
Index	41
Ineligible Manufactured Home	i
Information Security Program	22
Interest Only Loan	22
Interest Period	42
Interest Rate Option	42
Interest Rate Selection Confirmation	55
Internal Revenue Code	22
Investor Loan	22
JPMorgan	1
Jumbo Loan	22
Late Pledged (Seasoned) Loan	23
Law	23
Legal Requirement	23
Lender	23
Lender Affiliate	23
Lenders	1
LIBOR	41
LIBOR Business Day	42

Index of Defined Terms

(continued)

Page
LIBOR Fixed Rate	44
LIBOR Fixed Rate Tranches	45
Lien	23
Line	23
Line Limit	23
Liquidity	23
Loan	24
Loan Modification	24
Loan Papers	24
Long Warehoused (Aged) Loan	24
Margin	43
Margin Stock	24
Market Value	24
Maturity Date	25
Maximum Aggregate Commitment	25
MBS	25
Mortgage	26
Mortgage Assignment	26
Mortgage Loan	26
Mortgage Note	26
Mortgaged Premises	26
Multiemployer Plan	26
New Lender	60
Nonfunding Lender	31
Nonrecourse Debt	26
Nonrecourse Facility	26
Note Payment Account	27
Notices	118
Obligations	28
Officer’s Certificate	28
Operating Subsidiaries	28
Original Pledge Date	28
P&I Advance	28
P&I Advances Collateral	10
Past Due Rate	44
Permitted Encumbrances	28
Person	29
Plan	29
Pledged Loan	29
Pledged Loans Curtailment Report	29
Pledged Servicing	67
Pledged Servicing Portfolio	29
Pledged to the Agent	29
Prepayment Event	30

Index of Defined Terms

(continued)

Page
Previous Credit Agreement	2
Prime Loan	31
Prime Loan Collateral Value	12
Prime Rate	41
Principal Balance	31
Privacy Requirements	31
Pro Rata	31
Property	32
PUHC Act	32
Purchase Commitment	32
Qualified Subordinated Debt	32
Rate	43
Receivables Collateral	10
Receivables Collateral Value	14
Redemption Amount	33
Redemption Call	33
Regulation D	33
Regulation Q	33
Regulation U	33
Regulation X	33
Reimbursement Rights	66
Replacement Date	60
Replacement Lender	60
Repurchased Loan	33
Repurchased Loan Collateral	9
Repurchased Loan Collateral Value	13
Request for Borrowing	34
Required Lenders	34
Residential Lot Loan	34
Residential Lot Loan Collateral Value	13
Retiring Lender	60
Second Investor Loan	34
Second Investor Loan Collateral Value	12
Second Lien Loan	34
Security Instruments	34
Senior Credit Notes	35
Serviced Loans	35
Servicer	35
Servicing Agreement	35
Servicing Appraisal	35
Servicing Claim	35
Servicing Collateral	9
Servicing Collateral Value	14
Servicing Financing Sublimit	36

Index of Defined Terms

(continued)

Page
Servicing Receivable Advance	36
Servicing Receivable Advances Collateral,	10
Servicing Rights	36
Single-family	36
Single-family Collateral	10
Single-family Loan	36
Single-purpose Finance Subsidiary	36
Solvent	36
Stated Rate	44
Statement Date	36
Statement Date Financial Statements	81
Statutory Reserve Rate	45
Submission List	36
Subordination Agreement	37
Subprime Loan	37
Subprime Loan Collateral Value	14
Subsidiary	37
Super Jumbo Loan	37
Supplemental Papers	37
Swing Line	37
Swing Line Borrowing Due Date	37
Swing Line Limit	38
Swing Line Note	49
T&I Advance	38
T&I Advances Collateral	10
Taxes	38
Termination Date	38
Texas Finance Code	43
Total Liabilities	38
Total Pledged Servicing List	38
Total Recourse Liabilities	39
Tranche	45
UCC	39
USA Patriot Act	101
VA	39
Voting Stock	39
Warehouse Transmission File	39
Wet Loan	39
Wet Warehousing	40
Wet Warehousing Sublimit	40
Whole Loans	40

i

(continued)

(continued)

(continued)

8/05 AMENDED AND RESTATED SENIOR SECURED CREDIT

AGREEMENT

Preamble

This 8/05 Amended and Restated Senior Secured Credit Agreement (the “8/05 Credit Agreement” and as it may be supplemented, amended or restated, the “Current Credit Agreement” or, within itself, this “Agreement”), executed as of August 1, 2005 (the “Effective Date”), among:

(i) HOMEBANC CORP., a Georgia corporation (“HC”), its wholly-owned subsidiary, HOMEBANC MORTGAGE CORPORATION, a Delaware corporation (“HMC”; HC and HMC being sometimes referred to individually as a “Company” and together as the “Companies”), each having its principal office at 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319;

(ii) JPMORGAN CHASE BANK, N.A. (“JPMorgan”), a national banking association, acting herein as a Lender (as defined in Section 1.2) and agent and representative of the other Lenders (in that capacity JPMorgan is called the “Agent”); and

(iii) such other Lenders as may from time to time be party to this Agreement (together with JPMorgan as a lender, the “Lenders”, recites and provides as follows:

Recitals

The Companies have asked the Lenders and the Agent to establish a $500 million — with the right for the Company to request that JPMorgan arrange, on a best efforts basis, to increase such limit to up to $750 million by one or more of the existing Lenders agreeing, in their discretion, to increase their Committed Sums and/or by adding additional Lenders to this Agreement — senior, secured, revolving line of credit (capitalized terms used in these recitals being defined in the preamble or Section 1 of this Agreement) for:

(a) warehousing the Companies’ 1-to-4 family residential mortgage loans, with availability of 100% of the Aggregate Committed Sum to finance prime mortgage loans (except for HELOCs and Second Lien Loans) and limited availability for financing Alt-A first lien 1-to-4 family residential mortgage loans (15% of the Aggregate Committed Sum), 1-to-4 family residential mortgage loans that are Jumbo Loans and Super Jumbo Loans (20% of the Aggregate Committed Sum for both, 6% of the Aggregate Committed Sum for Super Jumbo Loans), prime or Alt-A second lien loans including prime or Alt-A home equity lines of credit mortgage loans (37.5% of the Aggregate Committed Sum), Construction/Permanent loans and Residential Lot Loans (15% of the Aggregate Committed Sum for all types of Construction/Permanent Loans and up to $15 million of the Aggregate Committed Sum for Residential Lot Loans), Subprime Loans (7% of the Aggregate Committed Sum), Seasoned Loans (2% of the Aggregate Committed Sum), Eligible Manufactured Housing Loans (1% of the Aggregate Committed Sum), Repurchased Loans (1.5% of the Aggregate Committed Sum) and Investor Loan and Second Investor Loans (15% of the Aggregate Committed Sum for both, 3% of the Aggregate Committed Sum for Second Investor Loans);

(b) financing the Companies’ purchases of 1-to-4 family residential mortgage loans sold to an investor and subsequently repurchased by a Company due to underwriting errors, delinquencies or breach of representations or warranties made in connection with such sale (1.5% of the Aggregate Committed Sum);

(c) financing (i) principal and interest advances receivables made in respect of the Companies’ servicing portfolio and (ii) the Companies’ fundings of recoverable advances made to preserve, restore and protect property securing Company-serviced first and second lien mortgage loans that are in default or In Foreclosure/REO, enforce remedies in respect of them, manage and liquidate property acquired through their foreclosure or similar proceedings and maintain property insurance and keep taxes current on such property (5% of the Aggregate Committed Sum); and

(d) financing the Companies’ retention of nonrecourse servicing rights for 1-to-4 family residential mortgage loans that are no more than 90 days delinquent (up to $30 million of the Aggregate Committed Sum);

and the Lenders and the Agent have agreed to do so on the terms and subject to the conditions of this Agreement.

In addition, JPMorgan has agreed to provide a separate revolving swing line of credit to initially and temporarily finance the Companies’ borrowings pending their funding by all of the Lenders pursuant to this Agreement.

The Lenders’ and Agent’s agreement to establish and continue the credit line and JPMorgan’s agreement to establish and continue the swing line, are each made upon and subject to the terms and conditions of this Agreement. If there is any conflict or inconsistency between any of the terms or provisions of this Agreement and any of the other Facilities Papers, this Agreement shall govern and control. If there is any conflict between any provision of this Agreement and any later supplement, amendment, restatement or replacement of it, then the latter shall govern and control.

This Agreement amends and restates the 6/04 Amended and Restated Senior Secured Credit Agreement executed as of June 7, 2004, as amended, between HMC and JPMorgan acting as a Lender and agent and representative of other lenders, such previous credit agreement being herein called the “Previous Credit Agreement”. Except to the extent heretofore released, all liens, security interests and collateral assignments created by or pursuant to the Previous Credit Agreement are continued in full force and effect as security for the Obligations, and all references in any existing documents to the Previous Credit Agreement shall henceforth be read and construed as references to this Agreement.

Agreements

In consideration of the premises, the mutual agreements stated below and other good and valuable consideration paid by each party to each other party to this Agreement, the receipt and sufficiency of which each hereby acknowledges, the parties hereby agree as follows.

1 DEFINITIONS

1.1. Defined Terms. Except where otherwise specifically stated, capitalized terms used in this Agreement and the other Facilities Papers have the meanings assigned to them below or elsewhere in this Agreement.

1.2. Definitions of General Application. The terms defined in this Section are generally applicable. For convenience of reference, defined terms relating only to the calculation and payment of interest are defined in Section 1.3.

“Hybrid ARM” means an adjustable rate Single-family Mortgage Loan with an initial interest rate adjustment period of three (3), five (5) or seven (7) years and with interest rate resets each six (6) months thereafter.

“8/05 Credit Agreement” is defined in this Agreement’s preamble.

“Acceleration Date” is defined in the definition of “Maturity Date”.

“Acknowledgment Agreement” means an acknowledgment agreement in the form prescribed by Fannie Mae, Freddie Mac or Ginnie Mae to be executed by the relevant Company, the Agent (as agent and representative of the Lenders) and such Agency as a condition to either Company’s pledging Fannie Mae, Freddie Mac or Ginnie Mae (as the case may be) Servicing Rights to the Agent.

“Adjusted Tangible Net Worth” means, on any day:

A. for HC:

(a) the excess of the total assets over Total Liabilities of HC on that day — including assets and liabilities of its wholly-owned subsidiaries — each being determined in accordance with GAAP consistent with the accounting principles applied in the preparation of the Financial Statements referred to in Section 9.4;

less (b) the value, if any, in excess of the lesser of (i) sixty-seven and one half percent (67.5%) of the Appraised Value of such capitalized mortgage loan servicing rights or (ii) one percent (1%) of the aggregate principal balances of the portfolio of Serviced Loans in respect of such capitalized mortgage loan servicing rights included in the Financial Statements referred to in Section 9.4 for capitalized mortgage loan servicing rights;

less (c) aggregate investments in nonconsolidated Subsidiaries and Affiliates included in the Financial Statements referred to in Section 9.4, other than any common equity interests issued by HMB Capital Trust I and held by HC;

less (d) net total advances to nonconsolidated Subsidiaries and Affiliates outstanding;

less (e) goodwill and all other assets not supported by or representative of a tangible asset, which intangible assets would be deemed by HUD to be unacceptable for the purpose of calculating adjusted net worth in accordance with HUD requirements in effect as of such day;

less (f) all accumulated other comprehensive income;

plus (g) the amount of (negative) accumulated other comprehensive income that exceeds (negative) Ten Million Dollars ($10,000,000); and

plus (h) Qualified Subordinated Debt; and

B. for HMC:

(i) the excess of HMC’s total assets over Total Liabilities on that day — including assets and liabilities of its wholly-owned subsidiaries — each being determined in accordance with GAAP consistent with the accounting principles applied in the preparation of the Financial Statements referred to in Section 9.4;

less (ii) the value included in the Financial Statements referred to in Section 9.4 for capitalized mortgage loan servicing rights;

less (iii) aggregate investments in nonconsolidated Subsidiaries and Affiliates included in the Financial Statements referred to in Section 9.4;

less (iv) net total advances to nonconsolidated Subsidiaries and Affiliates outstanding;

less (v) goodwill and all other assets not supported by or representative of a tangible asset, which intangible assets would be deemed by HUD to be unacceptable for the purpose of calculating adjusted net worth in accordance with HUD requirements in effect as of such day;

less (vi) all accumulated other comprehensive income;

plus (vii) a value for the capitalized mortgage loan servicing rights excluded in clause (ii) above that is an amount equal to the lesser of (i) sixty-seven and one-half percent (67.5%) of the value of such capitalized mortgage loan servicing rights as determined by the most recent appraisal thereof approved by the Agent and (ii) one percent (1%) of the unpaid principal balance of the portfolio of Serviced Loans in respect of such capitalized mortgage loan servicing rights; and

plus (viii) the amount of (negative) accumulated other comprehensive income that exceeds (negative) Five Million Dollars ($5,000,000).

“Advance” means a disbursement by the Lenders under the Loan in accordance with the terms of this Agreement — including initial disbursements, readvances of funds previously advanced to the Companies and repaid to the Lenders and protective advances made without any requirement for any Request for Borrowing — and is a correlative of “Borrowing”: a Borrowing from the Lenders’ and the Agent’s point of view. Where “Swing Line” prefaces “Advance”, then it means an Advance by JPMorgan under the Swing Line. Where “Wet Warehousing” prefaces “Advance”, then it means an Advance under the Wet Warehousing Sublimit.

“Advance Rate” is defined in the definition of “Collateral Value”.

“Affiliate” means and includes, with respect to a specified Person, any other Person:

(a) that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with the specified Person (in this definition only, the term “Control” means having the power to set or direct management policies, directly or indirectly);

(b) that is a director, trustee, partner, member or executive officer of the specified Person or serves in a similar capacity in respect of the specified Person;

(c) of which the specified Person is a director, trustee, partner, member or executive officer or with respect to which the specified Person serves in a similar capacity and over whom the specified Person, either alone or together with one or more other Persons similarly situated, has Control;

(d) that, directly or indirectly through one or more intermediaries, is the beneficial owner of ten percent (10%) or more of any class of equity securities — which does not include any MBS — of the specified Person; or

(e) of which the specified Person is directly or indirectly the owner of ten percent (10%) or more of any class of equity securities of the specified Person.

“Aged Loan” is defined in the definition of “Long Warehoused (Aged) Loan”.

“Agency” means Ginnie Mae, Fannie Mae, Freddie Mac, HUD, FHA or VA.

“Agent” is defined in this Agreement’s preamble.

“Agent’s Fee” is defined in Section 6.8.

“Aggregate Committed Sum” means, on any day, the lesser of (a) the Maximum Aggregate Commitment for that day as stated in Schedule MAC in effect for that day, and (b) the aggregate of the Lenders’ individual Committed Sums for that day as stated in the definition of “Committed Sum” below.

“Agreement” is defined in this Agreement’s preamble.

“Alt-A Loan” means a Single-family Mortgage Loan (whether an amortizing closed end Mortgage Loan or a HELOC), that satisfies the Companies’ Underwriting Guidelines for an “A” credit grade and would qualify as a “Prime Loan” under this Agreement except that it is not eligible for purchase by Ginnie Mae, Fannie Mae or Freddie Mac.

“Appraisal” means an appraisal by a licensed appraiser selected in accordance with Agency guidelines and not identified to either Company as an unacceptable appraiser by an Agency, and who is experienced in estimating the value of property of that same type in the community where it is located, and who — unless approved by the Agent on a case-by-case basis — is not a director, officer or employee of either Company or any Affiliate of either Company, or related as a parent, sibling, child or first cousin to any of the Companies’ or any such Affiliates’ respective directors or officers or any of their spouses, a signed copy of the written report of which appraisal is in the possession of the relevant Company or its Servicer.

“Appraised Value” of any Servicing Rights means the value, determined at least quarterly by an Approved Servicing Appraiser.

“Approved Investor” means Ginnie Mae, Fannie Mae, Freddie Mac and any of the Persons listed on Schedule AI, as it may be supplemented or amended from time to time by agreement of the Companies and the Agent; provided that if the Agent shall give written notice to the Companies of the Agent’s reasonable disapproval of any Approved Investor(s) named in the notice, the investor(s) named shall no longer be Approved Investor(s) from and after the time when the Agent sends that notice to the Companies.

“Approved Servicing Agreement” means a Servicing Agreement under which a Company is the Servicer and which has been reviewed and approved by the Agent for purposes of financing such Company’s retention of Servicing Rights hereunder.

“Approved Servicing Appraiser” means an independent appraiser or broker that is nationally known as expert in the evaluation of Servicing Rights, selected by the Agent and acceptable to the Companies (as of the Effective Date, Phoenix Capital is acceptable to the Companies and the Agent.)

“Authorized Company Representative” means a representative of a Company duly designated by all requisite corporate action to execute any certificate, schedule or other document contemplated or required by this Agreement or the Custody Agreement on behalf of the Company and as its act and deed. A list of Authorized Company Representatives for each Company, current as of the Effective Date. is attached as Schedule AR. The Companies will use their best efforts to provide an updating list of Authorized Company Representatives to the

Agent and the Custodian promptly following each addition to or subtraction from such list, and the Agent, the Lenders and the Custodian shall be entitled to rely on each such list until such an updating list is received by the Agent and the Custodian.

“Basic Papers” means all of the Loan Papers that must be delivered to the Custodian — in the case of Wet Loans, on or before the seventh (7th) Business Day after the related Advance — in order for any particular item of Collateral to be Eligible Collateral and have Collateral Value. Exhibit D to the Custody Agreement lists the Basic Papers, and reference is here made to the Custody Agreement for that listing.

“Book Collateral Value” means the Book Construction/Permanent Loan Collateral Value, the Book HELOC/Second Lien Loan Collateral Value, the Book Prime Loan Collateral Value, the Book Repurchased Loan Collateral Value, the Book Residential Lot Loan Collateral Value, or the Book Subprime Loan Collateral Value, whichever the context requires.

“Book Construction/Permanent Loan Collateral Value” is defined in clause (a) of the definition of “Collateral Value”.

“Book HELOC/Second Lien Loan Collateral Value” is defined in clause (b) of the definition of “Collateral Value”.

“Book Prime Loan Collateral Value” is defined in clause (c) of the definition of “Collateral Value”.

“Book Repurchased Loan Collateral Value” is defined in clause (e) of the definition of “Collateral Value”.

“Book Residential Lot Loan Collateral Value” is defined in clause (f) of the definition of “Collateral Value”.

“Book Second Investor Loan Collateral Value” is defined in clause (d) of the definition of “Collateral Value”.

“Book Subprime Loan Collateral Value” is defined in clause (i) of the definition of “Collateral Value”.

“Borrowing” is a correlative of “Advance”: an Advance from the Companies’ point of view. Where “Swing Line” prefaces “Borrowing”, then it means a Borrowing from JPMorgan under the Swing Line. Where “Wet Warehousing” prefaces “Borrowing”, then it means a Borrowing under the Wet Warehousing Sublimit.

“Borrowing Base” means, on any day, the sum of the Collateral Values of all Eligible Collateral then Pledged to the Agent plus the amount of any sums then on deposit in the Defeasance Account.

“Broker’s Price Opinion” means the written opinion of the value of a tract or parcel of Single-family residential real property securing a Mortgage Loan, issued by a real estate broker duly licensed as such by the jurisdiction in which the subject property is located and that is not an Affiliate of either Company or of any of either Company’s or its Subsidiaries’ or Affiliates’ directors of officers and is not an employee of any of them, selected reasonably and in good faith by the relevant Company.

“Business Day” means any day when both (1) the Agent’s main branch in Houston, Texas is open for regular commercial banking business and (2) federal funds wire transfers can be made.

“Cash Equivalents” means and includes, on any day:

(a) any evidence of debt issued by the United States government, or guaranteed as to the timely payment of principal and interest by the United States government, and maturing twelve (12) months or less after that day;

(b) commercial paper issued by a corporation (other than an Affiliate of either Company) organized under the laws of any state of the United States of America or of the District of Columbia, rated A-1 by Standard and Poor’s (a division of The McGraw-Hill Companies, Inc.), P-1 by Moody’s Investors Service, Inc. or the equivalent rating by another nationally-recognized ratings service acceptable to the Agent and having a stated maturity date nine (9) months or less after its issue date;

(c) any certificate of deposit or banker’s acceptance issued by a commercial bank that is a member of the Federal Reserve System and has a combined unimpaired capital and surplus and unimpaired undivided profits of not less than Five Hundred Million Dollars ($500,000,000), and maturing not more than twelve (12) months after that day; and

(d) any repurchase agreement (i) entered into with any Federal Reserve System member commercial bank of the size referred to in clause c above and (ii) secured by any obligation of the type described in any of clauses (a)-(c) above and (iii) having a market value on its date of at least one hundred percent (100%) of the repurchase obligation of that commercial bank.

“Category” (of Collateral) is defined on Schedule EC.

“Central Elements” means and includes the value of a substantial part of the Collateral; the prospects for repayment of each portion of the Loan, both principal and interest, when due; the validity or enforceability of this Agreement, any Senior Credit Note or other Facilities Papers and, as to any Person referred to in any reference to the Central Elements, such Person’s property, business operations, financial condition and ability to fulfill its obligations under this Agreement or any other Facilities Papers, each taken as a whole, and such Person’s prospects of continuing in business as a going concern.

“Change of Control” means, in respect of:

A. HC:

(a) any Person shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Exchange Act except that for purposes of this definition, a Person shall not be deemed to have acquired beneficial ownership of securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person until such tendered securities are accepted for purchase or exchange), directly or indirectly, of either (i) Voting Stock of HC (or other securities convertible into such Voting Stock) representing more than nine and nine-tenths percent (9.9%) of the combined voting power of all Voting Stock of HC or (ii) more than nine and nine-tenths percent (9.9%) of the outstanding shares of any class or series of capital stock of HC; or

(b) any Person shall have succeeded in having so many of such Person’s nominees elected to the board of directors of HC that such nominees, when added to any existing directors remaining on the board of directors of HC after such election who were previously nominated by or are Affiliates of such Person, comprise a majority of the board of directors of HC; and

B. HMC:

(a) a sale of substantially all of HMC’s assets to a Person or related group of Persons other than HC; or

(b) the occurrence of any event after which, without the Agent’s prior written consent, HC no longer holds (whether directly or through one or more intermediaries) one hundred percent (100%) of the capital stock of HC and voting control in any election of HMC’s directors.

“Collateral” is any or all collateral (as the context requires) for the Obligations, consisting of:

(a) the “Repurchased Loan Collateral”, which means Repurchased Loans and claims and receivables in respect of delinquent or foreclosed Repurchased Loans that are owned by a Company and duly Pledged to the Agent;

(b) the “Servicing Collateral”, which means rights to service (and be compensated for servicing) 1-to-4 family residential Mortgage Loans pursuant to Approved Servicing Agreements, which Servicing Rights are owned by a Company and duly Pledged to the Agent;

(c) the “Receivables Collateral”, which means the P&I Advances Collateral and the Servicing Receivable Advances Collateral, collectively.

(i) the “P&I Advances Collateral”, which means claims and receivables arising out of or produced by a Company’s P&I Advances made pursuant to a right or obligation as Servicer of the related Mortgage Loans to make such P&I Advances and duly Pledged to the

Agent, and all of a Company’s right, title and interest in all related insurance or guaranties and their related papers, all of which claims and receivables are owned by such Company.

(ii) the “Servicing Receivable Advances Collateral”, which means the T&I Advances Collateral and the Enforcement Advances Collateral, collectively.

(1) the “T&I Advances Collateral”, which means claims and receivables arising out of or produced by a Company’s T&I Advances made pursuant to a right or obligation as Servicer of the related Mortgage Loans to make such T&I Advances and duly Pledged to the Agent, and all of a Company’s right, title and interest in all related insurance or guaranties and their related papers, all of which claims and receivables are owned by such Company.

(2) the “Enforcement Advances Collateral”, which means claims and receivables arising out of or produced by a Company’s Enforcement Advances made pursuant to a right or obligation as Servicer of the related Mortgage Loans to make such Enforcement Advances and duly Pledged to the Agent, and all of such Company’s right, title and interest in all related insurance or guaranties and their related papers, all of which claims and receivables are owned by such Company; and

(d) the “Single-family Collateral”, which means Pledged Loans that are owned by a Company and duly Pledged to the Agent, their security, their related Loan Papers and the right to recover under the related Hazard Insurance Policies.

“Collateral Value” means the value of Eligible Collateral for purposes of this Agreement. Collateral (i) that is not duly Pledged to the Agent, (ii) in which the Agent does not have a first and prior perfected Lien (except that in the case of Wet Loans Pledged to the Agent for seven (7) or less Business Days, the fact that the Agent does not have possession, directly or through the Custodian, of the Basic Papers therefor shall not affect such Wet Loans’ Collateral Value) and (in the cases of investment securities and deposit accounts) control (as defined in the

UCC), or (iii) that is not Eligible Collateral because it does not satisfy in all material respects one or more of the conditions to eligibility stated for it in this Agreement, shall have zero Collateral Value, and Collateral that at one time satisfied all conditions for eligibility but for which a Disqualifier has occurred shall have zero Collateral Value from the date of that Disqualifier unless and until the Companies have cured all applicable Disqualifiers or the Agent has waived them in writing; provided that the reduction for any reason of the Collateral Value of any Collateral that is Pledged to the Agent shall not itself affect or impair the Agent’s security interest in that Collateral. Collateral Values of Eligible Collateral, duly Pledged to the Agent with the Agent having Lien priority and perfection as aforesaid and as to which no such uncured or unwaived Disqualifier has occurred, shall be determined as follows:

(a) The “Construction/Permanent Loan Collateral Value” on any day of any pledged Construction/Permanent Loan shall be its “Book Construction/Permanent Loan Collateral Value”, which is the least of:

(1) ninety-three percent (93%) of the lesser of such pledged Construction/Permanent Loan’s (x) Mortgage Note’s face principal amount or (y) Principal Balance, on that day;

(2) ninety-three percent (93%) of the loan amount at origination less discount points received by the Company, as stated on the Pledged Loan’s HUD-1 Settlement Statement; or

(3) ninety-three percent (93%) of the value of the Mortgaged Premises, as determined by a Current Appraisal.

provided that if the Agent shall elect (in its sole and absolute discretion) to mark it to market, or if the Required Lenders direct the Agent to mark it to market, such Pledged Loan’s Construction/Permanent Loan Collateral Value for that day shall be the lesser of (x) its Book Construction/Permanent Loan Collateral Value or (y) ninety-three percent (93%) of its Market Value on that day.

(b) The “HELOC/Second Lien Loan Collateral Value” on any day of any pledged HELOC or Second Lien Loan (whether or not a Wet Loan) shall be its “Book HELOC/Second Lien Loan Collateral Value”, which is the least of:

(1) ninety-five percent (95%) of the lesser of such pledged HELOC’s or Second Lien Loan’s (x) Mortgage Note’s face principal amount or (y) Principal Balance, on that day;

(2) for a pledged HELOC or Second Lien Loan originated by a Company or an Affiliate of a Company, ninety-five percent (95%) of the loan amount at origination less discount points received by the Company or such Affiliate, as stated on the Pledged Loan’s HUD-1 Settlement Statement;

(3) for a pledged HELOC or Second Lien Loan directly or indirectly acquired by a Company from a mortgage broker or a correspondent that is not an Affiliate of the Company, ninety-five percent (95%) of the net purchase price paid therefor by the Company (i.e., net of all origination fees, discounts, refunds and rebates, however and whenever credited or payable to the Company and without regard, however, to any servicing release premium paid by the Company); or

(4) for a pledged HELOC or Second Lien Loan subject to a Purchase Commitment, ninety-five percent (95%) of the purchase price that the issuing Approved Investor will pay for such Pledged Loan as provided for in the Purchase Commitment covering it;

provided that if the Agent shall elect (in its sole and absolute discretion) to mark it to market, or if the Required Lenders direct the Agent to mark it to market, such Pledged Loan’s HELOC/Second Lien Loan Collateral Value for that day shall be the lesser of (i) its Book HELOC/Second Lien Loan Collateral Value or (ii) ninety-five percent (95%) of its Market Value on that day; and provided further that the Agent will mark to market at least once each calendar quarter all HELOC/Second Lien Loans whose Original Pledge Dates were more than ninety (90) days before the Date of Determination.

(c) The “Prime Loan Collateral Value” on any day of any pledged Prime Loan or Alt-A Loan (whether or not a Wet Loan) other than a Construction/Permanent Loan shall be its “Book Prime Loan Collateral Value”, which is the least of:

(1) ninety-eight percent (98%) of the lesser of such Pledged Loan’s (x) original principal amount or (y) Principal Balance, on that day;

(2) for a Pledged Loan originated by a Company or an Affiliate of a Company, ninety-eight percent (98%) of the loan amount at origination less discount points received by the Company or such Affiliate, as stated on the Pledged Loan’s HUD-1 Settlement Statement;

(3) for a Pledged Loan directly or indirectly acquired by a Company from a mortgage broker or a correspondent that is not an Affiliate of a Company, ninety-eight percent (98%) of the net purchase price paid therefor by the Company (i.e., net of all origination fees, discounts, refunds and rebates, however and whenever credited or payable to the Company and without regard, however, to any servicing release premium paid by the Company); or

(4) for Pledged Loans subject to a Purchase Commitment, ninety-eight percent (98%) of the purchase price that the issuing Approved Investor will pay for such Pledged Loan as provided for in the Purchase Commitment covering it;

provided that if the Agent shall elect (in its sole and absolute discretion) to mark it to market, or if the Required Lenders direct the Agent to mark it to market, such Pledged Loan’s Prime Loan Collateral Value for that day shall be the lesser of (i) its Book Prime Loan Collateral Value or (ii) ninety-eight percent (98%) of its Market Value on that day.

(d) The “Second Investor Loan Collateral Value” on any day of any pledged Second Investor Loan (whether or not a Wet Loan) shall be its “Book Second Investor Loan Collateral Value”, which is the least of:

(1) eighty-five percent (85%) of the lesser of such pledged Second Investor Loan’s (x) Mortgage Note’s face principal amount or (y) Principal Balance, on that day;

(2) for a pledged Second Investor Loan originated by a Company or an Affiliate of a Company, eighty-five percent (85%) of the loan amount at origination less discount points received by the Company or such Affiliate, as stated on the Pledged Loan’s HUD-1 Settlement Statement;

(3) for a pledged Second Investor Loan directly or indirectly acquired by a Company from a mortgage broker or a correspondent that is not an Affiliate of the Company, eighty-five percent (85%) of the net purchase price paid therefor by the Company (i.e., net of all origination fees, discounts, refunds and rebates, however and whenever credited or payable to the Company and without regard, however, to any servicing release premium paid by the Company); or

(4) for a pledged Second Investor Loan subject to a Purchase Commitment, eighty-five percent (85%) of the purchase price that the issuing Approved Investor will pay for such Pledged Loan as provided for in the Purchase Commitment covering it;

provided that if the Agent shall elect (in its sole and absolute discretion) to mark it to market, or if the Required Lenders direct the Agent to mark it to market, such Pledged Loan’s Second Investor Loan Collateral Value for that day shall be the lesser of (i) its Book Second Investor Loan Collateral Value or (ii) eighty-five percent (85%) of its Market Value on that day.

(e) The “Repurchased Loan Collateral Value” on any day for a pledged Repurchased Loan shall be its “Book Repurchased Loan Collateral Value”, which is the least of:

(1) seventy percent (70%) of the lesser of such pledged Repurchased Loan’s (x) original principal amount or (y) Principal Balance, on that day; or

(2) seventy percent (70%) of the value of the Single-family residential real property securing such pledged Repurchased Loan as determined by a Current Appraisal or a Current Broker’s Price Opinion, net of any senior Lien;

provided, that if the Agent shall elect (in its sole and absolute discretion) to mark such pledged Repurchased Loan to market, or if the Required Lenders direct the Agent to mark it to market, whichever of the Market Value of the pledged Repurchased Loan itself or of the Single-family real property securing it the Agent shall determine is the better measure of its Market Value shall establish its Market Value for purposes hereof, and its Collateral Value shall be the lesser of (i) its Book Repurchased Loan Collateral Value or (ii) seventy percent (70%) of its Market Value on that day.

(f) The “Residential Lot Loan Collateral Value” on any day of any pledged Residential Lot Loan shall be its “Book Residential Lot Loan Collateral Value”, which is the least of:

(1) sixty-five percent (65%) of the lesser of such pledged Residential Lot Loan’s (x) original principal amount or (y) Principal Balance on that day;

(2) sixty-five percent (65%) of the loan amount at origination less discount points received by the Company, as stated on the Pledged Loan’s HUD-1 Settlement Statement; or

(3) sixty-five percent (65%) of the value of the Mortgaged Premises, as determined by a Current Appraisal.

provided that if the Agent shall elect (in its sole and absolute discretion) to mark it to market, or if the Required Lenders direct the Agent to mark it to market, such Pledged Loan’s Residential Lot Loan Collateral Value for that day shall be the lesser of (x) its Book Residential Lot Loan Collateral Value or (y) sixty-five percent (65%) of its Market Value on that day.

(g) The “Servicing Collateral Value” means the lesser of (x) sixty-seven and one-half percent (67.5%) of the aggregate Appraised Value of all Pledged Servicing, as most recently determined by a Servicing Appraisal or, if no Default or Event of Default has occurred and is continuing and if the Companies’ regular monthly evaluation is more current than the most recent Servicing Appraisal (or, even if such conditions to its use are not satisfied, if the Agent in its discretion elects to utilize the Companies’ evaluation rather than a Servicing Appraisal for the purpose), the Companies’ monthly evaluation, or (y) one percent (1.00%) of the aggregate Principal Balances of the Mortgage Loans comprising the Pledged Servicing Portfolio that are less than ninety (90) days delinquent.

(h) The “Receivables Collateral Value” on any day for any pledged Eligible T&I Advances Collateral, Eligible P&I Advances Collateral or Eligible Enforcement Advances Collateral shall be ninety percent (90%) of the amount of the relevant Company’s Servicing Claim for such P&I Advance, T&I Advance or Enforcement Advance, reduced to the extent that such Company cannot reasonably expect to collect or receive such Servicing Claim.

(i) The “Subprime Loan Collateral Value” on any day of any pledged Subprime Loan (whether or not a Wet Loan) shall be its “Book Subprime Loan Collateral Value”, which is the least of:

(1) ninety-seven percent (97%) of the lesser of such pledged Subprime Loan’s (x) original principal amount or (y) Principal Balance on that day;

(2) for a pledged Subprime Loan originated by a Company or an Affiliate of a Company, ninety-seven percent (97%) of the loan amount at origination less discount points received by the Company or such Affiliate, as stated on the Pledged Loan’s HUD-1 Settlement Statement; or

(3) for a pledged Subprime Loan directly or indirectly acquired by a Company from a mortgage broker or a correspondent that is not an Affiliate of the Company, ninety-seven percent (97%) of the net purchase price paid therefor by the Company (i.e., net of all origination fees, discounts, refunds and rebates, however and whenever credited or payable to the Company and without regard, however, to any servicing release premium paid by the Company); or

(4) for pledged Subprime Loans that are subject to a Purchase Commitment, ninety-seven percent (97%) of the purchase price that the Approved Investor issuing it will pay for such pledged Subprime Loan as provided for in the Purchase Commitment covering it;

provided that if the Agent shall elect (in its sole and absolute discretion) to mark it to market, or if the Required Lenders direct the Agent to mark it to market, such Pledged Loan’s Subprime Loan Collateral Value for that day shall be the lesser of (i) its Book Subprime Loan Collateral Value or (ii) ninety-seven percent (97%) of its Market Value on that day.

The applicable percentage factors (stated above) for determining the value of any particular item of Collateral is the “Advance Rate” for that Collateral. Each of such values shall be as determined by the Agent — which may accept as correct any value proposed by a Company that is not obviously and materially incorrect on its face — and each determination by the Agent of Collateral Value (and of each element of each such determination, including Market Value) may be computed using any reasonable averaging, interpolation and attribution method and, absent manifest error, shall be conclusive and binding.

“Commitment” means, for each Lender, its commitment under Section 3.1 to fund its Funding Share of Advances under the Credit Line, limited to such Lender’s Committed Sum. Such term also includes JPMorgan’s Commitment under Section 3.6 to fund the Swing Line, limited to the Swing Line Limit, upon and subject to the terms of this Agreement.

“Commitments Cancellation Date” is defined in the definition of “Termination Date”.

“Committed Sum” means, for any day, the maximum amount a Lender is committed on that day to lend to the Companies (or for their account) on a revolving credit basis pursuant to this Agreement, on its terms and subject to its conditions. From the Effective Date of this Agreement through the Termination Date or such other date (if any) when all or any of them is changed by operation of the provisions of any agreement or Legal Requirement, the Committed Sums for the Lenders are as set forth on Schedule LC, as it may be amended and restated from time to time.

“Company” and “Companies” are defined in this Agreement’s preamble.

“Company Customer” means any natural person who has applied in writing to a Company for a financial product or service, has obtained any financial product or service from a Company or has a Mortgage Loan that is serviced or subserviced by a Company.

“Company Customer Information” means any information or records in any form (written, electronic or otherwise) containing a Company Customer’s personal information or identity, including a Company Customer’s name, address, telephone number, loan number, loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information and the fact that the Company Customer has a relationship with the relevant Company.

“Companies’ Underwriting Guidelines” means the Companies’ Mortgage Loan underwriting guidelines for Single-family Loans, a copy of which is attached as Schedule UG-SSF, as from time to time it may be supplemented, amended or restated by the Companies, with notification of all material changes given to the Agent monthly, and changed pages containing all changes to be incorporated in the guidelines given to the Agent quarterly.

“Construction/Permanent Loan” means a Single-family Loan secured by a first Lien on Mortgaged Premises made to the owner of such Mortgaged Premises who has represented and warranted in writing to the relevant Company that he or she intends to occupy such Mortgaged Premises as his or her residence, to finance the original construction of, or new improvements to, a Single-family residence on such Mortgaged Premises and which will convert to a permanent Mortgage Loan upon completion of such construction and satisfaction of specific objective requirements set forth in its Loan Papers, which Mortgage Loan must satisfy the requirements of the Companies’ Underwriting Guidelines for an “A” or “A-” Mortgage Loan (although it may be ineligible for purchase by Ginnie Mae, Fannie Mae or Freddie Mac) and must have a Cumulative Loan-to-Value Ratio of no more than ninety-five percent (95%).

“Construction/Permanent Loan Collateral Value” is defined in the definition of “Collateral Value”.

“Continuing Lender” is defined in Section 6.5(f).

“Conventional Loan” means a Prime Loan or an Alt-A Loan that is neither insured or eligible to be insured by FHA, nor guaranteed or eligible to be guaranteed by VA.

“Credit Line” means the revolving line of credit established by this Agreement and governed by it and the other Facilities Papers.

“Cumulative Loan-to-Value Ratio” means, as to any Single-family Loan, the ratio of (x) the sum of the original principal amount(s) of its first lien mortgage note and (if such Mortgage

Loan is a Second Lien Loan) its second lien mortgage note to (y) the fair market value of the Mortgaged Premises securing it, as such value has been determined by the most recent Current Appraisal or Current Broker’s Price Opinion or (if such Mortgage Loan is covered by a Purchase Commitment) otherwise determined in accordance with the relevant Approved Investor’s underwriting requirements or guidelines.

“Current Appraisal” means an Appraisal dated no earlier than ninety (90) days (or such longer period, if any, as the Agent shall approve) before the relevant Determination Date.

“Current Broker’s Price Opinion” means a Broker’s Price Opinion dated no earlier than ninety (90) days (or such longer period, if any, as the Agent shall approve) before the relevant Determination Date.

“Current Credit Agreement” is defined in this Agreement’s preamble.

“Custodian” means JPMorgan, as Custodian under the Custody Agreement, or any successor custodian under the Custody Agreement.

“Custodian’s Fees” are the fees to be paid by the Companies to the Custodian for its services under the Custody Agreement, as provided for in the Custody Agreement or by a separate agreement. Such fees are separate from and in addition to other fees to be paid to the Agent or the Lenders provided for in this Agreement.

“Custody Agreement” means the 6/04 Custody Agreement dated as of June 7, 2004 among the Companies and JPMorgan, as Custodian, as it may hereafter be supplemented, amended or restated from time to time.

“Customer” means and includes each maker of a Mortgage Note and each cosigner, guarantor, endorser, surety and assumptor thereof, and each mortgagor or grantor under a

Mortgage, whether or not such Person has personal liability for its payment of the Mortgage Loan evidenced or secured thereby, in whole or in part.

“Dated Assets” is defined in Section 2.4.

“Dated Liabilities” is defined in Section 2.4.

“Debt” means, with respect to any Person, on any day, the sum of the following (without duplication):

(a) all of that Person’s debt or other obligations which, in accordance with GAAP, should be included in determining total liabilities as shown on the liabilities side of that Person’s balance sheet for that day;

(b) all of that Person’s debt or other obligations for borrowed money or for the deferred purchase price of property or services, excluding Nonrecourse Debt;

(c) all of any other Person’s debt or other obligations for borrowed money or for the deferred purchase price of property or services in respect of which such Person is liable — contingently or otherwise — to pay or advance money or property as guarantor, surety, endorser or otherwise (excluding such Person’s contingent liability as endorser of negotiable instruments for collection in the ordinary course of business), or which such Person has agreed to purchase or otherwise acquire; and

(d) all debt for borrowed money or for the deferred purchase price of property or services secured by a Lien on any property owned or being purchased by that Person (even though that Person has not assumed or otherwise become liable for the payment of such debt) to the extent that such debt would not be otherwise counted as a liability for purposes of determining that Person’s net worth and to the extent that such debt is less than or equal to the net book value of such property;

provided that, for purposes of this Agreement, there shall be excluded from the calculation of Debt for that day such Person’s obligations to pay to another Person any sums collected and held by the subject Person (as loan servicer, escrow agent or collection agent or in a similar capacity) for the account of such other Person.

“Default” means the occurrence of any event or existence of any condition that, but for the giving of notice, the lapse of time or both, would constitute an Event of Default.

“Defeasance Account” means each of the Companies’ non-interest bearing demand accounts nos. 00113397856 (for HC) and 00113324538 (for HMC) to be maintained with JPMorgan and used for the deposit of cash Collateral pledged to the Agent in defeasance of other Collateral for the Loan. Each Defeasance Account is (and shall continuously be) part of the Collateral for the Obligations. Each Defeasance Account shall be subject to setoff by the Agent for Pro Rata distribution to the Lenders. The Companies shall not have any right to withdraw funds from the Defeasance Accounts, but instead such funds may be withdrawn or paid out only against the order of an authorized officer of the Agent, although upon written request for redemption of all or part of such Collateral pursuant to, and the Companies’ satisfaction of the terms and conditions therefor of, Section 7.14, the Agent shall use diligent and reasonable efforts to cause such redeemed, excess cash Collateral to be transferred to an account on which a Company does have withdrawal order authority on that same Business Day or on the Business Day thereafter when the Agent next determines the Lenders’ proportionate shares of an Advance or a distribution of Loan principal paid.

“Determination Date” means the date as of, or for, which a specified characteristic of a Mortgage Loan or other subject matter is being determined for purposes of a provision of this Agreement or another Facilities Paper.

“Disqualifier” means any of the circumstances or events affecting Collateral that are described on Schedule DQ, after the occurrence of which (i) for so long as circumstances, or the material effects of such event, shall continue and shall not have been waived, or declared cured, in writing by the Agent and (ii) except to the extent otherwise specified in this definition, the Collateral Value of the affected Collateral shall be zero for Borrowing Base purposes.

“Dry Loan” means a Pledged Loan acquired and owned by a Company that has been closed by a title agency or closing attorney, funded and qualifies without exception as Eligible Single-family Collateral, including satisfying the requirement that all of its Basic Papers have been delivered to the Custodian.

“Effective Date” is defined in this Agreement’s Preamble.

“Electronically Submitted” means that a Request for Borrowing or a payment is submitted in such an electronic form and format that the Agent is not required to enter any of its data manually.

“Eligible Assignee” is defined in Section 14.15(b).

“Eligible Collateral” and the terms for the categories of Eligible Collateral are defined on Schedule EC. The several categories of Eligible Collateral are as follows:

(a)	Eligible Single-family Collateral

(b)	Eligible Repurchased Collateral

(c)	Eligible Servicing Collateral

(d)	Eligible Receivables Collateral, consisting of:

(i)	Eligible P&I Advances Collateral; and

(ii)	Eligible Servicing Receivable Advances Collateral, consisting of:

(1)	Eligible T&I Advances Collateral; and

(2)	Eligible Enforcement Advances Collateral.

“Eligible Manufactured Housing Loan” means a Single-family Loan whose Mortgaged Premises is a mobile home or manufactured home (i) that has been rendered permanently immobile, (ii) whose ownership is not represented by or based on a certificate of title or similar device, (iii) that has been permanently affixed to the earth or (iv) constitutes real property under the applicable law of the jurisdiction in which it is located.

“Enforcement Advance” means a cash advance that is both (1) made by a Company pursuant to such Company’s contractual obligation or right under the relevant Servicing Agreement to make such advance to pay customary, reasonable and necessary out-of-pocket costs and expenses incurred to (i) preserve, restore and protect the real estate securing a Serviced Loan, (ii) enforce liens, rights and remedies, including, without limitation, judicial or nonjudicial note and mortgage enforcement proceedings and foreclosures, in respect of a Serviced Loan or (iii) manage and liquidate properties acquired through a Serviced Loan’s foreclosure or similar proceedings and (2) fully recoverable by such Company out of sums that are both required and expected to be paid to such Company in the ordinary course of its servicing of the Serviced Loans under such Servicing Agreement, on a first priority of (reimbursement) payment basis (i.e., before any payment from or on account of those sums to or for the account of the holder(s) of the relevant MBS or whole Serviced Loans or to any other Person).

“Enforcement Receivable” is defined in the definition of “Eligible Servicing Receivable Advances Collateral” on Schedule EC.

“ERISA” means the Employee Retirement Income Security Act of 1974 and any successor statute, as amended from time to time, and all rules and regulations promulgated under it.

“Event of Default” means the occurrence of any of the conditions or events described or referred to in Section 12.

“Facilities” means the credit facilities provided for in this Agreement, and in its singular form, “Facility”, means either (i) the entire senior secured revolving line of credit provided by the Lenders herein including the Swing Line or (ii) such line of credit or the Swing Line, whichever the context requires.

“Facility Fee” is defined in Section 6.7.

“Facilities Papers” means and includes this Agreement, the Senior Credit Notes (including the Swing Line Note), the Custody Agreement and all security agreements, financing statements and other papers now or hereafter executed evidencing, securing or otherwise relating to the Facilities, and any renewal, extension, rearrangement, increase, supplement, modification or restatement of any of them.

“Fannie Mae” means the Federal National Mortgage Association and any successor.

“Fannie Mae Contract” is defined in Section 7.2.

“FHA” means the Federal Housing Administration and any successor.

“FICA” means the Federal Insurance Contributions Act.

“FICO” means Fair Isaac Corporation and, where used in this Agreement, refers to the credit scoring system developed by that company or to any other Customer credit scoring system whose use by the Companies have been specifically approved in writing by the Agent.

“File” means a file in the possession of the Custodian or its designee (other than a Company or an Affiliate of a Company) containing all of the Basic Papers for the relevant type of Collateral.

“Financial Statements” is defined in Section 9.4.

“Freddie Mac” means the Federal Home Loan Mortgage Corporation and any successor.

“Funding Share” means, for each Lender, that proportion of each Advance that bears the same ratio to the total amount of the Advance as that Lender’s Committed Sum bears to the Aggregate Committed Sum.

“GAAP” means, for any day, generally accepted accounting principles, applied on a consistent basis, stated in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, or in statements and pronouncements of the Financial Accounting Standards Board or in such other statements by another entity or entities as may be approved by a significant segment of the accounting profession, including the United States Securities and Exchange Commission that are applicable to the circumstances for that day. The requirement that such principles be applied on a consistent basis means that the accounting principles observed in a current period shall be comparable in all material respects to those applied in an earlier period, with the exception of changes in generally accepted accounting principles and changes in application to which the Companies’ independent certified public accountants have agreed and which changes and their effects are summarized in the subject Companies’ financial statements following such changes. If (a) during the term of this Agreement any change(s) in such principles occur(s) which materially changes the meaning or effect of any provision of this Agreement and (b) the Companies or the Required Lenders regard such change(s) as adverse to their respective interests, then upon written notice by the Companies to the Agent, the parties to this Agreement shall negotiate promptly and in good faith a supplement or amendment to this Agreement to achieve as nearly as possible preservation and continuity of the business substance of this Agreement in light of such change; provided that neither the Agent nor any of the Lenders shall be obligated to commence, continue or conclude any such negotiation or to execute any such supplement or amendment after any Default has occurred (other than a Default caused by such change) and before it has been cured or after any Event of Default has occurred (other than an Event of Default caused by such change) which the Agent has not declared in writing to have been cured or waived.

“Ginnie Mae” means the Government National Mortgage Association and any successor.

“Governmental Authority” means any foreign governmental authority, the United States of America, any state of the United States and any political subdivision of any of the foregoing, and any agency, department, commission, board, bureau, court or other tribunal.

“Hazard Insurance Policy” means, with respect to each Pledged Loan, the policy of fire and extended coverage insurance (and federal flood insurance, if the related real estate is located in a federally-designated special flood area) required by Section 10.19(c) to be maintained for the related real estate’s improvements and which may be a blanket mortgage impairment policy maintained by such Pledged Loan’s Servicer in accordance with the terms and conditions of Section 10.19(c).

“HELOC” means an open-end home equity line of credit Single-family Mortgage Loan.

“High LTV Construction/Permanent Loan” means a Construction/Permanent Loan whose Cumulative Loan-to-Value Ratio is more than eighty percent (80%) but not more than ninety-five percent (95%).

“HUD” means the U.S. Department of Housing and Urban Development and any successor.

“In Default” means that, as to any Mortgage Loan, any Mortgage Note payment or escrow payment is unpaid for thirty (30) days or more after its due date (whether or not the Companies have allowed any grace period or extended the due date thereof by any means) or another material default has occurred and is continuing, including the commencement of foreclosure proceedings or the commencement of a case in bankruptcy for any Customer under such Mortgage Loan.

“Indemnified Liabilities” is defined in Section 13(e).

“Indemnified Parties” is defined in Section 13(e).

“Ineligible Manufactured Home” is defined in Schedule EC.

“In Foreclosure/REO” means that the Servicer has instructed an attorney to commence judicial or nonjudicial proceedings to foreclose any Lien (of whatever priority and by whomever held) securing a Mortgage Loan and not rescinded such instructions, or such proceedings have been commenced or completed or the Mortgaged Premises have been conveyed to the holder of a Lien or its designee in lieu of foreclosure.

“Information Security Program” means the Agent’s program or programs to protect the security and confidentiality of their own customers’ information, protect against any anticipated threats or hazards to the security or integrity of such information and protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any of its customers.

“Interest Only Loan” means a first Lien Prime Loan or a first Lien Alt-A Loan originated by a Company that provides for payment of accrued interest only (with no principal reduction requirement) for a term of months specified in its Loan Papers. Construction/Permanent Loans shall not be deemed or considered to be Interest Only Loans.

“Internal Revenue Code” means the Internal Revenue Code of 1986 or any subsequent federal income tax law or laws, as amended from time to time.

“Investor Loan” means a Single-family Loan whose Mortgaged Premises are not occupied by one of the relevant Customers as either his or her primary residence or second home.

“JPMorgan” is defined in this Agreement’s preamble.

“Jumbo Loan” means a Single-family Mortgage Loan whose original principal amount (or, in the case of a Construction/Permanent Loan, its current funded and outstanding principal balance) is more than the maximum allowed for Single-family Mortgage Loans eligible for purchase by Fannie Mae and Freddie Mac but not more than Two Million Dollars ($2,000,000) (or such greater amount as shall be approved by the Agent on a case-by-case basis.)

“Late Pledged (Seasoned) Loan” means a Pledged Loan that was originated more than sixty (60) days, but less than one hundred twenty (120) days before its Original Pledge Date, but is not a Repurchased Loan.

“Law” means any law, statute, code, ordinance, order, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other determination, direction or requirement (including any of the foregoing which relate to environmental standards or controls, energy regulations and occupational safety and health standards or controls) of any (domestic or foreign) arbitrator, court or other Governmental Authority.

“Legal Requirement” means any law, statute, ordinance, decree, ruling, requirement, order, judgment, rule or regulation (or interpretation of any of them) of any Governmental Authority, and the terms of any license, permit, consent or approval issued by any Governmental Authority.

“Lender” means each of JPMorgan and KeyBank National Association and such other Persons, if any, as from time to time with the consent of the other parties to this Agreement shall be a party to this Agreement as a lender. Persons who are currently Lenders on any day shall be listed as Lenders in Schedule LC in effect for that day.

“Lender Affiliate” means (a) with respect to any Lender, (i) an Affiliate of such Lender or (ii) any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Line” means a line of credit under this Agreement: the Credit Line or the Swing Line.

“Line Limit” means the maximum principal amount that the Companies may borrow and have outstanding under the relevant Line.

“Liquidity” means the Companies’ unencumbered cash and Cash Equivalents plus (x) ninety-five percent (95%) of the value of performing Mortgage Loans owned by a Company and held for sale or investment that have not been pledged to the Agent or any other Person and are otherwise unencumbered and (y) the sum of the unused borrowing availability under this Agreement or any of the Companies’ other committed mortgage warehouse credit agreements to the extent (if any) that the collateral value of Eligible Collateral that has been pledged to secure the Companies’ debt to the lenders under such credit agreements exceeds the outstanding borrowings thereunder.

“Loan” means the loan under this Agreement — the sum of all Advances under the Credit Line and under the Swing Line outstanding from time to time — all of which shall be treated and considered as one loan.

“Loan Modification” means, with respect to a Mortgage Loan, a change in the terms of such Mortgage Loan or the valuation of the property covered by the relevant Mortgage ordered by a bankruptcy court in a case filed under Chapter 7, 11 or 13 of the federal Bankruptcy Code.

“Loan Papers” means the Mortgage Note and all of the other papers related to the establishment of a Pledged Loan and the creation, perfection and maintenance of its lien and lien priority for a particular item of Collateral, including its Basic Papers and its Supplemental Papers and including any papers securing, guaranteeing or otherwise related to or delivered in connection with any Pledged Loan, in a form acceptable to the Agent (including any guaranties, lien priority agreements, security agreements, mortgages, deeds of trust, collateral assignments of the Companies’ interest in underlying obligations or security, subordination agreements, negative pledge agreements, loan agreements and title, mortgage, pool and casualty insurance policies), as any such Loan Paper may be supplemented, amended, restated or replaced from time to time.

“Long Warehoused (Aged) Loan” or “Aged Loan” means a Mortgage Loan, other than a Construction/Permanent Loan, a HELOC, a Second Lien Loan, an Interest Only Loan that is a Prime Loan or a Hybrid ARM, whose Original Pledge Date was more than ninety (90) days, but not more than one hundred eighty (180) days, before the relevant Determination Date (being the date on or for which such Mortgage Loan’s Collateral Value is being determined). A Pledged Loan (other than a Construction/Permanent Loan, a HELOC, a Second Lien Loan, an Interest Only Loan that is a Prime Loan or a Hybrid ARM) whose Original Pledge Date was more than one hundred eighty (180) days before the relevant Determination Date shall have zero Collateral Value. A Pledged Loan that is an Interest Only Loan or a Hybrid ARM whose Original Pledge

Date was more than sixty (60) days before the relevant Determination Date shall have zero Collateral Value. A Pledged Loan that is a HELOC, a Second Lien Loan, a Repurchased Loan or a Construction/Permanent Loan whose Original Pledge Date was more than three hundred sixty (360) days (or such longer period, if any, as the Agent shall have approved) before the relevant Determination Date shall have zero Collateral Value.

“Margin Stock” has the meaning assigned to that term in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Market Value” of:

(i) any Mortgage Loan means, on any day, the price obtained from a nationally recognized brokerage firm reasonably selected by the Agent — or if any such firm so selected is an Affiliate of the Agent or any Lender, the average of the prices obtained from two such brokerage firms, one of which is not an Affiliate of the Agent or any Lender — as the bid price offered for mandatory delivery within thirty (30) days for the subject Mortgage Loans;

(ii) any Servicing Rights means, on any day, the average of the prices obtained from a nationally recognized brokerage firm reasonably selected by the Agent as the bid price offered for mandatory delivery within thirty (30) days for the subject Servicing Rights and a copy of whose price conclusions is provided to the relevant Company; or

(iii) any other property means, on any day, what the Agent reasonably determines its market value to be (or to have been) on that day;

provided that if the Agent, using its customary methods, systems and procedures, is unable to obtain such bid price, then the Market Value of such Mortgage Loan or Servicing Rights, as applicable, shall be what the Agent reasonably determines the market value thereof to be, taking into account customary factors, including current market conditions and the fact that such Mortgage Loan or Servicing Rights may be sold or otherwise disposed of (including, for Servicing Rights, termination by settlement agreement with the counterparty to the relevant Servicing Agreement) under circumstances where the Companies are in default under this Agreement or where a Company is in default under a relevant Servicing Agreement.

Any such determination by the Agent of Market Value hereunder shall be conclusive and binding upon the parties, absent manifest error on the part of the Agent.

“Maturity Date” means July 31, 2006, or the earlier date (the “Acceleration Date”), if any, to which maturity of the Senior Credit Notes is accelerated pursuant to this Agreement, by order of any Governmental Authority or by operation of law.

“Maximum Aggregate Commitment” means the maximum amount of principal that the Companies may have borrowed and outstanding under this Agreement on any day, being the amount set forth in Schedule MAC in effect for that day. The Maximum Aggregate Commitment on the Effective Date is Five Hundred Million Dollars ($500,000,000), the amount shown on Schedule MAC attached to this Agreement. If and when some or all of the Lenders then party to this Agreement agree in writing to increase their Committed Sums — or if a new Lender or Lenders joins the syndicate of Lenders, or if there is both such an increase or a new Lender’s joinder — so that the Aggregate Committed Sum exceeds the Maximum Aggregate Commitment then in effect, the Agent shall execute an updated Schedule MAC reflecting the new Maximum Aggregate Commitment (as an amount equal to the new Aggregate Committed Sum) and deliver it to the Companies and the Lenders, and that updated Schedule MAC shall thereupon be substituted for and supersede the prior Schedule MAC.

“MBS” means collateralized mortgage obligations and other mortgage-backed securities.

“Mortgage” means a mortgage, deed of trust, deed to secure debt, security deed or other mortgage instrument or similar evidence of lien legally effective in the U.S. jurisdiction where the real property is located to create and constitute a valid and enforceable Lien, subject only to Permitted Encumbrances, on the fee simple or long term ground leasehold estate in improved real property.

“Mortgage Assignment” means an assignment of a Mortgage, in form sufficient under the laws of the U.S. jurisdiction where the real property covered by the Mortgage is located to give notice to the world of the assignment of the Mortgage, perfect the assignment and establish its priority relative to other transactions in respect of the Mortgage assigned.

“Mortgage Loan” means any loan evidenced by a Mortgage Note.

“Mortgage Note” means a promissory note secured by a Mortgage.

“Mortgaged Premises” means the Property securing a Pledged Loan.

“Multiemployer Plan” means any “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, which is maintained for employees of the Companies or any of the Companies’ Subsidiary.

“New Lender” is defined in Section 6.5(f).

“Nonfunding Lender” is defined in the definition of “Pro Rata”.

“Nonrecourse Debt” means debt under Nonrecourse Facilities.

“Nonrecourse Facility” means and includes:

(a) a credit or repurchase facility payable solely from the assets sold or pledged to secure such facility and under which no purchaser or creditor has recourse to HC or any of its Operating Subsidiaries if such assets are inadequate or unavailable to pay off such credit or repurchase facility, and neither HC nor any of its Operating Subsidiaries effectively has any obligation to directly or indirectly pay any such deficiency;

(b) the unguaranteed portion of a credit or repurchase facility payable from the assets sold or pledged to secure such facility and under which no purchaser or creditor has recourse to HC or any of its Operating Subsidiaries if such assets are inadequate or unavailable to pay off such credit or repurchase facility, and neither HC nor any of its Operating Subsidiaries effectively has any obligation to directly or indirectly pay any such deficiency, provided that (i) HC has executed a written limited guarantee of payment of ten percent (10%) or less of the outstanding principal debt at the maturity of such obligation (which guarantee may also extend to and cover accrued and unpaid interest on such guaranteed principal and the costs of enforcement of such guarantee) and (ii) nothing herein shall prohibit or restrict HC and its Operating Subsidiaries from retaining liability for breaches of typical seller’s representations and warranties made by them in connection with sales of assets; and

(c) an MBS payable solely from the assets evidenced by or pledged to secure such MBS, under which MBS no purchaser or creditor has recourse to HC or any of its Operating Subsidiaries if such assets are inadequate or unavailable to pay off such credit or repurchase facility, and neither HC nor any of its Operating Subsidiaries effectively has any obligation to directly or indirectly pay any such deficiency; provided that nothing herein shall prohibit or restrict HC and its Operating Subsidiaries from retaining liability for breaches of typical seller’s representations and warranties made by them in connection with the securitization of assets.

“Note Payment Account” means each of the Companies’ non-interest bearing demand checking accounts nos. 00113397849 (for HC) and 00113207592 (for HMC) to be maintained with JPMorgan and to be used for (a) the Agent’s deposits of proceeds of Advances made by the Lenders to the Companies, including any Swing Line Advances funded by JPMorgan, and payments constituting the proceeds of principal from any Collateral (other than regular principal and interest payments on the Collateral); (b) the Agent’s deposits of principal and interest payments for the repayment of Advances received from a Company or for a Company’s account and (c) only if and when (i) no Default has occurred unless it has been either cured by the Companies or waived in writing by the Agent and (ii) no Event of Default has occurred unless the Agent has declared in writing that it has been cured or waived, the Companies’ withdrawal of proceeds of Advances for the purposes permitted under this Agreement and the Agent’s transfer from the relevant Note Payment Account to the relevant Company’s own account (or to a controlled disbursement account maintained by such Company with the Agent) of proceeds of sales or other dispositions of released Collateral in excess of the Advance(s) borrowed and then outstanding against such released Collateral. Each Note Payment Account is (and shall continuously be) part of the Collateral for the Obligations. The Note Payment Accounts shall be subject to setoff by the Agent for Pro Rata distribution to the Lenders. The Companies shall not have any right to directly withdraw funds from the Note Payment Accounts, but instead such funds may be withdrawn or paid out only against the order of an authorized officer of the Agent, although under the circumstances described in clause (c) of the first sentence of this definition and subject to the conditions specified in that clause, the Agent shall use diligent and reasonable efforts to cause proceeds of Advances and excess Collateral proceeds that are received as therein described and that are deposited to a Note Payment Account before 3:00 PM on a Business Day to be transferred to an account on which the relevant Company does have withdrawal order authority on that same Business Day or on the Business Day thereafter when the Agent next determines the Lenders’ proportionate shares of an Advance or a distribution of Loan principal paid.

“Notice” is defined in Section 15.

“Obligations” means all of the Companies’ present and future debt, obligations and liabilities under or related to this Agreement, any Senior Credit Note or any of the other Facilities Papers, whether for principal, interest, premium, fees, costs, attorneys’ fees or other obligation or liability, and whether absolute or contingent, and all renewals, extensions, modifications and increases of any of them.

“Officer’s Certificate” means a certificate executed on behalf of a Company or another relevant Person by its (or if it is a partnership, its general partner’s) Board of Director’s Chairman, President, Chief Financial Officer, Treasurer, any of its Executive Vice Presidents or Senior Vice Presidents, its Corporate Secretary, its Controller or such other officer as shall be acceptable to the Agent.

“Operating Subsidiaries” means all Subsidiaries of HC other than Single-purpose Finance Subsidiaries.

“Original Pledge Date” means the date when a specified item or items of Collateral were first Pledged to the Agent under this Agreement.

“P&I Advance” means a cash monthly payment that is both (1) made by a Company as Servicer to (or to a trustee for the account of) the holders of MBS or whole Serviced Loans in an amount equal to the sum of the scheduled monthly payments (excluding any principal prepayments) due on the Serviced Loans in the preceding month but not received by the close of business on its last day — or, where so provided under the applicable Servicing Agreement, due on or before the first day of the current month but not received by the date that the monthly payment, if received, is required to be remitted to (or to a trustee for the account of) such MBS’s or whole Serviced Loan’s holder — with the interest portion of the payment adjusted to the mortgage loan rate less the relevant servicing fee rate and trustee fee rate (if applicable) for that same pool — and (2) believed by such Company to be fully recoverable by such Company out of sums that are both required and expected to be paid to such Company in the ordinary course of its servicing of the Serviced Loans under such Servicing Agreement on either a first priority of (reimbursement) payment basis before any payment from or on account of those Serviced Loan recoveries to or for the account of the holder(s) of the relevant MBS or whole Serviced Loans or to or for the account of any other Person.

“P&I Advances Collateral” is defined in the definition of “Collateral”.

“P&I Receivable” is defined in the definition of “Eligible Collateral” on Schedule EC.

“Permitted Encumbrances” means in respect of the real property securing a Pledged Loan:

(a) for any Pledged Loan that is (and is disclosed to the Agent and the Custodian to be) a second lien Mortgage Loan, the Lien of one (1) senior Mortgage Loan funded before or concurrently with such Pledged Loan; and

(b) for any real estate that is direct Collateral under this Agreement (i) tax Liens for real property taxes and government-improvement assessments that are not delinquent; (ii) easements and restrictions that do not materially and adversely affect the title to or marketability of the Mortgaged Premises or prohibit or interfere with the use of the Mortgaged Premises as a one-to-four family residential dwelling; (iii) reservations as to oil, gas or mineral rights, provided such rights do not include the right to remove buildings or other material improvements on or near the surface of the Mortgaged Premises or to mine or drill on the surface thereof or otherwise enter the surface for purposes of mining, drilling or exploring for, or producing, transporting or otherwise handling oil, gas or other minerals of any kind; (iv) agreements for the installation, maintenance or repair of public utilities, provided such agreements do not create or evidence Liens on the Mortgaged Premises or authorize or permit any Person to file or acquire claims of Liens against the Mortgaged Premises and (v) such other exceptions (if any) as are acceptable under relevant Agency guidelines; provided that any encumbrance not permitted pursuant to the standards of any relevant Purchase Commitment to which the subject Pledged Loan is dedicated (or which the Companies have directly or indirectly represented to the Agent covers the Pledged Loan) shall not be a Permitted Encumbrance.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, registered limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations — whether or not legal entities — and governments and agencies and political subdivisions of them.

“Plan” means an employee pension benefit plan of a type described in Section 3(2) of ERISA and which is subject to Title IV of ERISA in respect of which the relevant Company is an “employer” as defined in Section 3(5) of ERISA.

“Pledged Loan” means a Mortgage Loan that is duly Pledged to the Agent.

“Pledged Loans Curtailment Report” means a written report from the Companies to the Agent reflecting significant unscheduled principal payments, prepayments and reductions on Pledged Loans made in the preceding month and their resulting new Principal Balances.

“Pledged Servicing” is defined in Section 7.1(h).

“Pledged Servicing Portfolio” means the entire portfolio of Mortgage Loans the Companies’ rights to service which comprise the Pledged Servicing.

“Pledged to the Agent” means:

(a) for Single-family Collateral, that the subject Single-family Mortgage Loan has been duly pledged by a Company to the Agent by:

(i) for Wet Loans, being listed in a Collateral Confirmation Agreement submitted to the Custodian and, on or before seven (7) Business Days after it is pledged, being listed in a subsequent Collateral Confirmation Agreement with which its Basic Papers are delivered to the Custodian;

(ii) for Single-family Mortgage Loans not originally pledged as Wet Loans, being listed in a Collateral Confirmation Agreement with which its Basic Papers are delivered to the Custodian; and

such Single-family Mortgage Loan has not been released from the Agent’s Lien;

(b) for claims and receivables arising out of a Company’s T&I Advances, P&I Advances or Enforcement Advances, that:

(i) they satisfy the definition of “Reimbursement Rights” set forth herein; and

(ii) they have not been released from the Agent’s Lien;

(c) for Servicing Rights that:

(i) the Servicing Rights satisfy the definition of “Servicing Rights” set forth herein and have been duly pledged by a Company to the Agent (by being listed in a Total Eligible Servicing Rights List delivered and accepted by the Agent as evidenced by the funding of the Advance with respect to which such Total Eligible Servicing Rights List was delivered); and

(ii) they have not been released in writing by the Agent;

(d) for any investment securities or deposit account, that they have been made subject to a control agreement executed by the relevant securities intermediary or depository and the Agent that gives control of such investment securities or deposit account to the Agent (as agent and representative of the Lenders); and

(e) for any other type of property, that the Companies have granted to the Agent a Lien therein and have taken all steps required under applicable Law to perfect such Lien as a first and prior Lien and security interest in all of the Companies’ present and future right, title and interest therein.

“Prepayment Event” means any payment made without the prior written consent of the Agent and all of the Lenders of principal on any Qualified Subordinated Debt, other than (i) regularly scheduled interest payments or (ii) those payments made at the scheduled maturity date of such Qualified Subordinated Debt, whether or not such prepayments are denominated as such or as a purchase, a redemption or by any other name or characterization including any modification or acceleration, for default or otherwise, of the due date or maturity of the Qualified Subordinate Debt.

“Previous Credit Agreement” is defined in this Agreement’s preamble.

“Prime Loan” means a Single-family Loan, whether a first or second Lien Mortgage Loan (and whether an amortizing closed end Mortgage Loan or HELOC), that both (i) satisfies the Companies’ Underwriting Guidelines’ requirements to be an “A” or prime Mortgage Loan and (ii) is eligible for purchase by Ginnie Mae, Fannie Mae or Freddie Mac or (if it is a Jumbo Loan) eligible for purchase by (and, except as to Interest Only Loans, Hybrid ARMs, Second Lien Loans, HELOCs or Construction/Permanent Loans, covered by a Purchase Commitment issued by) another Approved Investor.

“Prime Loan Collateral Value” is defined in the definition of “Collateral Value”.

“Principal Balance” means, for any day, the advanced and unpaid principal balance of a Pledged Loan on that day. If a Pledged Loan is listed in the most current Pledged Loans Curtailment Report, then for purposes of this Agreement, the Principal Balance for that Pledged Loan (absent manifest error) shall be its principal balance as shown in that Pledged Loans Curtailment Report.

“Privacy Requirements” means (a) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. 6801 et seq., (b) federal regulations implementing such act codified at 12 CFR Parts 40, 216, 332 and 573, (c) the Interagency Guidelines Establishing Standards For Safeguarding Customer Information and codified at 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570 and (d) any other applicable federal, state and local laws, rules, regulations and orders relating to the privacy and security of Company Customer Information, as such statutes, regulations, guidelines, laws, rules and orders may be amended from time to time.

“Pro Rata” means in accordance with the Lenders’ respective ownership interests in the Loan. On any day, the Lenders will each own that portion of the Loan, both principal and accrued interest, and a corresponding undivided interest in all Collateral and all rights to Collateral proceeds equal to that Lender’s ownership interest in the Loan, that bears the same ratio to the entire advanced and unpaid principal of the Loan then outstanding as (x) that Lender’s Committed Sum bears to the Aggregate Committed Sum if on that day the Lenders are committed to lend under this Agreement or (y) that Lender’s aggregate outstanding Advances bears to the aggregate principal amount of the Loan outstanding if on or before that day the Lenders’ Commitments have expired or have been terminated and have not been reinstated, subject to this adjustment: if at any time or times when the Lenders’ Commitments are outstanding, any Lender fails to fund any of its Funding Share(s) of any Advance (a “Nonfunding Lender”) and one or more of the other Lenders funds it (electively in accordance with the provisions of Section 3.1), then:

(a) the respective ownership interests of both (i) the Nonfunding Lender and (ii) the Lender (or Lenders) that funded such Funding Share(s), shall be proportionately decreased and increased, respectively, to the same extent as if their respective Committed Sums were changed in direct proportion to the unreimbursed balance outstanding from time to time thereafter of the amount so funded;

(b) the Nonfunding Lender’s share of all future distributions of any payments and prepayments on the Senior Credit Notes shall be paid — pro rata among them in accordance with their respective unrecovered balances of such Nonfunding Lender’s Funding Share(s) — to the Lender(s) that so funded such Nonfunding Lender’s Funding Share(s) until all such funding Lender(s) have been fully repaid the amount so funded; and

(c) such adjustment shall remain in effect until such time as the Lender(s) that funded such Funding Share(s) have been so fully repaid.

If no other Lender funds any of the Nonfunding Lender’s Funding Share, then the Pro Rata ownership interests in the Loan of the Lenders shall be changed, in that case so that each Lender’s Pro Rata ownership interest in the Loan is equal to the ratio of that Lender’s aggregate outstanding Advances to the aggregate outstanding Advances for all Lenders, but the Nonfunding Lender’s share of all subsequent distributions of any payments and prepayments on the Senior Credit Notes shall be paid to the other Lenders — pro rata among them in the ratio that the Pro Rata ownership interest in the Loan owned by each bears to the aggregate Pro Rata Ownership interests in the Loan of all such other Lenders — and the Lenders’ respective Pro Rata ownership interests in the Loan shall be readjusted after each such payment, until their Pro Rata ownership interests are restored to what they were before any Nonfunding Lender failed to fund. Notwithstanding any such changes in the Lenders’ Pro Rata ownership interests in the Loan due to any Lender’s failure to fund its Funding Share(s) of any Advance(s), such failure to fund shall not diminish any Lender’s Funding Share(s) of subsequent Advances.

“Property” means any interest of a Person in any kind of property, whether real, personal or mixed, tangible or intangible, including the Collateral.

“PUHC Act” means the Public Utility Holding Company Act of 1935, as amended.

“Purchase Commitment” means a written commitment held by a Company from an Approved Investor to buy Collateral and that specifies (a) the type or item(s) of Collateral, (b) a purchase date or purchase deadline date and (c) a purchase price or the criteria by which the purchase price will be determined (provided that a Purchase Commitment covering Interest Only Loans is not required to state a purchase price or such price criteria.)

“Qualified Subordinated Debt” means Debt (including any junior subordinated debentures and guaranties related to the issuance of trust preferred securities by HMB Capital Trust I) of the Companies to any Person (i) the papers evidencing, securing, governing or otherwise related to which Debt impose covenants and conditions on the debtor under them that are no more restrictive or onerous than the covenants and conditions imposed on the Companies by this Agreement, (ii) that is subordinated to the Obligations pursuant to a currently effective and irrevocable Subordination Agreement approved by the Agent and (iii) the principal of which is not due and payable until ninety (90) days or more after the Maturity Date.

“Redemption Amount” means an amount equal to the then current Collateral Value of any item of Collateral to be redeemed, but not less than the then outstanding amount of the Advance made with respect to the Collateral being redeemed, as determined by the Agent.

“Redemption Call” means a written notice from the Agent to the Companies stating that the Agent has determined any of the following:

(i) that the weighted average FICO score of all Construction/Permanent Loans Pledged to the Agent is less than 700; or

(ii) that the weighted average FICO score of all Alt-A Loans Pledged to the Agent is less than 690 (the Agent shall have the discretion to permit such weighted average to decline to as low as 685 before the Agent will be obligated to make a Redemption Call pursuant to this clause (ii));

and calling on the Companies to redeem lower FICO score Construction/Permanent Loans or Alt-A Loan to correct such deficiency if and as required by Section 7.8.

“Regulation D” means Regulation D promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 204, or any other regulation when promulgated to replace the prior Regulation D and having substantially the same function.

“Regulation Q” means Regulation Q promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 217, or any other regulation when promulgated to replace the prior Regulation Q and having substantially the same function.

“Regulation U” means Regulation U promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 221, or any other regulation when promulgated to replace the prior Regulation U and having substantially the same function.

“Regulation X” means Regulation X promulgated by the Board of Governors of the Federal Reserve System, 12 C.F.R. Part 224, or any other regulation when promulgated to replace the prior Regulation X and having substantially the same function.

“Reimbursement Rights” is defined in Section 7.1(g).

“Replacement Date” is defined in Section 6.5(f).

“Replacement Lender” is defined in Section 6.5(f).

“Repurchased Loan” means a Single-family Mortgage owned by a Company and Pledged to the Agent, none of the makers or mortgagors of which is an Affiliate of the Company or a corporation, partnership or any other entity that is not a natural person or a trust for natural persons, and that was originated or purchased by the Company, sold to an investor (either as a Whole Loan or as part of a pool of securitized Mortgage Loans) and subsequently repurchased by the Company due to underwriting errors, delinquencies or breach of representations or warranties made in connection with such sale.

“Repurchased Loan Collateral” is defined in the definition of “Collateral”.

“Repurchased Loan Collateral Value” is defined in the definition of “Collateral Value”.

“Request for Borrowing” means a request for a Borrowing in the form of Exhibit B (or in another form approved by the Agent) appropriate to the type of Borrowing being requested, duly completed, with all required attachments and signed by a Company. Each Request for Borrowing shall include this sentence: “The Companies hereby warrants and represents to the Agent and the Lenders that none of the Collateral (including Collateral described or referred to in this request) is pledged to any Person other than the Agent or supports any borrowing or repurchase agreement funding other than Borrowings under the Credit Agreement.”

“Required Lenders” means, for any day, the holders of Senior Credit Notes evidencing sixty-six and two-thirds percent (66 2/3%) or more of (a) the Aggregate Committed Sum if on that day the Lenders are committed to lend under this Agreement or (b) the aggregate principal amount of the Loan outstanding if on or before that day the Lenders’ Commitments have expired or have been terminated and have not been reinstated.

“Residential Lot Loan” means a Construction/Permanent Loan to finance the residential lot upon which improvements are intended to be constructed, the stated final maturity of which is twelve (12) months or less from its origination date, the Cumulative Loan-to-Value Ratio of which is ninety percent (90%) or less and whose Customer is eligible for a permanent Mortgage

Loan from the relevant Company, subject to receipt of an acceptable sales contract, builder approval documentation, construction plans and specifications, an “as-constructed” Appraisal and, if applicable, updated Customer credit documentation.

“Retiring Lender” is defined in Section 6.5(f).

“Seasoned Loan” is defined in the definition of “Late Pledged (Seasoned) Loan”.

“Second Investor Loan” means an Investor Loan that is secured by a second Lien.

“Second Lien Loan” means a Prime Loan that is secured by a second Lien.

“Security Instruments” means any and all papers now or hereafter executed and delivered by a Company or any other Person as security for the Obligations, or otherwise in connection with them, as those papers may be supplemented, amended, restated or replaced from time to time.

“Senior Credit Notes” means (a) promissory notes dated the date of this Agreement, each to be in substantially the form attached as Exhibit A-1, executed and delivered by the Companies, as comakers, payable to the order of a Lender and in a face principal amount equal to that Lender’s Committed Sum, and that shall evidence the Companies’ joint and several obligation to repay to the order of that note’s Lender-payee all Advances funded by that Lender and outstanding from time to time, plus accrued interest on that principal, and (b) all renewals, modifications, extensions, increases and rearrangements of such promissory notes and all substitutions or replacements for them or any of them. The Swing Line Note is a Senior Credit Note.

“Serviced Loans” means all Mortgage Loans serviced or required to be serviced by a Company under any Servicing Agreement, irrespective of whether the actual servicing is done by another Person (a subservicer) retained by the Company for that purpose.

“Servicer” means a Person (which may — or shall — mean a Company if the context permits — or requires — it) retained by the owner (or a trustee for the owner) of Mortgage Loans to service them under a Servicing Agreement.

“Servicing Agreement” means, with respect to any Person, the arrangement — whether or not in writing — pursuant to which that Person acts as servicer of Mortgage Loans, whether owned by that Person or by others.

“Servicing Appraisal” means a written appraisal or evaluation by an Approved Servicing Appraiser evaluating the fair Appraised Value of all of the Pledged Servicing as of a date stated in the written report of such evaluation, each such evaluation and report to be made at the Companies’ expense, to be addressed to the Agent and to be in a form reasonably acceptable to the Agent. If the opinion of value in any such independent appraisal or evaluation is expressed as a range of values, then for purposes of this Agreement, the appraised value shall be deemed the midpoint (the average of the limits) of the range. Each Servicing Appraisal shall take into account customary factors, including current market conditions and the fact that the Servicing Rights may be terminated by the relevant Servicing Agreement’s counterparty, or sold or otherwise disposed of, under circumstances where the Companies are in default under this Agreement. The Companies acknowledge that each Approved Servicing Appraiser’s determination of Appraised Value is for the limited purpose of determining Servicing Collateral Value for lending purposes hereunder without the ability to perform customary purchaser’s due diligence and is not necessarily equivalent to a determination of the fair Appraised Value of Collateral achieved by obtaining competing bids in an orderly market in which the servicer is not in default under a revolving debt facility, insolvent or the subject of a case in bankruptcy and the bidders have adequate opportunity to perform customary diligence.

“Servicing Claim” means an enforceable and liquidated money claim of a Company against (i) the trustee of MBS backed by Serviced Loans, or the holder of serviced Whole Loans, in respect of which such Company made the related Servicing Receivable Advance(s), (ii) such Serviced Loans’ Customers and their accounts, (iii) an insurer of such Serviced Loans or (iv) another identified Person, for reimbursement of the relevant type(s) of Servicing Receivable Advance(s) made by such Company pursuant to its obligation or right as Servicer to do so under a Servicing Agreement.

“Servicing Financing Sublimit” means Thirty Million Dollars ($30,000,000), the maximum amount of principal that may be borrowed and outstanding on any day on or before the Termination Date to finance the Companies’ Eligible Servicing Collateral.

“Servicing Receivable Advance” means (i) a P&I Advance, (ii) a T&I Advance, (iii) an Enforcement Advance or (iv) whatever combination of them the context requires.

“Servicing Receivable Advances Collateral” is defined in the definition of “Collateral”.

“Servicing Rights” means all of the Companies’ rights and interests under any Servicing Agreement, including the rights to (i) service the Serviced Loans that are the subject matter of such Servicing Agreement and (ii) be compensated, directly or indirectly, for doing so.

“Single-family” is a preface that means that a Mortgage Loan is secured by a Mortgage covering real property improved by a one-, two-, three- or four-family residence.

“Single-family Collateral” is defined in the definition of “Collateral”.

“Single-family Loan” means a Mortgage Loan that is secured by a Mortgage covering real property improved by a one-, two-, three- or four-family residence.

“Single-purpose Finance Subsidiary” means a wholly-owned Subsidiary of HC or HMC whose only authorized business is to issue MBS or hold passive investments.

“Solvent” means, for any Person, that (a) the fair market value of its assets exceeds its liabilities, (b) it has sufficient cash flow to enable it to pay its debts as they mature and (c) it does not have unreasonably small capital to conduct its businesses.

“Statement Date” means the date of the Companies’ most recent Financial Statements for a regular financial reporting period before the Effective Date.

“Statement Date Financial Statements” is defined in Section 9.4.

“Submission List” means a listing and description in the form of the appropriate attachment to Exhibit B (or another form acceptable to the Agent) of Collateral that is being Pledged to the Agent — and, for each item of Collateral other than Wet Loans, the File is being sent to the Custodian — by or on behalf of a Company, and or before the date of the related Advance, and for each item of Collateral listed in which the relevant Company has delivered (or is delivering substantially concurrently with such Submission List) to the Custodian a Warehouse Transmission File.

“Subordination Agreement” means a written subordination agreement in form and substance satisfactory to and approved by the Agent that subordinates (x) all present and future debts and obligations owing by the Companies (or their Affiliates) to the Person covered by the Subordination Agreement to (y) the Obligations under this Agreement and the other Facilities Papers, in both right of payment and lien priority, and includes, without limitation, subordination terms included in any indenture or guaranties executed by a Company or their Affiliates and reviewed and approved by Agent in connection with any Qualified Subordinated Debt.

“Subprime Loan” means a first lien Single-family Loan that is not a Prime Loan, a Construction/Permanent Loan, a HELOC or a Second Lien Loan.

“Subprime Loan Collateral Value” is defined in the definition of “Collateral Value”.

“Subsidiary” means any corporation, association or other business entity (including a trust) in which any Person (directly or through one or more other Subsidiaries or other types of intermediaries), owns or controls:

(a) more than fifty percent (50%) of the total voting power or shares of stock entitled to vote in the election of its directors, managers or trustees; or

(b) more than ninety percent (90%) of the total assets and more than ninety percent (90%) of the total equity through the ownership of capital stock (which may be non-voting) or a similar device or indicia of equity ownership.

“Super Jumbo Loan” means a Jumbo Loan whose original principal amount is more than Six Hundred Fifty Thousand Dollars ($650,000) but not more than Two Million Dollars ($2,000,000) (or such greater amount as shall be approved by the Agent on a case-by-case basis.)

“Supplemental Papers” means the Loan Papers for a particular item of Collateral other than its Basic Papers.

“Swing Line” means the short term revolving credit facility provided for in Section 3.6 under which the Companies may borrow (as “Swing Line Advances”) from JPMorgan to bridge the Companies’ daily borrowing requirements under the Credit Line.

“Swing Line Borrowing Due Date” for each Swing Line Borrowing means the fifth (5th) Business Day, or such earlier Business Day as JPMorgan in its sole discretion shall elect, following the Business Day when JPMorgan funds such Borrowing under the Swing Line; provided that JPMorgan agrees not to exercise such discretion to choose a due date in a manner that would materially affect the Companies’ ability to borrow under this Agreement unless a Default has occurred that has not been cured by the Companies or declared in writing by the Agent to have been waived or any Event of Default has occurred that the Agent has not declared in writing to have been cured or waived.

“Swing Line Limit” means, for any day, the lesser of (x) twenty percent (20%) of the Aggregate Committed Sum for that day and (y) the Aggregate Committed Sum minus the sum of all Advances outstanding on that day, being the maximum principal that may be borrowed and outstanding on that day under the Swing Line.

“Swing Line Note” is defined in Section 3.7. The Swing Line Note evidences and shall evidence the Companies’ obligation to repay to the order of JPMorgan the principal of all Borrowings funded under the Swing Line and outstanding from time to time, plus accrued interest on that principal.

“T&I Advance” means a cash advance that is both (1) made by a Company pursuant to its contractual obligation or right under the relevant Servicing Agreement to make such advance to pay taxes, assessment or maintenance fees or maintain hazard and flood insurance on the real estate securing Serviced Loans and (2) believed by such Company to be fully recoverable by such Company out of sums that are both required and expected to be paid to such Company in the ordinary course of its servicing of the Serviced Loans under such Servicing Agreement, on a first priority of (reimbursement) payment basis (i.e., before any payment from or on account of those sums to or for the account of the holder(s) of the relevant Structured Securities or whole Serviced Loans or to any other Person).

“T&I Receivable” is defined in the definition of “Eligible Collateral” on Schedule EC.

“Taxes” means taxes, levies, deductions, imposts, charges or withholdings, excluding, in the case of each Lender, taxes imposed on its net income, and franchise taxes imposed on it, under the laws of any applicable Governmental Authority.

“Termination Date” means the earlier of (i) the last Business Day before the Maturity Date, or (ii) the date (if any) when the Lenders’ Commitment to fund Advances under this Agreement is terminated pursuant to this Agreement or by operation of law (the “Commitments Cancellation Date”).

“Total Liabilities” means all liabilities of HC and its Subsidiaries including Nonrecourse Debt as, in accordance with GAAP, are reflected on HC’s consolidated balance sheet, and also including all contingent liabilities and obligations (including recourse servicing, recourse sale and other recourse obligations, and guarantee, indemnity and mortgage loan repurchase obligations.)

“Total Pledged Servicing List” means a list in the form of Exhibit C or another form acceptable to the Agent, signed by an Authorized Company Representative and submitted to the Agent with each Request for Borrowing, listing all Mortgage Loans in the Pledged Servicing Portfolio (Mortgage Loans in pools shall be listed by pool number although the Agent shall have the right to require lists of Mortgage Loans in such pools) stating the current Servicing Collateral Value of the Pledged Servicing.

“Total Recourse Liabilities” means Total Liabilities minus (i) Nonrecourse Debt and (ii) Qualified Subordinated Debt.

“UCC” means the Uniform Commercial Code or similar laws of the applicable jurisdiction, as amended from time to time.

“USA Patriot Act” is defined in Section 11.7.

“VA” means the Department of Veterans Affairs and any successor.

“Voting Stock” means capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Warehouse Transmission File” means a file containing all information concerning such item of Collateral required by the “Warehouse Transmission File Instructions”, as defined and provided for in (and attached as an exhibit to) the Custody Agreement, one of which shall be delivered by the relevant Company to the Custodian for each Pledged Loan on its Original Pledge Date, both by electronic, computer readable transmission in accordance with such Warehouse Transmission File Instructions and by faxing a hard copy thereof to the Custodian.

“Wet Loan” means a Pledged Loan acquired and owned by a Company:

(a) that has been closed by a title agency or closing attorney, funded and would qualify without exception as Eligible Single-family Collateral except that some or all of its Basic Papers are in transit to, but have not yet been received by, the Custodian so as to satisfy all requirements to permit the Company to borrow against it pursuant to this Agreement without restriction;

(b) that the Company reasonably expects to fully qualify as Eligible Single-family Collateral when the original Basic Papers have been received by the Custodian;

(c) as to which the Company actually and reasonably expects that such full qualification can and will be achieved on or before seven (7) Business Days after an Advance against such item of Collateral is requested and made under this Agreement (and the Companies hereby agree to take such steps as are reasonably necessary to ensure it achieves full qualification as Eligible Single-family Collateral); and

(d) for which the relevant Company has delivered to the Custodian a Warehouse Transmission File on or before the date of the related Advance, submission of which to the Custodian shall constitute the relevant Company’s certification to the Custodian, the Agent and the Lenders that a complete File as to such item of Collateral, including the Basic Papers, exists and that such File is in the possession of either the title agent or closing attorney that closed such Pledged Loan, the Company or the Company’s Servicer for such Pledged Loan, or that such File has been shipped to the Custodian.

Each Wet Loan that satisfies the foregoing requirements shall be Eligible Single-family Collateral subject to the condition subsequent of physical delivery of its Mortgage Note, Mortgage and all other Basic Papers to the Custodian within seven (7) Business Days after funding of the related Borrowing. Each Wet Loan against which the Companies request an Advance shall be irrevocably deemed Pledged to the Agent and shall automatically become pledged Collateral effective on the date of the related Request for Borrowing, and the relevant Company shall take all steps necessary or appropriate to cause the pledge to the Agent and delivery to the Custodian of such Wet Loan and its Basic Papers to be completed, perfected and continued in all respects, including causing the original promissory note evidencing such pledged Collateral to be physically delivered to the Custodian within seven (7) Business Days after the funding of the Advance, whether or not the related Advance is sooner paid, and, if requested by the Agent, to give written notice to any title agent, closing attorney or other Person in possession of the Basic Papers for such Collateral of the Agent’s security interest in it and its security. Upon the Custodian’s receipt of the Basic Papers relative to a Wet Loan, such Collateral shall no longer be subject to this Agreement’s limitations applicable to Wet Loans.

“Wet Warehousing” means lending to finance Wet Loans.

“Wet Warehousing Sublimit” means the maximum amount of principal that may be borrowed and outstanding on any day on or before the Termination Date to finance Wet Loans, being:

(a) fifty percent (50%) of the Aggregate Committed Sum during either (i) the last five (5) Business Days or (ii) the first five (5) Business Days of such calendar month; and

(b) forty percent (40%) of the Aggregate Committed Sum on every other day.

“Whole Loans” means Mortgage Loans that are sold or intended to be sold to investors as whole loans, instead of being part of a pool from which MBS are to be created and sold.

1.3. Definitions for Interest Calculations. For convenience of reference, definitions used in provisions relating to calculation and payment of interest are grouped together in this Section.

“Base Rate” is defined in the definition of “Rate”.

“Base Rate Tranche” is defined in the definition of “Tranche”.

“Ceiling Rate” is defined in the definition of “Rate”.

“Chapter 346” means Chapter 346 of the Texas Finance Code, as amended.

“Change in Law” means (a) the adoption of any applicable Legal Requirement after the Effective Date, (b) any change in any applicable Legal Requirement or in the interpretation or application thereof by any Governmental Authority after the Effective Date or (c) reasonable compliance by any Lender (or by any applicable lending office of such Lender) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date.

“Class of Borrowings” means a grouping or categorization of Borrowings by the particular type of Collateral that they were made to finance, i.e. either Prime Loans or Alt-A Loans that are first Lien Dry Loans, Wet Loans, Prime Second Lien Loans, Repurchased Loans, Construction/Permanent Loans, HELOCs, Subprime Loans, Receivables Collateral or Servicing Collateral.

“Index” means a standard interest rate used as an index for determining a Rate hereunder. The Indexes used in this Agreement are:

(a) The “Prime Rate” which means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and is not necessarily the lowest rate. Any rate of interest based on the Prime Rate shall be (a) computed on the 365/365 — or 366/366 in a leap year — day basis and (b) adjusted as of the effective date of each change in the Prime Rate.

(b) “LIBOR” which means, for any day, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time on that day, as the rate for delivery on that day of one (1) month U.S. dollar deposits of One Million Dollar ($1,000,000). In the event that such rate is not available at such time for any reason, then LIBOR for the relevant day shall be the rate at which one (1) month dollar deposits of One Million Dollars ($1,000,000) are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time on that day.

(c) The “Federal Funds Effective Rate” which means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for that day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three (3) federal funds brokers of recognized standing selected by the Agent. If for any reason the Agent shall determine (and its determination shall be conclusive and binding absent manifest error) that it is unable to ascertain for any reason — including the Agent’s inability or failure to obtain sufficient quotations in accordance with the immediately preceding sentence — the Federal Funds Effective Rate for any day, then for each such day that such circumstances exist, the Federal Funds Effective Rate shall be deemed to be equal to the Prime Rate for that day minus one percent (1%). Any rate of interest based on the Federal Funds Effective Rate shall be (a) computed on the basis of a 360-day year applied for the actual number of days for which the principal amount to which it applies is outstanding and bears interest in accordance with this Agreement at such rate of interest based on the Federal Funds Effective Rate (i.e., on the 365/360 — 366/360 in a leap year — day basis) and (b) adjusted as of the effective date of each change in the Federal Funds Effective Rate.

Should any issue ever arise in any forum or under any circumstances as to the amount of an Index for any then-current or past day, a certificate of the chief credit officer of JPMorgan, stating such Index for that day, absent manifest error, shall conclusively establish what such Index was for that day.

“Interest Period” means, with respect to a LIBOR Fixed Rate Tranche, a period of one month, two months or three months commencing:

(a) on the date of such LIBOR Fixed Rate Tranche’s initial establishment by the Companies’ selection made in accordance with Section 6.2(b), or

(b) on the last day of the immediately preceding Interest Period in the case of a rollover to a successive Interest Period,

and ending one month, two months or three months thereafter, as validly selected by the Companies in accordance with Section 6.2(b); provided that (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless that day is in a different calendar month, in which case the Interest Period shall instead end on the last Business Day before the non-Business Day when it would otherwise end and (ii) no Interest Period shall ever extend beyond the Maturity Date.

“Interest Rate Option” means whichever LIBOR Fixed Rate the Companies have validly selected to apply to a specified portion of the outstanding principal of the Loan for a specified Interest Period.

“Interest Rate Selection Confirmation” is defined in Section 6.2(b)(6).

“LIBOR Business Day” means any Business Day when there is interbank trading of U.S. dollar deposits in London between banks.

“LIBOR Fixed Rate” is defined in the definition of “Rate”.

“LIBOR Fixed Rate Tranches” is defined in the definition of “Tranche”.

“LIBOR Margin” is defined in the definition of “Margin”.

“Margin” means the interest rate margin to be added to a specified Index to determine a Rate. The margin used in this Agreement is the “LIBOR Margin”, which is applicable to Advances for each Class of Borrowings in the Base Rate Tranche (if any), and for each Class of Borrowings in each LIBOR Fixed Rate Tranche (if any), evidenced by each Senior Credit Note. For each Class of Borrowings that is described on a row in the first column of the following table, the applicable interest rate Margin is stated on the same row:

Class of Borrowings/Margin	“LIBOR Margin”
Prime and Alt-A First Lien Dry Loans	1.000%
Wet Loans	1.100%
Prime Second Lien Loans	1.200%
Repurchased Loans	1.400%
Construction/Permanent Loans (including Residential Lot Loans)	1.400%
HELOCs	1.200%
Subprime Loans	1.500%
Receivables Collateral	1.500%

Servicing Collateral	1.750%

“Rate” means an interest rate applicable to a Class of Borrowings in a Tranche. Each Rate is stated as an annual percentage rate and, except the Ceiling Rate, is the sum of an Index and a Margin. The Rates used in this Agreement are:

(a) the “Ceiling Rate” which means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or Texas law permits the higher interest rate, stated as a rate per annum (on each day, if any, that applicable Texas law establishes the Ceiling Rate, the Ceiling Rate shall be the “weekly ceiling” (as defined in §303 of the Texas Finance Code — the “Texas Finance Code” — as amended) for that day; any Lender may from time to time, as to current and future balances, implement any other ceiling under the Texas Finance Code by notice to the Borrower, if and to the extent permitted by, the Texas Finance Code);

(b) the “Base Rate” which, for each day of the term of the Loan, is a rate per annum equal to the lesser of:

(i) the sum of (1) an interest rate per annum equal to (x) LIBOR for that day multiplied by (y) the Statutory Reserve Rate in effect for that day plus (2) the LIBOR Margin for each Class of Borrowings in the Base Rate Tranche (if any).

(ii) the Ceiling Rate for that day;

(c) the “LIBOR Fixed Rate” which means, for the Interest Period applicable to a LIBOR Fixed Rate Tranche, a rate per annum equal to the lesser of:

(i) the sum of (1) an interest rate per annum equal to (x) LIBOR for the LIBOR Business Day that is two LIBOR Business Days before the first day of that Interest Period multiplied by (y) the Statutory Reserve Rate in effect for such Interest Period, plus (2) the LIBOR Margin for each Class of Borrowings in that LIBOR Fixed Rate Tranche (if any); and

(ii) the Ceiling Rate for that day; and

(d) the “Past Due Rate” which means, on any day, the lesser of:

(i) either (x) a rate per annum equal to the per annum interest rate that would be applicable for that day if the subject amount were not past due, plus three percent (3%), or (y) if there is more than one (or no) such per annum interest rate reasonably applicable to the subject amount if not past due, the Prime Rate for that day plus three percent (3%) per annum; and

(ii) the Ceiling Rate for that day.

Each determination by the Agent of any Rate may be computed using any reasonable method and, absent manifest error, shall be conclusive and binding.

“Stated Rate” means:

(a) on any day, for each Class of Borrowings in the Base Rate Tranche, the Base Rate for (i) that day and (ii) that Class of Borrowings, computed in accordance with the provisions of this Agreement, compounded annually, and for the Base Rate Tranche as a whole, the weighted average of such Base Rates for such Classes of Borrowings;

(b) on any day, for each Class of Borrowings within each LIBOR Fixed Rate Tranche, the LIBOR Fixed Rate for (i) that Tranche, (ii) that day and (iii) that Class of Borrowings, computed in accordance with the provisions of this Agreement, compounded annually, and for that LIBOR Fixed Rate Tranche as a whole, the weighted average of such LIBOR Fixed Rates for such Classes of Borrowings;

(c) for each Borrowing as a whole, the weighted average of the interest rates applicable to each of its constituent Tranches; and

(d) for the Loan as a whole, the weighted average of the interest rates applicable to each of the constituent Tranches of each outstanding Borrowing;

provided that if on any day the applicable rate for any such Tranche, any such Borrowing as a whole or the Loan as a whole shall exceed the relevant Ceiling Rate for that day, then the Stated Rate therefor shall be reset to equal the Ceiling Rate on that day and shall be set to equal the Ceiling Rate for each day thereafter until the total amount of interest accrued at the Stated Rate on the unpaid balance of that Tranche, that Borrowing or the Loan (as applicable) equals the total amount of interest that would have accrued on it if there were no Ceiling Rate.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one (1) and the denominator of which is the number one (1) minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves, if any) expressed as a decimal established by the Board of Governors of the Federal Reserve System to which the Agent is subject, with respect to the Base Rate and the LIBOR Fixed Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. The Base Rate Tranche and LIBOR Fixed Rate Tranche each shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Texas Finance Code” is defined in the definition of “Ceiling Rate” (which is defined in the definition of “Rate”.)

“Tranche” means a portion of the outstanding principal of the Loan. The Tranches of the Loan (one or more of which may be zero on any given day) are:

(a) The “Base Rate Tranche” which is, for each day during the term of the Loan, the sum of non-past due Borrowings outstanding on that day (if any) for which Borrowings the Companies have not duly selected an Interest Rate Option.

(b) The “LIBOR Fixed Rate Tranches”, being those portions (if any) of the principal balance of the Loan bearing interest at any time at a specified rate for a specified Interest Period, each of which is, for each day during the term of the Loan, the sum of non-past due Borrowings outstanding on that day (if any) for which the Companies have duly elected as an Interest Rate Option a LIBOR Fixed Rate for a specified Interest Period.

1.4. Other Definitional Provisions.

(a) Accounting terms not otherwise defined shall have the meanings given them under GAAP.

(b) Defined terms may be used in the singular or the plural, as the context requires.

(c) Except where otherwise specified, all times of day used in the Facilities Papers are local (U.S. Central Time Zone) times in Houston, Texas.

(d) Unless the context plainly otherwise requires (e.g., if preceded by the word “not”), wherever the word “including” or a similar word is used in the Facilities Papers, it shall be read as if it were written, “including by way of example but without in any way limiting the generality of the foregoing concept or description”.

2 MULTIPLE BORROWERS

2.1. Companies. Each representation and warranty in the Facilities Papers by a Company shall be deemed to be its separate representation and warranty and the joint and several representation and warranty of both Companies. Each covenant and agreement by a Company under the Facilities Papers is the joint and several covenant and agreement of both Companies. Any communication under the Facilities Papers to a Company is deemed to have been concurrently received by the other Company.

2.2. Basis for Structure. HC and HMC desire to utilize their borrowing potential on a combined basis to the same extent possible if they were merged into a single corporate entity. Each has determined that it will specifically and materially benefit from all Borrowings. They intend, and the Agent and the Lenders have required, that the Companies jointly and severally execute and deliver this Agreement, the Senior Credit Note and certain other Facilities Papers. Each Company has requested and bargained for the structure and terms of, and security for, all Borrowings.

2.3. Joint and Several Obligation. Each Company hereby irrevocably and unconditionally agrees (i) that it is jointly and severally liable to the Lenders for full payment and performance of the Obligations, including all obligations of each of HC and HMC, under the Facilities Papers, (ii) to fully pay and perform the Obligations and (iii) to indemnify, as a primary obligor, the Lenders and the Agent against any loss the Lenders or the Agent may incur as a result of any obligations of either Company under the Facilities Papers being or becoming void, voidable, unenforceable or ineffective for any reason whatsoever, whether known to the Agent, any Lender or any other Person, the amount of that loss being the amount which the Lenders and the Agent would otherwise have been entitled to recover from either or both of the Companies. This indemnity shall survive the payment and performance of the Obligations and the termination of the Facilities Papers. With respect to its obligation to repay Borrowings and pay other obligations of the other Company to the Lenders, each Company agrees to the terms set forth in Schedule 2.3.

2.4. Contribution Rights. Each Company intends that the Companies’ joint and several obligations under the Facilities Papers, and the Liens granted to the Agent in the Companies’ Collateral, are not subject to challenge or repudiation on any basis (other than the defense if, and on the basis that, the Obligations have been paid to the extent that they have been paid.) Therefore, as of the date any transfer — as that term is defined in Bankruptcy Code § 101(54) — is deemed to occur under the Facilities Papers, each Company’s liabilities under the Facilities Papers and all of such Company’s other liabilities, calculated in each case to the full extent of that Company’s probable net exposure when and if those liabilities become absolute and mature (“Dated Liabilities”), are intended by that Company to be less than the fair valuation of all of its assets as of that date (“Dated Assets”). To that end, each Company hereby (i) grants to the other of them, and recognizes the other of them as having, ratable rights of subrogation and contribution in the amount, if any, by which the granting Company’s Dated Assets (but for the total subrogation and contribution in its favor under this Section) would exceed the granting Company’s Dated Liabilities, and (ii) acknowledges receipt of and recognizes its ratable rights to subrogation and contribution from the other Company in the amount that the other Company’s Dated Assets (but for the total subrogation and contribution in its favor under this Section) would exceed such other Company’s Dated Liabilities. Each Company will recognize rights of subrogation and contribution at least equal to its obligations under the Facilities Papers, including the obligations secured by its Collateral. It is a material objective of this Section that each Company recognizes rights to subrogation and contribution rather than be deemed not to be Solvent by reason of an interpretation of its joint and several obligations under the Facilities Papers.

3 THE LENDERS’ COMMITMENTS

3.1. The Lenders’ Commitments to Lend. Subject to the terms and conditions of this Agreement and provided no Default or Event of Default has occurred that the Agent has not declared in writing to have been cured or waived (or, if one has occurred and not been so declared cured or waived, if all of the Lenders, in their sole discretion and with or without waiving the Default or Event of Default, have elected in writing that lending under this Agreement shall continue nonetheless), the Lenders agree to make revolving credit Advances to the Companies through the Termination Date, which the Companies may borrow, repay and (having repaid) reborrow in aggregate principal amounts outstanding on any day of up to the Aggregate Committed Sum for that day. The Lenders’ respective Commitments and the Aggregate Committed Sum are set forth on Schedule LC in effect for that day, as it may have been amended or restated pursuant to this Agreement. Upon the joinder of additional Lender(s), if any, the parties agree to approve in writing revised and updated versions of Schedule LC. The fractions to be applied to determine the respective Funding Shares of the Lenders for any day are their respective Commitments divided by the Aggregate Committed Sum for that day. Each Lender shall be obligated to fund only that Lender’s own Funding Share of any Advance requested, and no Lender shall be obligated to the Companies or any other Lender to fund a greater share of any Advance. No Lender shall be excused from funding its applicable Funding Share(s) of any Advance merely because any other Lender has failed or refused to fund its relevant Funding Share(s) of that or any other Advance. If any Lender fails to fund its Funding Share(s) of any Advance under any Facility, the Agent (in its sole and absolute discretion) may choose to fund the amount that such Nonfunding Lender failed or refused to fund, or the Agent as a Lender and the other Lenders who are willing to do so shall have the right (but no obligation) to do so in the proportion that the Commitment of each bears to the sum of the Commitments of all Lenders that have funded (or are funding) their own Funding Shares of that Advance and that are willing to fund part of the Funding Share(s) of such Nonfunding Lender. Should the Agent and/or any other Lender(s) fund any or all of the Nonfunding Lender’s Funding Share of any Advance, then the Nonfunding Lender shall have the obligation to deliver such amount to the Agent (for distribution to the Lender(s) who funded it) in collected funds on the next Business Day. Regardless of whether the other Lenders fund the Funding Share(s) of the Nonfunding Lender, the respective ownership interests of the Lenders in the Loan shall be adjusted as provided in the definition of “Pro Rata”. All Advances under this Agreement shall constitute a single debt and all of the Collateral shall be security for all of the Senior Credit Notes and the Obligations. If the unpaid balance of the Loan should ever exceed the Aggregate Committed Sum or any other limitation set forth in this Agreement, such excess shall nevertheless constitute part of the Obligations that are secured by the Collateral and entitled to all benefits thereof.

3.2. Expiration or Termination of the Commitments. Unless extended in writing or terminated earlier in accordance with this Agreement, the Lenders’ Commitments to lend under this Agreement and the other Facilities Papers (including JPMorgan’s Swing Line Commitment) shall automatically expire at the close of business on the Termination Date, without any requirement for notice or any other action by the Agent, any of the Lenders or any other Person.

3.3. Request for Increase in Maximum Aggregate Commitment. If the Companies shall request in writing to the Agent an increase in the Maximum Aggregate Commitment to a specified amount up to Seven Hundred Fifty Million Dollars ($750,000,000), the Agent shall use its best efforts to obtain increased Commitments from existing Lenders, new Commitments from prospective new Lenders or such combination thereof as the Agent shall elect, to achieve such requested increase; provided that (i) the Agent shall first offer the opportunity to the then-existing Lenders to proportionately increase their Commitments before offering prospective new Lenders the opportunity to join the syndicate of Lenders, and will next offer the opportunity to the then-existing Lenders who have agreed to increase their Commitments to further proportionately increase them to include any Commitment increase offered to but not accepted by any of the other then-existing Lenders, (ii) such written request by the Companies is delivered to the Agent at least forty-five (45) days before the requested effective date of the increase and (iii) no Default has occurred that has not been cured before it has become an Event of Default, and no Event of Default has occurred that the Agent has not declared in writing to have been waived or cured. If an increase in the Maximum Aggregate Commitment is achieved, then (i) the Pro Rata ownership interest in the Loan of each Lender (if any) that does not proportionately increase its Commitment shall automatically be reduced and adjusted proportionately and (ii) Schedules LC and MAC shall each be updated and the updates executed and delivered by the Agent to the Companies and each of the Lenders and, effective as of the date specified on such updates, shall each automatically supersede and replace the then-existing corresponding schedule for all purposes.

3.4. Advances Outstanding May Not Exceed Limits. On any day, the aggregate amount of Advances outstanding under the Loan shall in no event exceed either the Aggregate Committed Sum or the Borrowing Base for that day. If any such excess shall exist on any day and for any reason, the Companies shall immediately repay it or provide additional Collateral, as provided in Section 6.3(c).

3.5. Advances to be Requested and Use of Proceeds. The Companies shall request Advances and may use their proceeds only for the general purpose of financing the Companies’ Single-family mortgage lending operations, Single-family mortgage servicing operations (servicing Mortgage Loans sold by the Companies to investors) and related businesses.

3.6. Swing Line Commitment. In addition to its Commitment under Section 3.1, JPMorgan agrees to fund revolving credit Swing Line Advances to the Company in principal amounts which do not on any day exceed the Swing Line Limit for the purpose of initially funding requested Borrowings.

3.7. Swing Line Borrowings. The Companies shall have the right to borrow and reborrow under the Swing Line:

(a) only if the Swing Line Borrowing fully qualifies in all respects for funding as an ordinary Borrowing under this Agreement;

(b) provided that no Default has occurred that has not been cured before it has become an Event of Default, and no Event of Default has occurred that the Agent has not declared in writing to have been waived or cured;

(c) so long as the Swing Line Limit is not exceeded;

(d) provided that the Request for Borrowing against which the Swing Line Borrowing is to be funded is received by JPMorgan by no later than 3:00 PM Houston time (4:00 PM if it requests only a Wet Warehousing Advance and is Electronically Submitted) on the Business Day such Borrowing is to be funded; and

(e) provided that neither Company nor JPMorgan is aware of any reason why the Borrowing requested by the Request for Borrowing against which the Swing Line Borrowing is to be funded cannot or will not be fully funded by the Lenders on the fifth (5th) Business Day (or such other Business Day as shall be designated by JPMorgan) following the Business Day on which the Request for Borrowing is received by JPMorgan.

All Swing Line Borrowings shall be evidenced by the “Swing Line Note” of the Companies dated the date of this Agreement (or, in the case of each renewal Swing Line Note hereafter executed, dated as provided in Section 5), payable to the order of JPMorgan and substantially in the form attached as Exhibit A-2 and shall bear interest from the date funded until the date repaid (and accrued interest on them shall be due and payable) at the same rate(s) and on the same days as would be applicable to any other Borrowing under this Agreement.

3.8. Voluntary Reduction of Commitment. By giving the Agent at least thirty (30) days’ prior written notice specifying the amount of the reduction and its effective date, the Companies shall have the right without premium or penalty to terminate or partially reduce the Commitment; provided, that any such reduction shall be made effective as of the first (1st) day of a calendar month, any such partial reduction shall be in the amount of at least Twenty-five Million Dollars ($25,000,000) and integral additional multiples of Twenty-five Million Dollars ($25,000,000). Whenever the Commitment is so partially reduced, the Credit Line and Swing Line shall each be proportionately reduced unless the Companies and the Required Lenders shall agree to a different result. Whenever the Commitment is so partially reduced, each Lender’s Commitment shall be proportionately reduced unless the Companies and the Required Lenders shall agree to a different allocation. Whenever the Companies exercise any Commitment reduction or termination election pursuant to this Section, the Companies shall make such mandatory prepayment(s) of principal, if any, as shall be required to reduce the outstanding principal balance of the Loan and the Senior Credit Notes on or before the effective date of such reduction or termination so that none of the limits on outstanding principal imposed by this Agreement, as adjusted for such reduction or termination, is exceeded. Any voluntary reduction of the Commitment is, except upon the consent of all of the Lenders, permanent and irrevocable.

4 GENERAL BORROWING PROCEDURES

4.1. Separate Request for Each Borrowing. A separate Request for Borrowing shall be made for each Borrowing, which, when appropriately completed and with (i) a current Total Pledged Servicing List (provided that no Total Pledged Servicing List shall be required until the Companies shall first pledge Servicing Rights to the Agent) and (ii) if new Single-family Collateral is being pledged, a Submission List attached, may include requests for Borrowings to finance any type or types of Eligible Collateral.

4.2. Funding of Advances.

(a) Deadline for Requests to be Funded as Regular Advances. If a Request for Borrowing is received before 12:00 noon — 1:00 PM for any Request for Borrowing that requests only a Wet Warehousing Advance and is Electronically Submitted — on a Business Day and fully qualifies in all respects for funding as an regular Advance by the Lenders (including satisfying any applicable requirement of Section 4.3), it shall be funded as a regular Advance on that same Business Day.

(b) Deadline for Requests to be Funded as Swing Line Advances. If the requirements of Sections 3.7 and 4.3 are satisfied and a Request for Borrowing is received on a Business Day after 12:00 noon (1:00 PM if it requests only a Wet Warehousing

Advance and is Electronically Submitted) but before 3:00 PM (4:00 PM if it requests only a Wet Warehousing Advance and is Electronically Submitted), JPMorgan shall fund the Advance requested by making a Swing Line Advance on that same day.

(c) Late Requests. If a Request for Borrowing is received by JPMorgan later than 3:00 PM (4:00 PM if it requests only a Wet Warehousing Advance and is Electronically Submitted) on a Business Day, JPMorgan shall either, at its election, (i) fund the Advance requested by making a Swing Line Loan either on that same day or, at JPMorgan’s election, on the next Business Day, or (ii) arrange for its funding on the next Business Day as a regular Advance. JPMorgan shall have no obligation to fund any such late-requested Advance as a Swing Line Advance if all of the requirements of Sections 3.7 and 4.3 are not satisfied, although JPMorgan may elect to do so. If JPMorgan does not elect to do so, then the Lenders shall fund such requested Advance as a regular Advance on such next succeeding Business Day after the Request for Borrowing is received by the Agent, provided that all conditions to its funding (including the requirements of Section 4.3) are then satisfied.

(d) Repayment of Swing Line Borrowings. Each Swing Line Advance shall be repaid on its Swing Line Borrowing Due Date by the Agent’s paying over to JPMorgan out of the relevant Note Payment Account, and JPMorgan’s applying against such outstanding Swing Line Borrowing, an amount equal to the proceeds of the Funding Shares funded by all of the other Lenders on that day against the same Request for Borrowing that was initially funded by such Swing Line Advance. If at the time such Swing Line Advance was funded, JPMorgan reasonably believed that no Default or Event of Default had occurred and was then continuing and that all of the other conditions set forth in Section 3.7 for such Swing Line Advance were satisfied in all material respects, the other Lenders shall be unconditionally and irrevocably obligated to timely fund their respective Funding Shares of the Advance that was so initially funded as a Swing Line Advance, to repay to JPMorgan (and thereby refinance) on the relevant Swing Line Borrowing Due Date all of that Swing Line Advance except only JPMorgan’s Funding Share of it, irrespective of whether in the meantime any Default or Event of Default has occurred or been discovered, and irrespective of whether in the meantime some or all of the

Lenders’ Commitments have lapsed, expired or been canceled, rescinded or terminated with or without cause, or have been waived, released or excused for any reason whatsoever, so that (i) the principal of the Swing Line is paid down by the required amount on each Swing Line Borrowing Due Date — all accrued interest on Swing Line Advances shall be due and payable by the Companies to the Agent (for distribution from the relevant Note Payment Account to JPMorgan) on the later of (x) the fifteenth (15th) day of the next month (with the first interest payment due August 15, 2005) or (y) two (2) Business Days after the Agent bills the Companies for such accrued interest — (ii) all Swing Line Advances are converted to regular Advances from the Lenders and (iii) those Advances are evidenced by the Senior Credit Notes other than the Swing Line Note. If any Lender fails to provide its funds to JPMorgan to repay its share of any Swing Line Loan when due (including any such failure caused by a fed funds wire delay), then that Lender shall also be obligated to pay to JPMorgan interest on the unpaid balance of principal so due to JPMorgan at the Federal Funds Effective Rate from such due date until three (3) Business Days after such due date, and at the Federal Funds Effective Rate plus two percent (2%) from three (3) Business Days after such due date until the date of payment of such principal sum.

(e) Syndication of Advances.

(1) When a Request for Borrowing is received by the Agent, the Agent shall give notice by fax to each Lender of that requested Advance and that Lender’s Funding Share of the requested Advance by 2:00 PM on the Business Day when the requested Advance is to be funded by the Lenders, and each Lender shall cause its Funding Share thereof to be transferred to the Agent by fed funds wire transfer to:

JPMorgan Chase Bank, N.A.

ABA number 1130-0060-9

Attention: Mortgage Warehousing — Wanda Carr

Phone: (713) 427-6391

For credit to: HomeBanc Corp. and HomeBanc Mortgage Corporation

Account No. 00100381681

JPMorgan Chase Real Estate Wire Transfer Clearing Account

within two (2) hours after receiving such notice from the Agent or by 4:00 PM, whichever is earlier, so that the Agent receives it in good collected Houston funds on that same Business Day, and the Agent shall deposit such Funding Shares into the relevant Note Payment Account when received.

(2) If the Agent has not already funded the requested Advance as a Swing Line Advance, then (provided no Default has occurred that has not been cured by the Companies or waived in writing by the Agent and no Event of Default has occurred that the Agent has not declared in writing to have been either cured or waived) the Agent shall disburse such Advance to the requesting Company or to its designee(s) for its account.

(3) If the Agent has funded the requested Advance (or any part of it) as a Swing Line Advance, then the Agent shall repay JPMorgan the related Swing Line Advance (except for JPMorgan’s own Funding Share thereof) from the relevant Note Payment Account; provided that if a Lender other than JPMorgan advises the Agent by telephone and confirms the advice by fax that the Lender has placed all of its Funding Share on the federal funds wire to the Agent, the Agent shall continue to keep the Swing Line Advance outstanding to the extent of that Lender’s Funding Share so wired until the Agent has actually received such share — whereupon the Agent shall deposit such Funding Share when received into the relevant Note Payment Account and repay JPMorgan that still-outstanding portion of the Swing Line Advance from the relevant Note Payment Account — except that the Agent shall have no obligation to continue such portion of any Swing Line Advance outstanding if and to the extent, if any, that doing so would cause the total amount funded by the Agent and outstanding to exceed the Swing Line Limit.

4.3. Time When Submission List(s) and New Collateral Papers (If Any) Due. Unless the Borrowing Base already has sufficient Collateral Value to support both the requested Borrowing and all other outstanding Borrowings, the Companies shall (1) deliver to the Agent with the Request for Borrowing (including a current Total Pledged Servicing List) one or more signed Submission Lists listing (i) all new Single-family Collateral then being Pledged to the Agent to support such Borrowing and (ii) the values of the elements for determining the Book

Collateral Value of the new Single-family Collateral and the applicable Advance Rates for the respective Categories of Collateral (as specified in Schedule EC) in which such new Single-family Collateral falls, and (2) cause to be delivered to the Custodian all of the Basic Papers relating to the items of new Single-family Collateral listed in such Submission List(s), by the following deadlines:

If the Number of Files Submitted is:	Then the Submission List and Basic Papers are due on:	at this time (in Houston)
50 files or less	the same Business Day as the Request for Borrowing is received by the Agent	10:00 AM

51-100 files	the preceding Business Day	2:00 PM

for each additional 100 files increment	one additional prior Business Day	2:00 PM

4.4. If Outstanding Advances Would Exceed the Borrowing Base. If, after giving effect to a requested Borrowing, the outstanding Borrowings would exceed the Borrowing Base, or if the Agent or the Custodian determines (either then or on any later day in the course of reviewing the same) that any such Total Pledged Servicing List, Submission List or Basic Papers submitted to it are incomplete or incorrect in any material respect (provided that if the Custodian reasonably determines that such a condition of incompleteness or incorrectness of Basic Papers is correctable and returns the subject Basic Papers to a Company for corrective action, then the affected Pledged Loan(s) shall not be excluded from the Borrowing Base unless and until the

Company fails to correct and return such Basic Papers to the Custodian within twelve (12) Business Days after the Custodian sent them) then:

(a) the Agent may withhold the entire Advance until the Companies shall have demonstrated (i) to the Agent’s reasonable satisfaction that the Total Pledged Servicing List or Submission Lists submitted and (ii) to the Custodian’s reasonable satisfaction that all required Basic Papers submitted (if any), are in fact not (or are no longer) incomplete or incorrect in any material respect; or

(b) in the case of a Borrowing Base insufficiency, unless the Companies instruct the Agent in writing not to fund any of the requested Borrowing, and subject to the provisions and limitations of Sections 3.1 and 3.6, the Agent will fund such lesser amount(s) as the Agent shall determine is (are) supported by the Borrowing Base and will notify the Companies of such insufficiency, including the Agent’s calculation of such insufficiency set forth in reasonable detail.

4.5. If a Request for Borrowing or New Collateral Papers are Received Late; Waiver of Claim for Any Late Funding. If either a Request for Borrowing or the Basic Papers for any new Single-family Collateral and its related Submission List are submitted late, the Agent will use reasonable efforts to make the requested Advance as a Swing Line Advance on the same Business Day it is requested, although neither Company nor any other Person shall have any claim or cause of action against the Agent or any of the Lenders if for any reason that funding (or any other funding) does not occur on the same day it is requested.

5 THE SENIOR CREDIT NOTES

To evidence the Advances to be made by the Lenders pursuant to this Agreement, the Companies agree to execute and deliver to each Lender a Senior Credit Note in a face principal amount equal to that Lender’s Committed Sum and dated the same date as this Agreement (or dated with such other appropriate date as shall be agreed upon by the Companies, that Lender and the Agent if the effective date of that Lender’s joinder in this Agreement is after its Effective Date), and to evidence the Swing Line Advances to be made by JPMorgan, the Companies agree to execute and deliver to JPMorgan the Swing Line Note in face principal amount equal to the Swing Line Limit. If any Lender’s Committed Sum shall be increased for any reason after the Companies shall have issued that Lender its Senior Credit Note, then the Companies agree to execute and deliver to that Lender upon its request a renewal Senior Credit Note in a face principal amount equal to the portion of that Lender’s new Committed Sum and dated the same date that such applicable Committed Sum change becomes (or became) effective. If the Swing Line Limit shall be increased for any reason, then the Companies agree to execute and deliver to that Lender upon its request a renewal Swing Line Note in a face principal amount equal to the new Swing Line Limit and dated the same date that such Swing Line Limit change becomes (or became) effective. If the Swing Line Limit shall be reduced below what the Swing Line Limit is on the Effective Date for any reason, the maximum Borrowings outstanding under the Swing Line Note then or on any day thereafter shall be limited to the Swing Line Limit on such day, irrespective of the fact that the face principal amount of the Swing Line Note may be greater than that. Notwithstanding any other inconsistent or contrary provision of this Agreement or any of the other Facilities Papers, whether or not — for any reason, at any time or from time to time — the Advances in the aggregate exceed the sum of the face amounts of the Senior Credit Notes, or the Swing Line Advances outstanding exceed the face amount of the Swing Line Note, such excess shall be due and payable on demand. All Advances are and shall be part of the Obligations and all of the Obligations are and shall be secured by all Collateral.

6 INTEREST, PRINCIPAL AND FEES PAYMENTS

6.1. Interest. Interest shall accrue and be due and payable as follows:

(a) Each portion of each Borrowing shall bear interest on its advanced and unpaid principal balance at the applicable Stated Rate from the date of the Borrowing until due or repaid (whichever occurs first), and such interest shall be calculated through the last day of each month (or, in the case of interest accrued on LIBOR Fixed Rate Tranches, through the last day of the applicable Interest Period) and shall be due and payable in arrears on the later of (i) the fifteenth (15th) day of the next following month (with the first interest payment due August 15, 2005) or (ii) two (2) Business Days after the Agent bills the Companies for such accrued interest (the Agent agrees to use commercially reasonable efforts to bill the Companies for accrued interest by the 15th of each month, but shall have no liability for failing to do so), and all accrued interest then unpaid shall be fully, finally and absolutely due and payable on the Maturity Date.

(b) All past due principal, interest, fees or other sums shall bear interest at the Past Due Rate from their respective due dates until paid, or at such lesser rate (if any) — although not less than the Stated Rate — as the Agent shall elect to be applicable for any one or more days of such period. Without duplication, from the earlier of the Maturity Date or the date of the occurrence (if any) of an Event of Default described in Section 12.1(f), 12.1(g), 12.1(k) or 12.1(o), all advanced and unpaid Loan principal shall bear interest at the Past Due Rate, or at such lesser rate (if any) — although not less than the Stated Rate — as the Agent shall elect to be applicable for any one or more days of such period.

(c) Except as otherwise specified in this Agreement or any relevant Facilities Papers, interest on any Borrowing, as well as the amount of any fee that is stated as a rate, is to be calculated on the basis of the actual number of days elapsed on the basis of a year of 360 days (i.e., on the 365/360 — or 366/360 in a leap year — day basis), unless that would cause the Ceiling Rate for any day to be exceeded, in which event and to the extent necessary to eliminate or minimize that result, such interest or such fee shall be calculated on the 365/365 — or 366/366 in a leap year — day basis.

(d) All interest and fee rate and amount determinations and calculations by the Agent, absent manifest error, shall be conclusive and binding.

6.2. Interest Rates.

(a) As contemplated in the definition of “Stated Rate”, except as to outstanding Borrowings that are the subject of a valid Interest Rate Option election duly made by the Companies (and accordingly bear interest at a LIBOR Fixed Rate for a specified Interest Period), the unpaid amount of each Borrowing shall bear interest from the date such Borrowing is funded until repaid in full at the Base Rate applicable from time to time with respect to such Borrowing (compounded annually).

(b) The Companies may select one or more Interest Rate Options for any portion of the Loan that, in the absence of such a selection would bear interest at the Base Rate, as follows:

(1) the unpaid amount of each such Borrowing as to which the Companies duly select an Interest Rate Option shall bear interest from the date such Borrowing is funded until repaid in full at the simple interest rate (compounded annually) specified by this Section 6.2 for the Interest Rate Option selected (or deemed to have been selected) by the Companies pursuant to this Section 6.2 to apply to such Borrowing.

(2) The Companies may select a single Interest Rate Option for the entire amount of a Borrowing or different Interest Rate Options for the constituent portions of such Borrowing, and may make such selection(s) either when the Borrowing is requested or later.

(3) No portion of the Loan principal shall be included in more than one Tranche on the same day.

(4) On any day, only one Interest Rate Option shall be applicable to each Tranche outstanding on that day.

(5) In order to select an Interest Rate Option, the Companies shall give the Agent telephonic notice not later than 10:00 AM on — or to establish or roll over a LIBOR Fixed Rate Tranche, not later than 10:00 AM three (3) LIBOR Business Days before — the effective date for which such Interest Rate Option is being selected, specifying:

(i) the LIBOR Business Day when the selection is to become effective;

(ii) the principal amount of the Loan for which the selection is being made; and

(iii) the Interest Rate Option selected and its Interest Period;

(6) The Companies shall confirm the telephonic notice in writing by not later than the close of business on the same day, by forwarding to the Agent a completed and signed confirmation (the “Interest Rate Selection Confirmation”) in the form of Exhibit H. Confirmation shall be made by telecopy and an original signed by an Authorized Company Representative shall be mailed the same day.

(7) All Interest Rate Option selections are subject to the following limitations:

(i) each shall have an Interest Period of one (1) month, two (2) months or three (3) months, as elected by the Companies and specified in its telephonic notice of such Interest Rate Option selection and its Interest Rate Selection Confirmation;

(ii) if an Interest Period would end on a day that is not a Business Day, such Interest Period shall instead end on the next succeeding Business Day, unless such next succeeding Business Day is in a different calendar month, in which event the Interest Period shall instead end on the immediately preceding Business Day;

(iii) each LIBOR Fixed Rate Tranche shall bear interest from and including the first day of its Interest Period to but excluding the last day of such Interest Period at the Rates for the Classes of Borrowings included therein determined by the Agent pursuant to the Companies’ Interest Rate Selection Confirmation therefor and the terms of this Agreement to be applicable to such LIBOR Fixed Rate Tranche (and each such determination, absent manifest error, shall be conclusive and binding);

(iv) no Interest Period may be selected that would end after the Maturity Date;

(v) the Companies may have no more than eight (8) LIBOR Fixed Rate Tranches outstanding at any one time;

(vi) each LIBOR Fixed Rate Tranche shall be in the minimum amount of Ten Million Dollars ($10,000,000);

(vii) the Companies may not select a LIBOR Fixed Rate Tranche if a Default has occurred that has not been cured or if an Event of Default has occurred that the Agent has not declared in writing to have been cured or waived;

(viii) if the Companies select a LIBOR Fixed Rate Tranche for any portion of a Borrowing that is funded as a Swing Line Loan, then the Companies shall be deemed to have selected the Base Rate for that portion of such Borrowing for the time that the Borrowing is outstanding as a Swing Line Loan, and to have selected a LIBOR Fixed Rate Tranche for the Interest Period designated by the Companies, with that Interest Period commencing, however, on the first day that it is funded as an Advance by all Lenders;

(ix) if any payment of all or any part of a LIBOR Fixed Rate Tranche occurs before the last day of the applicable Interest Period, whether because of acceleration, prepayment or another cause, the Companies jointly and severally agree to pay to the Agent (for disbursement to the Lenders) on the date of such early payment (i) a cash amount equal to the sum of the interest that would have accrued on the portion of the principal of that LIBOR Fixed Rate Tranche so paid early, calculated for the entirety of the applicable Interest Period as if had it not been so paid early, plus (ii) a cash administrative fee of Two Hundred Fifty Dollars ($250) for each LIBOR Fixed Rate Tranche so paid early; and

(x) if the Agent, acting in its sole discretion, determines:

(I) that maintenance of any LIBOR Fixed Rate Tranche would violate any Legal Requirement or any rule, regulation, guideline or directive of any Governmental Authority applicable to any Lender or the Agent, whether or not having the force of law; or

(II) prior to the commencement of an Interest Period after exerting reasonable efforts to obtain them, that deposits of a type and maturity appropriate to match fund a LIBOR Fixed Rate Tranche are not available to any one or more of the Lenders;

then (and in either case) the Agent shall suspend the availability of the Interest Rate Option for any LIBOR Fixed Rate Tranche affected by such determination and (in case (I) only) any LIBOR Fixed Rate Tranche outstanding under every affected Interest Rate Option shall automatically convert to the Base Rate.

(c) Notwithstanding any contrary or inconsistent provision of this Section 6.2, all past due amounts shall bear interest from the date of occurrence of any Event of Default and until it and its material consequences (if any) have been wholly cured as follows:

(1) The Base Rate Tranche shall bear interest until paid in full at the Past Due Rate; and

(2) each LIBOR Fixed Rate Tranche shall bear interest through the last day of the applicable Interest Period at the lesser of (x) the rate otherwise applicable to such LIBOR Fixed Rate Tranche plus three percent (3%) per annum or (y) the Ceiling Rate, and thereafter at the Past Due Rate.

(d) In lieu of prepaying a LIBOR Fixed Rate Tranche, the Companies may elect to defease such Tranche by depositing a cash amount equal to the outstanding balance of such LIBOR Fixed Rate Tranche in the relevant Defeasance Account, in which event the Companies may then redeem Collateral having aggregate Collateral Value equal to (or less than) such cash so deposited pursuant to (and upon the terms and conditions stated in) Section 7.14, and may also from time to time thereafter pledge other Collateral in substitution for such cash Collateral, also in accordance with Section 7.14.

6.3. Principal. The Advances’ outstanding principal amount shall be due and payable in full without notice or demand on the Maturity Date. Before then, the Companies jointly and severally agree to pay the following principal payments to the Agent immediately upon the occurrence of the following events, in each case without notice or demand but without duplication of payment:

(a) Promptly upon the Companies’ becoming entitled and able to collect the proceeds of any sale or other disposition of Collateral, a principal amount equal to the amount so collectable shall be due and payable by the Companies to the Agent — although, pursuant to the provisions of Section 7.14, the Agent’s security interest in such Collateral or its proceeds shall not be released unless and until the Agent has received for deposit into the relevant Note Payment Account the Redemption Amount for such Collateral — and the Companies shall cause the entirety of all available Collateral disposition proceeds to be paid to the Agent (or if a Company receives them, the Company shall pay them over to the Agent), with each such payment to be applied first against the principal of Borrowings outstanding under the Swing Line, then against the principal of Borrowings outstanding under the Credit Line, and with the remaining balance (if any) to be transferred from the Note Payment Accounts into the Companies’ own accounts with JPMorgan (unless either (i) any payment of principal or interest on the Obligations shall then be past due, in which event the Agent may first apply such excess to pay such past due amount and transfer only the balance, if any, remaining after such application to the Companies’ own account, or (ii) an Event of Default has occurred that the Agent has not declared in writing to have been either waived or cured, in which event the Agent shall hold such excess as Collateral and apply it in accordance with the provisions of Section 12.4.) With or after each such payment, the Companies shall furnish the Agent and the Custodian with a written reconciliation of the amounts collected by the Companies with the amount received by the Agent and allocating the amounts received by the Agent by Category of Collateral.

(b) If any Disqualifier occurs in respect of any item of Collateral, unless the Borrowing Base still equals or exceeds the sum of all Borrowings outstanding, the Companies shall repay Loan principal to the Agent in an amount — or, unless an Event of Default has occurred that the Agent has not declared in writing to have been cured or waived, furnish substitute Collateral of the same type and having Collateral Value at least — equal to what that item’s Collateral Value would have been on the day when such Disqualifier occurred if there were no Disqualifier as to that item of Collateral.

(c) If for any reason on any day, the Borrowings outstanding exceed the Borrowing Base, then the Companies shall repay Loan principal to the Agent in an amount equal to such excess, unless both (i) no Event of Default has occurred which the Agent has not declared in writing to have been cured or waived and (ii) the Companies shall Pledge to the Agent substitute Collateral that is not subject to any Disqualifiers and has Collateral Value at least equal to such excess on or before three (3) Business Days after the Companies first learned of the existence of such excess; provided that upon the occurrence of any such excess, the Lenders’ obligations to lend, and the Agent’s obligation to disburse, any Advances to or for the account of the Companies shall be suspended until such Borrowings excess shall be eliminated by the Companies’ either so repaying Loan principal or so pledging additional Collateral.

6.4. Interest (and Principal) Due at Maturity. On the Maturity Date accrued interest (as well as all principal) then unpaid shall be finally due and payable without notice or demand.

6.5. Increased Cost.

(a) If any Change in Law shall:

(1) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender (except any such reserve requirement reflected in the Base Rate Tranche or LIBOR Fixed Rate Tranche); or

(2) impose on any Lender, the Agent or the London interbank market any other condition affecting this Agreement or the Advances in the Base Rate Tranche or LIBOR Fixed Rate Tranche;

and the result of any of the foregoing shall be to increase the cost to any Lender of making or maintaining any Advances in the Base Rate Tranche or LIBOR Fixed Rate Tranche (or of maintaining its obligation to make any such Base Rate Tranche Advance or LIBOR Fixed Rate Tranche Advance) or to increase the cost or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or otherwise), then the Companies jointly and severally agree to pay to each affected Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) If any Lender reasonably determines that any Change in Law (other than with respect to any amendment made to any Lender’s certificate of incorporation or by-laws or other organizational or governing document) regarding capital requirements has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of the Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by the Lender to a level below that which the Lender or the Lender’s holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies with respect to capital adequacy) by an amount deemed in good faith to be material, then from time to time the Companies jointly and severally agree to pay to each affected Lender such additional amount or amounts as will compensate the Lender or the Lender’s holding company for any such reduction suffered.

(c) The Lenders agree not to claim compensation under this Section 6.5 for any nonmaterial amount, or for any amount unbilled for more than one hundred eighty (180) days after the relevant Lender first learned of its claim therefor.

(d) If any Lender claims compensation under this Section 6.5, the Lender shall deliver to the Company a certificate setting forth the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Section 6.5(a) or 6.5(b), and stating how such amounts were determined, which certificate shall be conclusive, absent manifest error, and (i) the Companies jointly and severally agree to pay the Lender the amount shown as due on any such certificate within ten (10) Business Days after the Company’s receipt of such certificate or (ii) the Company may elect by giving a written termination election notice to the Agent on or before ten (10) Business Days after receipt of such certificate to terminate the Credit Line and upon payment to the Agent (for the account of and disbursement to the Lenders) of all Obligations then outstanding (less the pro-rated portion of any prepaid fees) on or before five (5) Business Days after such termination notice, the Credit Line will be terminated.

(e) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 6.5 shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Companies shall not be required to compensate any Lender pursuant to this Section 6.5 for any increased costs or reductions incurred more than one hundred eighty (180) days prior to the date that the Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(f) Provided that no Default has occurred that has not been cured and no Event of Default has occurred that the Agent has not declared in writing to have been cured or waived, and with the written consent of the Required Lenders, the Companies may seek to replace any Lender other than JPMorgan who claims compensation under this Section, subject to the requirements of this Section. For the purposes of this Section, a “Continuing Lender” means a Lender that is neither a Retiring Lender nor a New Lender; a “New Lender” means a bank or other lending institution that becomes a Lender hereunder as a result of the events described in this Section; a “Replacement Lender” means the Lender who is replacing the Retiring Lender; and a “Retiring Lender” means a Lender that ceases to be a Lender under this Agreement pursuant to the operation of this Section. The replacement of a Retiring Lender pursuant to this Section shall be effective on the tenth (10th) Business Day (the “Replacement Date”) following the date of a notice to the Retiring Lender and each Continuing Lender through the Agent, subject to satisfaction of the following conditions:

(1) A Retiring Lender shall assign all of its rights, obligations and liabilities under the Facilities Papers to a Replacement Lender that is either (x) a commercial bank having total assets in excess of One Billion Dollars ($1,000,000,000) or (y) a finance company, insurance company or other financial institution or fund that is acceptable to the Agent and is regularly engaged in making, purchasing or investing in loans and has total assets in excess of One Billion Dollars ($1,000,000,000), in each case with the consent of the Agent (which consent shall not be unreasonably withheld or delayed); provided that (1) no such assignment shall result in a Lender’s having an Aggregate Committed Sum of less than Five Million Dollars ($5,000,000), (2) the Agent shall have no obligation to consent to there being more than a total of ten (10) Lenders (a participant is not a Lender) and (3) each such assignment shall be substantially in the form of Exhibit F, with the Replacement Lender to receive new Senior Credit Note(s) and with the Retiring Lender to have no further right or obligation with respect to the rights and obligations assigned to and assumed by the Replacement Lender. Upon such assignment, the Replacement Lender shall be a Lender for all purposes under this Agreement and the other Facility Papers, and the Committed Sums shall be adjusted appropriately, and the parties agree to approve in writing a revised and updated version of Schedule LC;

(2) the Retiring Lender and the Replacement Lender shall have satisfied the conditions to assignment and assumption set forth in Exhibit F, and, in connection therewith, the Replacement Lender(s) shall pay to the Retiring Lender an amount equal in the aggregate to the sum of (x) the principal of all of the Retiring Lender’s outstanding Borrowings, together with all accrued interest thereon, and (y) the Retiring Lender’s share of any accrued fees under this Agreement; and

(3) the Companies shall have paid to the Agent for the account of the Retiring Lender an amount equal to all obligations owing to the Retiring Lender by the Companies (other than those obligations of the Companies owing but not yet due that are referred to in Section 6.5(f)(2).)

In that event, then on the Replacement Date, each Replacement Lender that is a New Lender shall become a Lender and the Retiring Lender shall cease to be a Lender; provided that this Agreement shall continue to govern the rights and obligations of a Retiring Lender with respect to any Borrowings funded or other actions taken by such Retiring Lender while it was a Lender. The Companies agree to execute such papers, notes and agreements as are necessary to substitute the Replacement Lender for the Retiring Lender, including documents necessary to protect all liens and security interests of the Replacement Lender.

6.6. Chief Credit Officer’s Certificate Conclusive. The certificate of the chief credit officer of JPMorgan stating the Prime Rate, the Federal Funds Effective Rate, the Past Due Rate or the Base Rate applicable to one or more Advances, absent manifest error, shall be conclusive and binding.

6.7. Facility Fee. The Companies jointly and severally agree to pay to the Agent, for the account of the Lenders (and for the Agent to distribute to them), ratably according to their respective Committed Sums, a cash facility fee (the “Facility Fee”) in an amount equal to fifteen basis points (0.15%) per annum of the Aggregate Committed Sum for the period from the Effective Date to the Maturity Date, provided that the Facility Fee for the period from the Effective Date through August 31, 2005 shall be equal to fifteen basis points (0.15%) per annum of the Aggregate Committed Sum less the pro rata portion of the Facility Fee allocable to that same period that HMC paid in advance pursuant to the Previous Credit Agreement to the Lenders party hereto who were also Lenders under the Previous Credit Agreement. The Facility Fee for the period from the Effective Date through August 31, 2005 shall be due and payable in arrears on September 15, 2005, and the Facility Fee for each succeeding period of three (3) months (or less) until the Maturity Date shall be due and payable in arrears on the fifteenth (15th) day of the first calendar month in each such period, commencing December 15, 2005. If the Aggregate Committed Sum shall be increased or decreased from time to time either pursuant to a provision of this Agreement or by separate agreement among the Companies, the Lenders and the Agent (excluding, however, any change occurring as a result of or following the occurrence of a Default or an Event of Default, in respect of which no adjustment of the Facility Fee shall be required except if and to the extent required by the provisions of Section 16.3), the amount of the Facility Fee shall be adjusted. If the Aggregate Committed Sum is decreased during any three (3) month period in which the Facility Fee has already been paid, no refund shall be due the Companies. If a decrease is made at the end or beginning of each three (3) month period, then the amount of the Facility Fee subsequently due for the ensuing three (3) month period shall be proportionately adjusted based on the new Aggregate Committed Sum. If the Aggregate Committed Sum is increased for the three-month period in which the effective date of the amendment producing such increase occurs, the Facility Fee shall be adjusted for the unexpired portion of that three-month period by a cash payment by the Companies to the Agent (for distribution to the Lenders in the event of an increase in the Aggregate Committed Sum), and the amounts of payments of the Facility Fee subsequently due shall likewise be proportionately adjusted based on the new Aggregate Committed Sum. The Facility Fee is compensation to each Lender for committing to make funds available for revolving credit Advances on the terms and subject to the conditions of this Agreement, and is not compensation for the use or forbearance or detention of money, although this Section (as well as every other Section of this Agreement) is subject to the provisions of Section 16.3. Each calculation by the Agent of the amount of the Facility Fee shall be conclusive and binding absent manifest error.

6.8. Agent’s Fee. The Companies jointly and severally agree to pay to the Agent such agent’s fee (the “Agent’s Fee”) as may be provided for in a separate agreement between the Companies and the Agent.

6.9. Prepayments. The Companies shall have the right to prepay the outstanding Borrowings in whole or in part, from time to time and without premium or penalty, except that the Companies shall pay interest to the end of the relevant Interest Period and the administrative fee provided for in Section 6.2(b)(7)(ix) of the Current Credit Agreement if the Companies prepay any LIBOR Fixed Rate Tranche in whole or in part.

6.10. Payments.

(a) Except as otherwise specifically provided in this Agreement, all payments under this Agreement, on the Senior Credit Notes and under the other Facilities Papers shall be paid (i) to the Agent for deposit in the relevant Note Payment Account, (ii) by not later than 2:00 PM (Central time) if made by electronic funds transfer, or 1:00 PM (Central time) if made by any means requiring the Agent to make manual data entries on the day when due (unless the Agent shall agree to a payment’s being made before a specific later deadline) and (iii) without set-off, counterclaim or deduction, in lawful money of the United States of America in immediately available funds at the principal Houston branch of the Agent, at 712 Main Street, Houston, Texas 77002, or by fed funds wire transfer to:

If for credit of HC:

JPMorgan Chase Bank, N.A.

1111 Fannin, 12th Floor

Houston, Texas 77002

ABA number 1130-0060-9

Attention: Mortgage Banking Warehouse Services — Wanda Carr

Phone: (713) 427-6391

Account number 00113397849

For Credit — HomeBanc Corp.

If for credit of HMC:

JPMorgan Chase Bank, N.A.

1111 Fannin, 12th Floor

Houston, Texas 77002

ABA number 1130-0060-9

Attention: Mortgage Banking Warehouse Services — Wanda Carr

Phone: (713) 427-6391

Account number 00113207592

For Credit — HomeBanc Mortgage Corporation

or at such other place as the Agent shall designate from time to time. Whenever any payment to be made under this Agreement, any Senior Credit Note or any of the other Facilities Papers shall be stated to be due on a day that is not a Business Day, the due date for that payment shall be automatically extended to the next day that is a Business Day, and with respect to principal, interest at the applicable rate (determined in accordance with this Agreement) shall continue to accrue during the period of such extension. Unless the Agent, acting in its sole discretion, shall agree otherwise, funds received by the Agent after 2:00 PM on a Business Day shall be deemed for all purposes to have been paid by the Companies on the next succeeding Business Day, except that if, after so deeming, any applicable Ceiling Rate would be exceeded, then solely for the purpose of calculating interest accrued, such funds shall be deemed paid on the date received.

(b) If and to the extent any payment is not made when due under this Agreement, any Senior Credit Note (including the Swing Line Note) or any of the other Facilities Papers, the Companies authorize the Agent and each Lender (for the Pro Rata account and benefit of all of the Lenders) then or at any time thereafter to charge any amounts so due and unpaid against any or all of the Companies’ accounts with the Agent or any of the Lenders; provided that such right to charge the Companies’ accounts shall not apply to any escrow, trust or other deposit accounts designated as being held by a Company on behalf of third party owners of the escrowed funds other than Affiliates of either Company. The Agent agrees to use reasonable efforts to promptly advise the Companies of any charge made pursuant to this Section, but its failure to do so will not affect the validity or collectibility of such charge.

(c) Any and all payments by the Companies made pursuant to this Agreement or under any Senior Credit Note or other Facilities Papers shall be made free and clear of and without deduction for any and all present or future Taxes. If the Companies shall be required by law to deduct any Taxes from or in respect of any sum payable pursuant to this Agreement or under any Senior Credit Note or other Facilities Paper, (i) the sum payable shall be increased as may be necessary so that after making all required deductions, such Lender receives an amount equal to the sum it would have received had no such deductions been made, and (ii) the Companies jointly and severally agree to pay the Taxes to the relevant Governmental Authority.

(d) Each payment received by the Agent in accordance with this Agreement is valid and effective to satisfy and discharge the Companies’ liability under the Facilities Papers to the extent of the payment.

6.11. Pro Rata Distribution of Payments. All payments and prepayments of the Senior Credit Notes, including (subject to Sections 4.2(d) and 6.3(a)) the Swing Line Note, (whether voluntary or involuntary and from whatever source) received by the Agent shall be distributed by the Agent to the Lenders Pro Rata with their respective ownership interests in the Loan as of the date the payment is credited against the Senior Credit Notes in accordance with this Agreement. The distribution from the Agent to each Lender shall be made by the Agent’s initiating a federal funds wire transfer by 3:00 PM on the Business Day when such funds were received, in immediately available funds directly to the Lender or to such account at another financial institution as is designated from time to time by the Lender in writing, and shall be made on the same Business Day received (or deemed received) by the Agent. If the Agent shall fail or refuse to so make the distribution on the same Business Day as the payment was received, then, as agreed full and adequate compensation therefor, the Agent shall pay the affected Lender(s) interest on the undistributed funds at the Federal Funds Effective Rate.

6.12. Chapter 346 Inapplicable. The Companies jointly and severally agree, pursuant to Chapter 346, that Chapter 346 (which regulates certain revolving credit loan accounts and revolving triparty accounts) shall not apply to the Obligations, and that none of the Senior Credit Notes nor any Advance shall be governed by Chapter 346 or subject to its provisions in any manner whatsoever.

7 COLLATERAL

7.1. Grant of Security Interest. As security for the payment of the Loan and for the payment and performance of all of the Obligations, each Company hereby GRANTS, CONVEYS, ASSIGNES, DELIVERS and PLEDGES to the Agent, as agent and representative of the Lenders, a first priority security interest in all of such Company’s present and future estate, right, title and interest in and to the following described Collateral (although neither the Lenders nor the Agent assumes any of either Company’s or any other liability or obligation under or in respect of any Collateral):

(a) all Single-family Loans including all principal thereof and interest thereon from time to time outstanding or paid and Loan Papers evidencing, securing or otherwise relating to such Pledged Loans, whether now owned or hereafter acquired, whether or not they initially qualify or continue to qualify as Eligible Single-family Collateral or Eligible Repurchased Collateral, (i) that from time to time are Pledged to the Agent or repledged to, deposited with, delivered to, caused to be delivered (or sent) by the Company to, or held by or for, the Agent or the Custodian pursuant to this Agreement or the Custody Agreement (including all Mortgage Loans delivered or caused to be delivered by the Company to the Agent or identified to the Agent as Collateral by any means or method and all Pledged Loans held for the Agent by any financial intermediaries, securities intermediaries or bailees and also including all Wet Loans against which any part of any Advance is funded, both before and after the Basic Papers evidencing such Wet Loan come into possession of the Custodian or any other financial intermediary, securities intermediary or bailee for the Agent), (ii) in respect of which an Advance has been or may be made or another financial accommodation has been made (1) at the Companies’ request (whether written or oral) made or to be made either before, concurrently with or after the delivery or designation of such property as Collateral, or (2) to preserve Collateral or the priority of the Agent’s Lien against Collateral or to otherwise protect the interests of the Lenders in accordance with this Agreement or the other Facilities Papers, including Collateral delivered to the Agent or otherwise identified to the Agent as Collateral when any Advance is outstanding whether or not the Companies have submitted a Request for Borrowing with a Submission List on which such new Collateral is listed, and (iii) that have not been specifically redeemed by the Companies (or their designees) in accordance with Section 7.14 or sold to and fully paid for by an investor in accordance with Section 7.13 (although it is not the exclusive method or basis for determining that an Advance has been made against a Pledged Loan, the Agent’s inclusion of the Collateral Value of any Pledged Loan in the Borrowing Base at any time when any Advance is outstanding shall be conclusive evidence (absent manifest error) that such Pledged Loan is Collateral);

(b) all Loan Papers, whether now owned or hereafter acquired, related to, and all private mortgage insurance on, any Pledged Loans, and all renewals, extensions, modifications and replacements of any of them; all rights, liens, security interests, guarantees, insurance agreements and assignments accruing or to accrue to the benefit of the Company in respect of any of the Pledged Loans; all of the Companies’ rights, powers, privileges, benefits and remedies under each and every paper now or hereafter securing, insuring, guaranteeing or otherwise relating to or delivered in connection with any of the Pledged Loans, including all guarantees, lien priority agreements, security agreements, deeds of trust, collateral assignments, subordination agreements, negative pledge agreements, loan agreements, management agreements, development agreements, design professional agreements, payment, performance or completion bonds, title and casualty insurance policies and mortgage guaranty or insurance contracts; all of the Companies’ rights, to the extent assignable, in, to and under any and all commitments issued by (i) Ginnie Mae, Fannie Mae, Freddie Mac, another mortgage company or any other investor or any lender or securities issuer to guarantee, purchase or invest in any of the Pledged Loans or any MBS based on or backed by any of them or (ii) any broker or investor to purchase any MBS, whether evidenced by book entry or certificate, representing or secured by any interest in any of the Pledged Loans, together with the proceeds arising from or pursuant to any and all such commitments; all rights under every Hazard Insurance Policy relating to real estate securing a Pledged Loan for the benefit of the creditor of such Pledged Loan, the proceeds of all errors and omissions insurance policies and all rights under any blanket hazard insurance policies to the extent they relate to any Pledged Loan or its security; all hazard insurance or condemnation proceeds paid or payable with respect to any of the Pledged Loans and/or any of the property securing payment of any of the Pledged Loans or covered by any related instrument;

(c) all present and future claims and rights of the Company to have, demand, receive, recover, obtain and retain payments from VA, FHA, any other governmental or private insurer or guarantor or any other Person, for or in respect of any sum paid or other consideration given by or on behalf of the Company (i) to fund the purchase or other acquisition by or on behalf of the Company pursuant to any right, option or obligation of the Companies or any of their Affiliates as Servicer under or pursuant to any Servicing Agreement to purchase or otherwise directly or indirectly acquire any Serviced Loan from their owner or out of a pool of Mortgage Loans that includes Serviced Loans, or (ii) to pay costs associated with the servicing, collection, enforcement, foreclosure or realization on any security for — or any insurance, bond, endorsement or guarantee of, for or in respect of — any such purchased or acquired Serviced Loan (or its proceeds), including all accounts and general intangibles from time to time owned by a Company under which the Companies have such a claim, together with all of the Company’s present and future rights to have, demand, receive, recover, obtain and retain payment, reimbursement or indemnity for (or for making) such purchase fundings or costs payments from any other source or sources, including (1) any other Servicer, whether or not affiliated, or bound by any contract, with the Company, (2) any owner or holder of any Serviced Loan which was the subject of any such costs payment or purchase, (3) any investor or trustee for an investor (whether pursuant to an express or implied advances reimbursement covenant under a contract between such investor and the Company — or any predecessor — contained in or executed pursuant to any mortgage or MBS selling or servicing guide, pursuant to any other agreement between the Company — or any predecessor — and such investor or by operation of any legal or equitable rule or principle, including subrogation or assignment) or (4) any proceeds or realization on any security for or guaranties or insurance or any purchased or acquired Serviced Loan or its proceeds;

(d) all proceeds of any nature paid or payable by any governmental, quasi-governmental or private mortgage guarantor or insurer (including VA, FHA or any other Person) with respect to any of the Pledged Loans;

(e) all tax, insurance, maintenance fee and other escrow deposits or payments made by the Customers under such Pledged Loans (the Agent and the Lenders acknowledge that the Company’s rights in such deposits are limited to the rights of an escrow agent and such other rights, if any, in and to such deposits as are accorded by the Pledged Loans and related papers) and all monies, accounts, deposit accounts, payment intangibles and general intangibles, however designated or maintained, constituting or representing so-called “completion escrow” funds or “holdbacks”, and being Pledged Loans’ proceeds disbursed but that have not been paid over to the seller of the subject Mortgaged Premises (the purchase of which is financed by such Pledged Loan), but that are instead being held by the Company (or by a third party escrow agent) pending completion of specified improvements or landscaping requirements for such Mortgaged Premises;

(f) any and all accounts, payment intangibles, general intangibles, instruments, proceeds and other personal property of whatever kind relating to the Pledged Loans and all other papers delivered to the Agent or the Custodian and all other rights transferred to the Agent in respect of any of the Pledged Loans, including the right to receive all insurance proceeds (including casualty insurance, pool insurance and title insurance proceeds) and condemnation awards or payments in lieu of condemnation which may be or become payable in respect of the premises encumbered or intended to be encumbered by any Pledged Loan;

(g) all present and future rights (“Reimbursement Rights”) of the Company to have, demand, receive, recover, obtain and retain payments and prepayments of principal, interest or both, prepayment penalties and tax, assessment, maintenance fee and insurance escrow payments, owing, paid or due to be paid to the Company by or for the account of any makers, endorsers, sureties, assumptors or other Persons obligated, with or without personal liability, on, under or in respect of any Serviced Loans, including all accounts and general intangibles from time to time owned by the Company under which its holder has an enforceable and liquidated claim against a Customer of any Serviced Loan and his accounts, an insurer or another identified Person under any Serviced Loan for reimbursement of advances made by the Company pursuant to its right or obligation to do so as Servicer of that Serviced Loan to fund any P&I Advance (i.e., a P&I Receivable) or to fund any T&I Advance (i.e., a T&I Receivable) or Enforcement Advance (i.e., an Enforcement Receivable) in respect of that Serviced Loan; “Reimbursement Rights” also includes all of the Company’s present and future rights to have, demand, receive, recover, obtain and retain payment, reimbursement or indemnity for (or for making) P&I Advances, T&I Advances or Enforcement Advances in respect of any Serviced Loan, from any other source or sources, including (1) any other Servicer, whether or not affiliated or bound by any contract with the Company, (2) any owner or holder of any Serviced Loan which was the subject of any such unrepaid advances, (3) any investor (whether pursuant to an express or implied advances reimbursement covenant under a contract between such investor and the Company — or any predecessor — contained in or executed pursuant to any mortgage or mortgage-backed securities selling or servicing guide, pursuant to any other agreement between the Company — or any predecessor — and such investor or by operation of any legal or equitable rule or principle, including subrogation), (4) any governmental or private mortgage insurer or guarantor of any such Serviced Loans, (5) any proceeds of realization on any security for or guaranties or insurance of any Serviced Loans which are the subject of any unrecovered Servicing Receivable Advance, (6) any title insurance in respect of any Serviced Loans, (7) any insurance on property or property rights covered by any Serviced Loan which is the subject of any such unrecovered Servicing Receivable Advance and (8) any other source whatsoever; provided that the Reimbursement Rights in which Secured Party is hereby granted a security interest are limited to only those Reimbursement Rights which arise in respect of or are related to the Servicing Agreements that are listed on the attached Schedule SA, as such schedule may be supplemented or amended from time to time by subsequent amendments to the financing statement filed in respect of this security agreement;

(h) all Servicing Rights in respect of individual Mortgage Loans and pools of Mortgage Loans (whether classified as instruments, accounts, payment intangibles or general intangibles under the Uniform Commercial Code) the Company’s retention (through selling the related Mortgage Loans on a “servicing retained” basis or otherwise) or acquisition of which is financed (or refinanced) in whole or in part with the proceeds of any Borrowing hereunder, whether such proceeds are paid to the seller or used to reimburse the Company for any portion of the purchase price paid for Servicing Rights, including all Servicing Rights listed on any Total Pledged Servicing List or similar list or schedule delivered by the Company to the Agent from time to time and identified in any manner as Mortgage Loans or pools of Mortgage Loans in whose Servicing Rights the Company intends to grant the Agent (as agent and representative of the Lenders) a security interest (the “Pledged Servicing”), including those listed on Schedule 7.1(h) hereto or on any update to Schedule 7.1(h) from time to time submitted to the Agent by the Company, together with:

(1) all late charges, fees and other servicing compensation under, for or in respect of the Pledged Servicing, whether or not yet accrued, earned, due or payable;

(2) all of the Company’s rights to proceeds of any sale or other disposition of Pledged Servicing and to any payment in respect of the transfer or termination of Pledged Servicing by the counterparty to the relevant Servicing Agreement;

(3) all other present and future rights and interests of the Company in, to and, under the Pledged Servicing;

(4) all insurance and claims for insurance effected or held for the benefit of the Company or the Agent and the Lenders in respect of the Pledged Servicing;

(5) all of the Company’s files, certificates, correspondence, appraisals, accounting entries, journals and reports, other information and data that describes, catalogs or lists such information or data, or that otherwise directly relates to the Pledged Servicing, and other information and data that is used or useful for managing and administering the Pledged Servicing;

(6) all media (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems) on which is stored only information or data that relates to the Pledged Servicing, and on which no other material information and data that relates to property other than the Pledged Servicing is stored;

(7) all products and proceeds of the Pledged Servicing, all accounts, payment intangibles and general intangibles arising from, under or in respect of the Pledged Servicing or relating thereto, and all accessions or additions to and all substitutions for any of the Pledged Servicing;

(8) all instruments, documents, or writings evidencing any monetary obligation, account, payment intangible, general intangible or security interest in any of the Pledged Servicing, whether now existing or hereafter arising, accruing or acquired; and

(9) all security for or claims against others in respect of the Pledged Servicing;

(i) the Note Payment Accounts and all sums from time to time on deposit in them;

(j) the Defeasance Accounts and all sums from time to time on deposit in them;

(k) any other Property acceptable to the Agent and Pledged to the Agent;

(l) all files, papers, documents, instruments, surveys, certificates, correspondence, appraisal reports, accounting records and other records, information and data relating to any of the Pledged Loans or any of their Loan Papers or any of the other Collateral described or referred to above, including any of the foregoing necessary or useful for the Company or any other Servicer to service or administer any of the Pledged Loans or their Loan Papers;

(m) the nonexclusive right to use (in common with the Company and any other Secured Party that has a valid and enforceable security interest therein and that agrees that its security interest is similarly nonexclusive) the Company’s operating systems to manage and administer the Pledged Loans, the pledged Servicing Receivables or the Pledged Servicing and any of the related data and information described above, or that otherwise relates to the Pledged Loans, the pledged Servicing Receivables or the Pledged Servicing, together with the media on which the same are stored to the extent stored with material information or data that relates to property other than the Pledged Loans, the pledged Servicing Receivables or the Pledged Servicing (tapes, discs, cards, drives, flash memory or any other kind of physical or virtual data or information storage media or systems, and the Company’s rights to access the same, whether exclusive or nonexclusive, to the extent that such access rights may lawfully be transferred or used by the Company’s permittees), and any computer programs that are owned by a Company (or licensed to the Company under licenses that may lawfully be transferred or used by the Company’s permittees) and that are used or useful to access, organize, input, read, print or otherwise output and otherwise handle or use such information and data;

(n) all rights to have and receive any of the foregoing and all proceeds of any of the foregoing, including all present and future accounts, payment intangibles, general intangibles, instruments, real or personal property, books records, contract rights, documents (including all documents of title), chattel paper and proceeds relating to, arising from or by virtue of or collections with respect to, or comprising part of, any of the foregoing, including all insurance and claims for insurance affected or held for the benefit of the Company, the Lenders, the Agent or the Custodian in respect of any of the foregoing;

(o) all other rights and interests now owned or hereafter acquired by the Company in, under or relating to any of the Collateral described or referred to above and all proceeds of sale or other disposition of, such Collateral and all contracts and agreements, whether oral or written relating thereto, and any instruments, documents or writings evidencing any monetary obligation, contract right, general intangible, account or security interest in any of such Collateral, or its proceeds, whether now existing or hereafter arising, accruing or accrued. Collateral also includes all other rights and interests in and to any and all security for or claims against others in respect of any of the Collateral described or referred to above, or proceeds of sale or other disposition of, any of such Collateral; and

(p) all accessions or additions to, substitutions for and proceeds of any and all of the foregoing, together with all renewals and replacements of any of the foregoing;

provided, that the Agent’s security interest in the Pledged Loans does not extend to, cover or affect any of the mortgage loan Servicer’s right, title or interest in, to or under (a) any Servicing Agreement that either Company, as owner or investor, has entered into, or may hereafter enter into, in good faith with any Person that is not an Affiliate of either Company, as mortgage loan Servicer, to service Mortgage Loans now or hereafter owned or held by either Company, whether or not such Mortgage Loans were heretofore, or are now or hereafter, Pledged to the Agent or (b) the mortgage loan servicing rights under any such mortgage loan servicing agreement between either Company and a contractual mortgage loan Servicer that is not an Affiliate of either Company; provided further, that nothing in this sentence shall be construed to waive, disclaim, impair or otherwise affect the Agent’s security interest (as agent and representative of the

Lenders) in any of such Mortgage Loans themselves, including the Agent’s security interest in and to all of the Company’s right, title and interest under each such Mortgage Loan Servicing Agreement to the extent (if any) that it covers, affects or relates to Pledged Loans.

7.2. Limited Pledge of Fannie Mae Servicing. Notwithstanding anything to the contrary in the Credit Agreement or any of the other Facilities Papers, the pledge of the Companies’ right, title and interest in mortgage servicing rights under servicing agreements with Fannie Mae shall only secure the Companies’ debt to the Lenders incurred for the purposes of (a) purchasing Mortgage Loan servicing rights, (b) purchasing a mortgage banking company (including a management buyout of an existing mortgage banking company) or (c) securing a warehouse line; provided, that the foregoing proviso shall be deemed automatically supplemented or amended if and to the extent Fannie Mae supplements or amends the corresponding requirement, whether in its rules, regulations, guides, Servicing Agreements, Acknowledgment Agreements, or published announcements or otherwise waives or grants exceptions from such requirement, and in each instance, with the same substantive force and effect; provided further that the security interest created hereby is subject to the following provision to be included in each financing statement filed in respect hereof:

The security interest created by this financing statement is subject and subordinate to all rights, powers and prerogatives of Fannie Mae under, and in connection with, the Mortgage Selling and Servicing Contract and all applicable Pool Purchase Contracts between Fannie Mae and HomeBanc Mortgage Corporation and the Selling Guide, Servicing Guide, and other Guides, as each of such Guides is amended from time to time (collectively, the “Fannie Mae Contract“) which rights, powers, and prerogatives includes, without limitation, the right of Fannie Mae to terminate the Fannie Mae Contract with or without cause and the right to sell, or have transferred, the Servicing Rights as therein provided.

7.3. Limited Pledge of Ginnie Mae Servicing. To the extent that the pledge of the Companies’ right, title and interest in mortgage servicing rights under Servicing Agreements with Ginnie Mae shall at any time be included within the security interest created hereby, the Agent acknowledges and agrees that (x) the Company is entitled to servicing income with respect to a given mortgage pool only so long as Company is an issuer in good standing pursuant to Ginnie Mae rules, regulations, guides and similar announcements; (y) upon the Companies’ loss of such good-standing issuer status, the Agent’s rights to any servicing income related to a given mortgage pool also terminate; and (z) the pledge of Companies’ rights to servicing income conveys no rights (such as a right to become a substitute servicer or issuer) that are not otherwise specifically provided for in the rules, regulations, guides or similar announcements by Ginnie Mae, provided that this sentence shall automatically be deemed amended or modified if and to the extent Ginnie Mae amended the corresponding requirement, whether in its rules, regulations, guides, Servicing Agreements, Acknowledgment Agreements or published announcements.

7.4. Limited Pledge of Freddie Mac Servicing. Notwithstanding anything to the contrary contained herein or in any of the other Facilities Papers, the pledge of the Companies’ right, title and interest in mortgage servicing rights under Servicing Agreements with Freddie Mac shall only secure the Companies’ indebtedness and obligations to Agent (as agent and representative of the Lenders) incurred for (i) the purposes of securing (a) a warehouse line of credit, (b) a loan whose proceeds have been or will be used to acquire rights in such Freddie Mac Loan Servicing Agreements in accordance with the provisions of the Freddie Mac Sellers’ and Servicers’ Guide, (c) a loan whose proceeds have been or will be used to acquire assets of, or stock issued by, the Company, (d) a loan whose proceeds have been or will be used to purchase from another mortgage banking company the contract right to service Serviced Mortgages, or to purchase assets of, or stock issued by, such company, (e) a loan whose proceeds have been or will be used as working capital, or (ii) any other purpose which Freddie Mac, in its sole and absolute discretion, considers to be consistent with the purposes of its Acknowledgment Agreement to be executed among the Company, the Agent and Freddie Mac, and accordingly permits; provided, that the foregoing provisions of this paragraph shall be deemed automatically supplemented or amended if and to the extent Freddie Mac supplements or amends the corresponding requirement, whether in its rules, regulations, guides, Servicing Agreements, Acknowledgment Agreements or published announcements or otherwise waives or grants exceptions from such requirement, and in each instance, with the same substantive force and effect; and provided further that the security interest created hereby is subject to the following provision to be included in each financing statement filed in respect hereof:

The security interest referred to in this financing statement is subject and subordinate in each and every respect (a) to all rights, powers and prerogatives of one or more of the following: the Federal Home Loan Mortgage Corporation (“Freddie Mac”), the Federal National Mortgage Association (“Fannie Mae”), the Government National Mortgage Association (“Ginnie Mae”) or such other investors that own mortgage loans, or which guaranty payments on securities based on and backed by pools or mortgage loans, identified on the exhibit(s) or schedule(s) attached to this financing statement and in favor of which investors (other than Freddie Mac or Fannie Mae) Agent has executed a separate subordination agreement (the “Investors”); and (b) to all claims of an Investor arising out of any and all defaults and outstanding prerogatives of the Investor. Such rights, powers and prerogatives of the Investors may include, without limitation, one or more of the following: the right of an Investor to disqualify the debtor from participating in a mortgage selling or servicing program or a securities guaranty program with the Investor; the right to terminate contract rights of the debtor relating to such a mortgage selling or servicing program or securities guaranty program and the right to transfer and sell all or any portion of such contract rights following the termination of those rights.

7.5. Agent May Require Acknowledgment Agreements. Notwithstanding any other provision hereof to the contrary, the Agent shall treat Pledged Servicing with Fannie Mae or Freddie Mac as having zero Servicing Collateral Value from and after the thirtieth day such Servicing Collateral is Pledged to the Agent or until the date on which an Acknowledgment Agreement covering such Pledged Servicing has been executed and delivered by the Company, the Agent and Fannie Mae or Freddie Mac, as applicable. Additionally, the Agent may elect, but shall not be obligated, to treat Pledged Servicing with any investor other than Fannie Mae or Freddie Mac as having zero Servicing Collateral Value until the date on which an Acknowledgment Agreement covering such Pledged Servicing has been executed and delivered by the Company, the Agent and the investor, as applicable.

7.6. Further Assurances Concerning Collateral. In furtherance of the foregoing, the Companies (i) hereby jointly and severally agree to perform, or cause to be performed, such acts and duly to authorize, execute, acknowledge, deliver, file and record (or cause such actions to be taken with respect to) such financing statements, assignments, security agreements, deeds of trust, mortgages, bond powers and supplements, modifications or amendments to any of them, and such other papers as the Agent may reasonably request in order to establish and preserve the priority of, perfect and protect the Liens granted or intended to be granted to the Agent in and to any and all such Collateral and to preserve and protect the Agent’s rights in respect of all present and future Collateral for the Obligations.

7.7. Delivery of Additional Collateral or Mandatory Prepayment. At least once a week during the term of this Agreement (or more often in the discretion of the Agent if it reasonably determines that market conditions warrant) and whenever a Request for Borrowing is made by the Companies (except that the Agent shall have no obligation to make such determination more frequently than once per day), the Agent shall:

(i) determine the aggregate Collateral Values for the Borrowing Base for each Category of Collateral (including the Collateral Value of any Collateral pledged on that day)

Pledged to the Agent under this Agreement by summing the values of the individual items of Collateral as reported on (and recorded by the Agent from) the Companies’ Submission Lists and Pledged Loans Curtailment Reports, valuing at zero Collateral for which the Agent has current actual knowledge that a Disqualifier exists;

(ii) issue a statement of the value of each Borrowing Base as so determined; and

(iii) provide a copy of that certificate to the Companies.

If the Agent shall determine on any day that the Borrowing Base is less than the outstanding Borrowings, then the Companies shall immediately (by no later than the next Business Day after the Agent’s request) either:

(a) Pledge to the Agent additional Collateral and deliver to the Custodian all Basic Papers for any such additional Collateral (such delivery to the Custodian may be deferred for up to seven (7) Business Days for any Wet Loans Pledged to the Agent as additional Collateral) and/or;

(b) after giving effect to the Collateral Value of any additional Collateral Pledged to the Agent and delivered to the Agent pursuant to Section 7.7(a), pay to the Agent cash for Pro Rata distribution to the Lenders, in aggregate amounts sufficient to cover the sum of the excess of each of (i) the sum of all Borrowings outstanding over (ii) the Collateral Value of the Borrowing Base provided, that the Companies may not elect under the provisions of Section 7.7(a) (and instead must make a cash paydown pursuant to Section 7.7(b)) if any Default or Event of Default has occurred that the Agent has not declared in writing to have been cured or waived.

7.8. Mandatory Redemption of Collateral Due to Low Weighted Average FICO Scores. If the Agent shall determine on any day that:

(i) the weighted average FICO score of all Construction/Permanent Loans then Pledged to the Agent is less than 700; or

(ii) the weighted average FICO score of all Alt-A Loans then Pledged to the Agent is less than 690 (or, in the Agent’s discretion, as low as 685);

and make a Redemption Call, then and in that event the Companies shall immediately (by no later than the next Business Day after the Agent’s request) redeem (either by making cash paydowns of outstanding Advances or substituting higher quality Collateral) a sufficient number of lower FICO score Pledged Loans as shall be required to correct such deficiency.

7.9. Mortgaging of Real Property Collateral. Each Company hereby GRANTS to the Agent a Lien against, and hereby agrees to duly Pledge to the Agent by executing, acknowledging sufficiently for recording and delivering to the Agent or (where appropriate) to a trustee designated by the Agent, a recordable mortgage, deed of trust or security deed (whichever form of real property mortgage instrument is appropriate to the jurisdiction in which the real property is located) — on the standard Fannie Mae/Freddie Mac form, modified appropriately for the purpose, or in another form approved by the Agent — and in substance approved by the Agent, to cover each lot, parcel, tract or leasehold estate (as the case may be) of present or future real property owned by a Company after foreclosure or conveyance in lieu of foreclosure of any Repurchased Loan or other Pledged Loan (or any other Collateral that, while Pledged to the Agent, is or becomes real property under the law of the U.S. jurisdiction where it is located), each of which mortgage instruments shall describe the mortgagee or grantee as “JPMorgan Chase Bank, N.A., as a Lender and as Agent for certain other Lenders” and shall describe the Debt it secures substantially as follows:

All present and future debts and obligations of [HomeBanc Corp.][HomeBanc Mortgage Corporation] to JPMorgan Chase Bank, N.A., as a Lender and as Agent for the other Lenders named therein, and to such other Lenders, under or pursuant to the 8/05 Amended and Restated Senior Secured Credit Agreement dated as of August 1, 2005 by and among HomeBanc Corp., HomeBanc Mortgage Corporation, JPMorgan Chase Bank, N.A. and others, the principal debt under which credit agreement has a final stated maturity of July 31, 2006, as such credit agreement may have been or may from time to time be supplemented, amended or restated; provided that the principal debt hereby secured shall in no event exceed [state here the amount that is equal to 120% of the value of the mortgaged real estate as shown in its most recent Appraisal or Broker’s Price Opinion].

While the Agent does not initially intend to record any of such mortgages, deeds of trust or security deeds, the Agent may elect to record — upon prior written notice to the relevant Company, unless an Event of Default has occurred that the Agent has not declared in writing to have been cured or waived, in which case no written notice is necessary — any or all of them at any time or times, and all costs of filing and recordation shall be paid for by the Companies, either directly or as reimbursement to the Agent, whichever the Agent shall elect.

7.10. Pledged Loans’ Collection and Servicing Rights. So long as no Event of Default shall have occurred that the Agent has not declared in writing to have been cured or waived, the Companies shall be entitled to service the Pledged Loans and to receive and collect directly — or cause to be serviced, received and collected through a Servicer or Servicers under one or more Servicing Agreements — all sums payable to the Companies in respect of the Pledged Loans (excluding, however sums arising from sales or other dispositions of Pledged Loans, which Section 7.13 requires to be paid to the Agent for application as therein stated); provided that the Companies’ rights and obligations to so interim service, or to cause to be so interim serviced, Pledged Loans shall terminate if and when the Agent sends a notice of termination thereof to the Companies, which the Agent may do at any time the Agent believes that a Company may have assigned or pledged, or may attempt to assign or pledge, any rights to service the Collateral or interest therein to any Person other than the Agent or after termination for cause, or suspension for a period of ten (10) days or more for cause, of the Companies’ rights to service Mortgage Loans under any Servicing Agreement in which a Company is the Servicer; and provided further that if any Default or Event of Default shall occur at any time, the Companies’ rights and obligations to service Pledged Loans shall terminate automatically and immediately without any notice or action by the Agent or any Lender. Upon any such termination, the Agent is hereby authorized and empowered to sell and transfer such rights to service the Pledged Loans for such price and on such terms and conditions as the Agent shall reasonably determine, and the Companies shall have no right to sell or attempt to sell or transfer such rights to service the Pledged Loans. The Companies shall perform all acts and take all actions so that the Pledged Loans and all files and documents relating to the Pledged Loans that are held by the Companies, together with all escrow amounts relating to the Pledged Loans, are delivered to the successor Servicer. To the extent that the approval of any third party or any other insurer or guarantor is required for any such sale or transfer, the Companies will fully cooperate with the Agent to obtain such approval. All amounts paid by any purchaser of such rights to service the Pledged Loans shall be paid to the Agent for distribution to the Lenders and application to the Loan in the same manner and order as provided for funds received by the Agent pursuant to Section 12.4. The rights to service the Pledged Loans have not been separated from the Pledged Loans and are not subject to pledge or assignment to anyone other than the Agent. Nothing herein shall be construed to cover or affect the Company’s rights to service pools of Mortgage Loans that are the base and backing for MBS issued or guaranteed by an Agency, which rights are established and governed by the respective Servicing Agreements between the Company and the issuer of such Agency MBS and any related Acknowledgment Agreement.

7.11. Rights After Occurrence of Event of Default. After the occurrence of any Event of Default that the Agent has not declared in writing to have been cured or waived, the Agent shall have the following rights (but no obligations):

(a) in its discretion, to demand, sue for, collect or receive and receipt for (in their own name, in the name of a Company or otherwise) any money or property at any time payable or receivable on account of any of the Collateral, in consideration of its transfer or in exchange for it;

(b) to direct — and to take any and all other steps necessary to cause — any Servicer of any of the Collateral to pay over directly to the Agent for the account of the relevant

Company (instead of to the Company or any other Person) all sums from time to time due to the Company and to take any and all other actions that the Company or the Agent has the right to take under the Company’s contract with such Servicer; and

(c) to request that the relevant Company forthwith pay to the Agent at its principal office all amounts thereafter received by the Company upon or in respect of any of the Collateral, advising the Agent as to the sources of such funds, and if the Agent does so request, then the Company shall diligently and continuously thereafter comply with such request.

All amounts so received and collected by the Agent shall be paid over to the Lenders for application to pay (i) fees owing under the Facilities Papers (pro rata in the ratio that the fees then owed to each Lender bear to the fees then owed to all Lenders), (ii) the reasonable costs and expenses incurred by the Agent or the Lenders (pro rata in the ratio that the unreimbursed costs and expenses incurred by each of them and then outstanding bears to the unreimbursed costs and expenses incurred by all of them and then outstanding) in collecting or enforcing the Senior Credit Notes and the other Facilities Papers, defending against any claims made in respect of the Facilities Papers or any related transactions, protecting or realizing on Collateral and (iii) accrued and unpaid interest on and principal of the Senior Credit Notes (for interest, pro rata in the ratio that the then-accrued and unpaid interest due on each Senior Credit Note bears to the then-accrued and unpaid interest due on all Senior Credit Notes, and for principal, pro rata in the ratio that the outstanding balance of each Senior Credit Note bears to the outstanding balances of all Senior Credit Notes).

7.12. Sale and Agent’s Delivery of Debt Collateral to Approved Investor. Unless an Event of Default has occurred that the Agent has not waived in writing (in which event the Agent’s consent to such shipping or delivery shall be required):

(a) a Company may direct the Custodian to ship or deliver to any Approved Investor any Pledged Loan for which that investor has issued a Whole Loans Purchase Commitment; and

(b) a Company may direct the Custodian to ship or deliver to any issuer of MBS (including Ginnie Mae, Fannie Mae or Freddie Mac) any Pledged Loan(s) as all or part of a pool from which MBS will be created that are covered by an MBS Purchase Commitment issued by an Approved Investor, and the Agent’s security interest in those Pledged Loans shall automatically terminate when the MBS are created from such pool, although the Agent’s security interest granted by this Agreement in and to — and the Companies hereby specifically declare their intent that Collateral covered by this Agreement includes — all of the Companies’ present and future (i) right, title and interest in and to the MBS so created and (ii) rights to demand, have, receive and receipt for such MBS and their proceeds, shall automatically attach when such Pledged Loans are so securitized and the Agent’s security interest in them is thereby automatically terminated, as aforesaid.

The Companies may also request that the Custodian ship any Pledged Loan(s) to any other investor.

7.13. Collateral Sale Proceeds to be Paid to Agent.

(a) Unless, before the relevant MBS are created, both (i) an amount equal to the Collateral Value of the Pledged Loans(s) being securitized (or such lesser amount as shall be required to cause the Borrowing Base without such Pledged Loans to at least equal the Advances outstanding) has already been paid to the Agent and (ii) information sufficient to enable the Custodian to reconcile the sums so paid to the Pledged Loans so being securitized has been provided to the Custodian, until the sale of any Whole Loan that is Pledged to the Agent or any MBS created from a pool that includes any Pledged Loan, the Agent shall have a first and prior security interest in and control of such Whole Loan and such MBS, and the Companies shall take all steps necessary to establish, perfect and maintain in the Agent such security interest and its perfection, and control of such MBS.

(b) When the sale is settled of any Whole Loan, or of any MBS created from a pool that includes any Pledged Loan, the Company shall cause the investor purchasing such Whole Loan or MBS to pay the Companies’ entire net share of the purchase price therefor directly to the Agent, for application as a mandatory prepayment on the Senior Credit Notes and as a repayment of outstanding Advances, and if the amount so paid to the Agent is at least equal to the Collateral Value of the Pledged Loan(s) so sold or securitized, then the Agent will release the relevant Pledged Loan(s) or MBS from the Agent’s Lien (whereupon such Pledged Loan or MBS will no longer be Pledged to the Agent).

(c) Pledged Loans Shipped for Securitization. Upon shipment or delivery of Pledged Loans to be securitized and pending such payment to the Agent on the sale of the resulting MBS, the Companies agree to take all steps necessary to cause the Agent to be identified as the nominal owner of any MBS created from the pool of Mortgage Loans which includes such Pledged Loans in the records of the Federal Reserve Bank or other institution authorized by the issuing agency (Ginnie Mae, Fannie Mae or Freddie Mac, as the case may be) to maintain ownership records in respect of all such MBS, and to cause such arrangements to remain in effect until the Collateral Value of such securitized Mortgage Loans shall have been paid to the Agent (for deposit in the relevant Note Payment Account and distribution to the Lenders for application on the Loan.) Each Company hereby APPOINTS the Agent as its attorney-in-fact to take all such steps in its name and behalf as are necessary or appropriate to (i) obtain and maintain control of such MBS, (ii) establish, maintain or continue perfection of its security interests in such MBS and/or (as the context requires) (iii) enforce, collect or otherwise realize upon such interests, (iv) request that Fannie Mae servicing rights, Freddie Mac servicing rights and servicing rights in respect of Mortgage Loans owned by any other Investor be transferred to the Agent or to another servicer approved by Fannie Mae, Freddie Mac or such other Investor (as the case may be) and perform (without assuming or being deemed to have assumed any of the obligations of the Company thereunder) all aspects of each servicing contract that is Servicing Collateral, (v) request distribution to the Agent of sale proceeds or any applicable contract termination fees arising from the sale or termination of such servicing rights and remaining after satisfaction of the Company’s relevant obligations to Fannie Mae, Freddie Mac or such other Investor (as the case may be), including costs and expenses related to any such sale or transfer of such servicing rights and other amounts due for unmet obligations of the Company to Fannie Mae, Freddie Mac or such other Investor (as the case may be) under applicable Fannie Mae Guides, Freddie Mac Guides or such other Investor’s contract, (vi) deal with Investors and any and all subservicers and master servicers in respect of any of the Servicing Collateral in the same manner and with the same effect as if done by the Company and

(vii) take any action and execute any instruments that the Agent deems necessary or advisable to accomplish any of such purposes, and such appointment shall be deemed a power coupled with an interest and shall be irrevocable for so long as any of the Obligations shall be unpaid or any of the Lenders shall have any outstanding commitment to lend or to extend any other financial accommodations to or for the account of the Company.

7.14. Right of Redemption From Pledge. Provided no Event of Default has occurred that the Agent has not declared in writing to have been cured or waived (provided that the Agent may elect to allow redemption even if an uncured and unwaived Event of Default has occurred if the Agent reasonably believes at that time that doing so would be in the Lenders’ interest), each Company may from time to time redeem one or more items of Collateral from pledge by either:

(a) paying, or causing to be paid, to the Agent for deposit in the relevant Note Payment Account, for application to the outstanding balance of Advances and Pro Rata distribution to the Lenders for their application to prepayment of the principal balances of the Senior Credit Notes, including the Swing Line Note, the Redemption Amount for the item(s) of Collateral to be released; or

(b) delivering substitute Collateral that both (i) is Eligible Collateral and (ii) will, when included with the existing Collateral, increase the Borrowing Base to a value at least equal to the aggregate outstanding Borrowings;

after which the Agent shall release the redeemed Collateral to the Companies or their designee promptly upon written request made by the Companies and at their cost, whereupon such redeemed Collateral will not longer be Pledged to the Agent or included in the Borrowing Base and the Company shall promptly receipt — or shall cause its designee to promptly receipt — for such released Collateral in writing to the Agent. Further, the Agent will execute UCC partial release(s) of such redeemed Collateral — or otherwise appropriately confirm such release in writing — prepared at the Companies’ expense if, when and in such form as the Company may reasonably request.

7.15. Return of Collateral at End of Commitment. If (i) the Lenders’ Commitments to lend shall have expired or been terminated, and (ii) all Advances, interest or other amounts evidenced by the Senior Credit Notes or owing to any of the Lenders or the Agent under this Agreement, the Senior Credit Notes and the other Facilities Papers shall be fully paid and satisfied, then the Agent shall release the Collateral to the Companies or their designee promptly upon written request made by the Companies and at their cost, whereupon such released Collateral shall no longer be Pledged to the Agent and the relevant Company shall promptly receipt — or shall cause its designee to promptly receipt — for such released Collateral in writing to the Agent.

7.16. Acceptance or Shipping Per Instructions of Returned Collateral is Acquittance. Acceptance by a Company of any Collateral delivered to it pursuant to any provision of this Agreement (whether or not the recipient issues a receipt for it) or shipping by the Agent of Collateral in substantial compliance with shipping instructions given by either Company or its designee shall be a complete and full acquittance for the Collateral so delivered or shipped, and the Agent shall thereby be released and discharged from any and all liability or responsibility for it arising then or thereafter (except liability for the Agent’s own gross negligence or willful misconduct.)

8 CONDITIONS PRECEDENT

8.1. Initial Advance. The obligations of the Lenders to fund their respective Funding Shares of the initial Advance under this Agreement are subject to the Companies’ fulfillment of the following conditions precedent:

(a) the Agent shall have received (or be satisfied that it will receive by such deadline as the Agent shall specify) the following, all of which must be satisfactory in form and content to the Agent in its sole discretion:

(1) this Agreement duly executed by all parties;

(2) the Senior Credit Notes, each duly executed by the Companies;

(3) UCC financing statements for the Collateral covered by this Agreement, each duly authorized by the Companies;

(4) a current UCC search report of a UCC filings search in the offices of the Secretaries of State of the States of Delaware and Georgia;

(5) copies of the Companies’ (i) certificate of incorporation certified by the Secretary of State of the State of Delaware and (ii) bylaws and all amendments certified by such its corporate secretary or assistant secretary;

(6) certificates of existence or authority and good standing for HC and HMC issued by the Secretaries of State of Georgia and Delaware, respectively;

(7) original resolutions of each Company’s board of directors, certified as of the date of the initial Advance by such Company’s corporate secretary, authorizing the execution, delivery and performance by such Company of this Agreement, the Senior Credit Notes and all other Facilities Papers to be delivered by such Company pursuant to this Agreement;

(8) a certificate of each Company’s corporate secretary as to (i) the incumbency of the officers of the Company executing this Agreement, the Senior Credit Notes, each applicable Request for Borrowing and all other Facilities Papers executed or to be executed by or on behalf of the Company and (ii) the authenticity of their signatures — and specimens of their signatures shall be included in such certificate or set forth on an exhibit attached to it — (the Agent and the Lenders shall be entitled to rely on that certificate until the Companies have furnished new certificates to the Agent), and certifying that attached to such certificate are true and correct copies of all amendments to such Company’s certificate of incorporation and bylaws since their inception);

(9) an Officer’s Certificate for each Company dated the date of the initial Advance and certifying truthfully that, after giving effect to that Advance, no Default or

Event of Default will exist under this Agreement and that there has been no material adverse change since the Statement Date in any of the Central Elements relative to HC and its Subsidiaries;

(10) copies of an errors and omissions insurance policy or mortgage impairment insurance policy and blanket bond coverage policy, or certificates in lieu of policies, providing such insurance coverage as is customary for members of the Companies’ industry, all in form and content reasonably satisfactory to the Agent;

(11) a favorable written opinion of counsel to the Companies dated on or before the date of the initial Advance, addressed to the Lenders and the Agent and in form and substance reasonable satisfactory to the Agent and its legal counsel (a form containing opinions required to be included therein are set forth in Exhibit G, the opinions as to enforceability of the Facilities Papers and perfection of the Agent’s Lien in the Collateral must be issued by outside counsel to the Company); and

(12) payment to the Agent of the Facility Fee (for deposit in the relevant Note Payment Account and Pro Rata distribution to the Lenders), the Custodian’s Fee and all other fees and expenses (including the disbursements and reasonable fees of the Agent’s and the Lenders’ attorneys, subject to the limitation specified in Section 13(a)) of the Agent and the Lenders accrued and billed for to the date of the Companies’ execution and delivery of this Agreement.

8.2. Each Advance. The obligations of the Lenders to fund their respective Funding Shares of the initial Advance and each subsequent Advance under this Agreement are also subject to the satisfaction, in the sole discretion of the Agent, as of the date of each such Advance, of the following additional conditions precedent:

(a) The Companies shall have delivered to the Agent a Request for Borrowing and, if the Borrowing Base is insufficient to support all or part of the requested Borrowing, the Companies shall have delivered (i) to the Agent and the Custodian one or more Submission List(s), appropriate to the Categories of the new Collateral and (ii) (except for Wet Warehouse Advances) to the Custodian the Basic Papers for any new Single-family Collateral required to cause the Borrowing Base to at least equal the outstanding Borrowings after giving effect to the requested Borrowing.

(b) Unless the requested Advance is comprised only of a Wet Warehousing Advance, the Custodian shall have issued its Custodian’s Certification (as defined in the Custody Agreement) relating to the Single-family Collateral currently in the Borrowing Base (and the Agent agrees not to unreasonably withhold or delay issuing any such Custodian’s Certification).

(c) If the Companies have begun registering Pledged Loans with MERS, the Companies shall have delivered to the Agent the Electronic Tracking Agreement (as defined in the Custody Agreement) duly executed by the Companies, Mortgage Electronic Registration Systems, Inc., MERSCorp., Inc. and the Custodian.

(d) The Agent shall have received evidence reasonably satisfactory to it (i) as to the due filing and recording in all appropriate offices of all financing statements, (ii) if there is any Collateral that is of a type that requires the Agent’s interest to be noted by book entry, that such book entry has been duly made and (iii) if there is any Collateral that is “investment property” under the UCC of the State of Texas or other applicable Law, that such instruments as are necessary to give the Agent “control” of such Collateral have been duly executed by the relevant Company and the relevant securities intermediary.

(e) The representations and warranties of the Companies contained in Section 9 shall be true and correct in all material respects as if made on and as of the date of each Advance unless specifically stated to relate to an earlier date.

(f) The Companies shall have performed all agreements to be performed by them under this Agreement, the Custody Agreement and all other Facilities Papers, as well as under all Purchase Commitments, and after giving effect to the requested Advance, no Default or Event of Default will exist under this Agreement or any of the other Facilities Papers.

(g) The Companies shall not have incurred any material liabilities, direct or contingent, other than in the ordinary course of their business, and no liabilities (whether or not in the ordinary course of business) that adversely and materially affect any of the Central Elements relative to HC and its Subsidiaries since the dates of the Companies’ Financial Statements most recently theretofore delivered to the Agent and distributed to the Lenders.

(h) The Agent shall have received from counsel for the Companies, if reasonably requested by all of the Lenders, an updated favorable opinion or opinions, in form and substance satisfactory to the Agent addressed to the Lenders and/or the Agent (whichever the Agent shall specify) and dated as of the date of such Advance, covering and updating such matters that were originally addressed in the opinion issued pursuant to Section 8.1(a)(11) as the Agent may request.

(i) The Companies shall have paid the Facility Fee and Agent’s Fee then due and payable in accordance with Sections 6.7 and 6.8 and the Custodian’s fee pursuant to the Custody Agreement.

(j) The Agent shall have received such other documents, if any, as shall be specified by the Agent.

9 REPRESENTATIONS

Each Company hereby represents and warrants to the Agent and the Lenders both (a) as of the date of this Agreement and (b) except as to those specified to relate only to a specific date, again as of the date of each Request for Borrowing, that:

9.1. Organization; Good Standing; Subsidiaries. The Company is a corporation duly formed, validly existing and in good standing under the laws of the state of its incorporation (Georgia or Delaware, as applicable.) The Company has furnished to the Agent a true and complete copy of its charter or articles of incorporation and its bylaws as in effect as of the date of this Agreement, including all amendments thereto, and agrees to furnish to the Agent a true and complete copy of any amendment adopted after the Effective Date promptly after it is adopted. The Company warrant and represents that the Company and its Subsidiaries each has the full legal power and authority to own its properties and to carry on its business as currently conducted and each is duly qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the ownership of its property or the transaction of its business makes such qualification necessary, except in jurisdictions, if any, where a failure to be qualified, licensed or in good standing has no material adverse effect on any of the Central Elements relative to HC and its Subsidiaries. Neither Company has any Subsidiaries except as set forth on Exhibit D (which lists the Companies’ Subsidiaries as of the Effective Date) or as have been subsequently disclosed by the Companies to the Agent in writing. Exhibit D states the name of each such Subsidiary as of the Effective Date, place of incorporation, each state in which it is qualified as a foreign corporation and the percentage ownership of the capital stock of each such Subsidiary by the Company.

9.2. Authorization and Enforceability. The Company has the power and authority to execute, deliver and perform this Agreement, the Senior Credit Notes, the Custody Agreement and all other Facilities Papers to which it is a party or in which it joins or has joined. The execution, delivery and performance by the Company of this Agreement, the Senior Credit Notes, the Custody Agreement and all other Facilities Papers to which it is a party and the borrowing of the Loan have each been duly and validly authorized by all necessary corporate action on the part of the Company (none of which has been modified or rescinded, and all of which are in full force and effect) and do not and will not conflict with or violate any Legal Requirement or the articles of incorporation or bylaws of the Company, conflict with or result in a breach of or constitute a default under any agreement, instrument or indenture binding on the Company or require any consent under any such agreement, instrument or indenture where the conflict, breach, default or nonconsent could reasonably be expected to have a material adverse effect on any of the Central Elements, or result in the creation of any Lien upon any property or assets of the Company except the Lien securing the Obligations, or result in or permit the acceleration of any debt of the Company pursuant to any agreement, instrument or indenture to which the Company is a party or by which the Companies or their property may be bound or affected. This Agreement, the Senior Credit Notes, the Custody Agreement and all other Facilities Papers constitute the legal, valid, and binding obligations of the Company enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights generally.

9.3. Approvals. Neither the execution and delivery of this Agreement, the Senior Credit Notes, the Custody Agreement and all other Facilities Papers nor the performance of the Company’s obligations under such Facilities Papers requires any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority other than (i) those that have been obtained or will be obtained by the time required and which remain in full force and effect, (ii) those for which the Company’s failure to obtain them will not have a material adverse effect on any of the Central Elements relative to HC and its Subsidiaries and (iii) the filing of the Security Instruments.

9.4. Financial Condition. The balance sheet of HC (and its Subsidiaries, on a consolidated basis) and the related statements of income, changes in stockholders’ equity and cash flows (“Financial Statements”) for the fiscal year ended on the Statement Date (the “Statement Date Financial Statements”) heretofore furnished to each of the Lenders, fairly present the financial condition of HC (and its consolidated Subsidiaries) on a basis as of the

Statement Date and the results of their operations for the fiscal period ended on the Statement Date. On the Statement Date, HC and its consolidated Subsidiaries did not have either any known material liabilities — direct or indirect, fixed or contingent, matured or unmatured — other than the contingent liabilities (if any) set forth on Schedule 9.4 and contingent liability on endorsements of negotiable instruments for deposit or collection in the ordinary course of business, or any known material liabilities for sales, long-term leases or unusual forward or long-term commitments, which are not disclosed by the Statement Date Financial Statements or reserved against in them or that have not been otherwise disclosed to the Agent in writing. The Companies are each currently Solvent, and since the Statement Date, (i) there has been no material adverse change in any of the Central Elements related to HC (and its Subsidiaries), nor is either Company aware of any state of facts which (with or without notice, the lapse of time or both) would or could result in any such material adverse change, and (ii) there have been no material unrealized or anticipated losses from any loans, advances or other commitments of HC (and its Subsidiaries), except for the material adverse changes and losses (if any) that are summarized in Schedule 9.4.

9.5. Litigation. Except as disclosed in the Statement Date Financial Statement or the most recent Financial Statements furnished to the Agent (whichever is more current), or in a notice timely given in accordance with the provisions of Section 10.11, there are no actions, claims, suits or proceedings pending, or to the knowledge of the Company, threatened or reasonably anticipated against or affecting HC or any of its Subsidiaries in any court, before any other Governmental Authority or before any arbitrator or in any other dispute resolution forum which, if adversely determined, could reasonably be expected to result in a material adverse effect on any of the Central Elements relative to HC and its Subsidiaries.

9.6. Licensing. The Company and the Servicers (if any) of its Mortgage Loans are duly registered as mortgage lenders and servicers in each state in which Mortgage Loans have been or are from time to time originated, to the extent such registration is required by any applicable Legal Requirement, except where the failure to register could not reasonably be expected to result in a material adverse effect on any of the Central Elements relative to HC and its Subsidiaries.

9.7. Hedge Investments in Mortgage Loans. If at any time during the term of this Agreement, the Companies are hedging their investments in Mortgage Loans Pledged to the Agent, the Companies will prepare their periodic hedge position reports in form, substance and detail reasonably satisfactory to the Agent and provide a copy of each to the Agent and each Lender when issued, and the Companies will pledge to the Agent any investment securities acquired by either Company and held from time to time to so hedge such investments in Mortgage Loans Pledged to the Agent.

9.8. Compliance with Applicable Laws. Neither Company nor any of its Subsidiaries is in violation of any provision of any law, or any judgment, award, rule, regulation, order, decree, writ or injunction of any court, other Governmental Authority or public regulatory body that could reasonably be expected to have a material adverse effect on any of the Central Elements relative to HC and its Subsidiaries.

9.9. Regulation U. The Company is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowings directly or indirectly made available to or received by the Company or for its account will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any debt which was originally incurred to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or which would constitute this transaction a “purpose credit” within the meaning of Regulation U, as now or hereafter in effect.

9.10. Investment Company Act. The Company is not subject to the rules governing an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

9.11. Public Utility Holding Company Act. Neither the Companies nor any of their Subsidiaries is an “affiliate” or a “subsidiary company” of a “public utility company”, or a “holding company”, or an “affiliate” or a “subsidiary company” of a “holding company”, as such terms are defined in the PUHC Act. Further, none of the transactions contemplated under this Agreement shall cause or constitute a violation of any of the provisions, rules, regulations or orders, of or under the PUHC Act and the PUHC Act does not in any manner impair the legality, validity or enforceability of the Senior Credit Notes, the Loan, any of the Facilities Papers or any of the Agent’s Liens.

9.12. Payment of Taxes. HC has filed, caused to be filed, or filed an extension for filing (with written notice to the Agent that an extension request has been filed) all required federal, state and local income, excise, property and other tax returns with respect to its and its Subsidiaries’ operations, all of such returns are true and correct and HC has paid or caused to be paid — or is protesting by appropriate proceedings diligently pursued and has established adequate reserves therefor — all taxes which are due and owing under applicable law or as shown on any assessment to the extent such taxes have become due, including all applicable FICA payments and withholding taxes. The amounts reserved as a liability for income taxes and other taxes payable in the financial statements heretofore furnished to the Agent and the Lenders are sufficient for payment of all unpaid federal, state and local income, excise, property and other taxes — whether or not disputed — of HC and its Subsidiaries accrued for or applicable to the period and on the dates of such financial statements and all prior years and periods, and for which HC and its Subsidiaries may be liable in their own right or as transferee of the assets of other Person or as successor to any other Person.

9.13. Agreements. Neither of the Companies nor any of their Subsidiaries is a party to any agreement, instrument or indenture or subject to any restriction materially and adversely affecting any of the Central Elements except as disclosed in (i) the Statement Date Financial Statements, (ii) Schedule 8.4 or (iii) the more current Financial Statements, if any, that HC has furnished to the Agent after the Effective Date. Neither the Company nor any such Subsidiary is in default in the performance, observance or fulfillment of any of its obligations, covenants or conditions contained in any agreement, instrument or indenture that could reasonably be expected to have a material adverse effect on any of the Central Elements in respect of HC and its Subsidiaries. No holder of HC’s or any such Subsidiary’s debt or other obligations has given notice of any asserted default that could have a material adverse effect on any of the Central Elements with respect to HC and its Subsidiaries. No liquidation or dissolution of either Company is pending or, to the Companies’ knowledge, threatened and no liquidation or dissolution of any Subsidiary is pending or threatened that is reasonably likely to have a material adverse effect on any of the Central Elements with respect to HC and its Subsidiaries. No receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to either of the Companies or any of their properties is pending, or to the Companies’ knowledge, threatened. No receivership, insolvency, bankruptcy, reorganization or other similar proceedings relative to any Subsidiary of either Company or any of their properties is pending, or to the Companies’ knowledge, threatened that is reasonably likely to have a material adverse effect on any of the Central Elements with respect to HC and its Subsidiaries.

9.14. Title to Properties. The Company and each of its Subsidiaries has good, valid, insurable (in the case of real property) and marketable title to (i) all of its material Properties and assets (whether real or personal, tangible or intangible) that are reflected on or referred to in the Statement Date Financial Statements or in the more current Financial Statements (if any) most recently furnished to the Agent after the Effective Date, except for such properties and assets as have been disposed of since the date of such current Financial Statements either in the ordinary course of business or because they were no longer used or useful in the conduct of its business, and all such Properties and assets are free and clear of all Liens except for (i) the lien of current (nondelinquent) real and personal property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters to which like properties are commonly subject that do not materially interfere with the use of the property as it is currently being used, (iii) such other Liens, if any, as are disclosed in such Financial Statements and (iv) Permitted Encumbrances.

9.15. The Companies’ Address. Each Company’s chief executive office and principal place of business are at 2002 Summit Boulevard, Suite 100, Atlanta, Georgia 30319 or at such other address as shall have been set forth in a written notice to the Agent given subsequent to the Effective Date and at least thirty (30) days before such notice’s effective date.

9.16. ERISA. The Companies do not maintain any Plans except the Plans listed on Schedule 9.16 and agrees to notify the Agent in advance of forming any Plans. The Plans listed on Schedule 9.16 and all other Company employee welfare benefits plans (as defined under Section 3(1) of ERISA) are in substantial compliance with all applicable laws (including ERISA). Neither Company is not an employer under any Multiemployer Plan or any other Plan subject to Title IV of ERISA.

9.17. Special Representations Concerning Collateral. As of the date of this Agreement and as of the date of each Request for Borrowing, that (except as otherwise disclosed by the relevant Company to the Agent in respect of particular items of Repurchased Loan Collateral when they are Pledged to the Agent):

(a) The Company is the legal and equitable owner, free and clear of all Liens other than Permitted Encumbrances, of all Collateral Pledged to the Agent by the Company. All Collateral has been duly authorized and validly issued. All of the Collateral, individually and collectively, Pledged to the Agent by the Company complies with all of the requirements of this

Agreement and the Custody Agreement and is genuine and what it purports to be. All information concerning each item or grouping of Collateral listed in any Total Pledged Servicing List, Submission List or in a Warehouse Transmission File sent to the Agent or the Custodian was, is and/or shall be (as applicable) true and complete in all material respects as of the date of such Total Pledged Servicing List, Submission List or Warehouse Transmission File.

(b) The Company has complied and will continue to comply with all Legal Requirements relating to each item of Collateral.

(c) Each item of Collateral is genuine and what it purports to be.

(d) All Single-family Collateral, including all pledged Wet Loans, has been duly (i) endorsed or assigned to the Company and (ii) endorsed or assigned by the Company in blank and delivered (or in the case of Wet Loans, are in the process of being delivered) to the Custodian or endorsed in a manner acceptable to the Agent. All Basic Papers for each item of Single-family Collateral (except for Wet Loans) will be transmitted to the Custodian with the Submission List with which it is submitted. Each assignment to the Agent of the Lien securing any Single-family Collateral will be in proper and sufficient form for recording in the appropriate government office in the U.S. jurisdiction where the underlying property (land and improvements) covered by such Lien is located. Upon and after delivery to the Agent of the Mortgage Note evidencing the particular item of Single-family Collateral, the Agent on behalf of the Lenders will have a duly perfected first priority security interest in such Collateral and for so long as the Agent, the Custodian or another bailee for the Agent retains possession of such note, or takes such other action as is necessary for it to have and maintain a perfected security interest in such note under the UCC, the Agent will have a duly perfected first priority security interest in such Collateral.

(e) The Company has and will continue to have the full right, power and authority to pledge the Collateral Pledged to the Agent and to be Pledged to the Agent by the Company under this Agreement or pursuant to it, and such Collateral may be further assigned without any requirement for the consent of any other party to the Collateral.

(f) The Company will maintain the Lien on the real estate described in, or referred to as covered by, each Pledged Loan as a first Lien — or if it has been Pledged to the Agent as a Second Lien Loan, by a valid Lien second and inferior only to a single Mortgage Loan secured by a first Lien on the premises and property securing the subject Pledged Loan — having the priority represented to the Agent, subject only to the Permitted Encumbrances, until all of the Obligations have been fully paid and satisfied and the Lenders have no further Commitments outstanding.

(g) All pledged Mortgage Loans and all related papers included in the Collateral (including all pledged Wet Loans and all Repurchased Loans) Pledged by the Company to the Agent:

(1) were originated by the Company, or by a duly licensed mortgage lender in the ordinary course of its business and, if not originated by the Company, were sold by their respective originators and purchased by the Company, acting in the ordinary course of their respective businesses;

(2) have been made in compliance with all applicable requirements of the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the federal Truth-In-Lending Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, related statutes and regulations and all applicable Legal Requirements under usury, truth-in-lending, equal credit opportunity and all other Laws, and the continued compliance of the Pledged Loans is not affected by their pledge to the Agent, as agent and representative of the Lenders;

(3) are the legal, valid and binding obligations of the respective Customers who made them and are and will continue to be valid and enforceable in accordance with their terms, without any claim, right of rescission, counterclaim, defense or offset, including any claim or defense of usury, except as such enforceability may be limited by bankruptcy and other laws affecting the rights of creditors generally and by principles of equity, excepting rights that, by applicable law, cannot be waived, and neither the operation of any of their respective contract terms nor the exercise of any right thereunder will render any of them partly or wholly unenforceable or subject to any such claim, right of rescission, counterclaim, defense or offset, and no such claim, right of rescission, counterclaim, defense or setoff has been asserted;

(4) have not been modified or amended and none of their requirements has been waived, except as expressly and completely reflected in the applicable Loan Papers furnished to the Custodian;

(5) to the best of each Company’s knowledge, respectively have fair market values equal to or greater than the collateral values respectively attributed or allocated to them under this Agreement;

(6) comply and will continue to comply with the terms of this Agreement and the Custody Agreement;

(7) were not originated in, and are not subject to the laws of, any jurisdiction whose laws (i) make unlawful their pledge to the Agent pursuant to this Agreement, or their ownership by the Agent or the Lenders following foreclosure of the Agent’s Lien, or conveyance in lieu of foreclosure after any Event of Default or (ii) render the Pledged Loans unenforceable;

(8) are in full force and effect and have not been satisfied or subordinated in whole or in part or rescinded, and the residential real property securing the pledged Mortgage Loan has not been partially or completely released from the Lien of the Pledged Loan;

(9) evidence and are each secured by a valid first Lien — or if it has been Pledged to the Agent as a Second Lien Loan, by a valid Lien second and inferior only to a single Mortgage Loan secured by a first Lien on the premises and property securing the subject Pledged Loan — in favor of the Company on real property securing the amount owed by the Customer(s) under the related Mortgage, subject only to Permitted Encumbrances, that to the best of the Companies’ knowledge has fair market value equal to or greater than the collateral value attributed or allocated under this Agreement to the Pledged Loan secured thereby, the Companies have pledged and collaterally assigned all of the Companies’ right, title and interest in such Pledged Loan and related Mortgage, and the Agent has and will have a valid and perfected and enforceable first priority security interest in such Pledged Loan;

(10) are each executed in full accordance with all requirements of the applicable Laws of the jurisdiction in which the Mortgaged Premises are located, with the Mortgage for each being (i) duly acknowledged and sealed by such official and in such manner and form as to be both recordable and effective under such Laws to give such constructive notice to all Persons as shall be necessary to establish and continue the Lien of such Mortgage with the priority that the Company represents it has to the Agent and (ii) so recorded, and with the Mortgage Note, Mortgage and all related papers executed with the genuine original signature(s) of the Customer(s) obligated on such Pledged Loan, and all parties to each such Pledged Loan had full legal capacity to execute it;

(11) (for Pledged Loans purchased by the Company) were purchased for fair value and the Company took possession of them in the ordinary course of its business, without knowledge that the Pledged Loan was subject to any security interest other than the Lien of the Agent, as agent and representative of the Lenders; the Companies have not sold, assigned or pledged any of such Pledged Loans to any person and the Companies have good and marketable title to them free and clear of any encumbrance, equity, loan, pledge, charge, claim or security interest other than the Agent’s Lien, and is the sole owner thereof with full right to pledge them to the Agent;

(12) are secured by Single-family residential property; and

(13) are the subject of a Current Appraisal or a Current Broker’s Price Opinion of which the Companies have possession and will make available to the Custodian on request, or are Mortgage Loans whose value is determined by means other than an Appraisal in accordance with the Companies’ Underwriting Guidelines for Mortgage Loans without Appraisals, provided that such Companies’ Underwriting Guidelines conform with the underwriting requirements or guidelines of at least one Approved Investor who regularly purchases from the Company Mortgage Loans of the same type(s) as such Mortgage Loans without Appraisals, and the Companies have in its possession and will make available to the Custodian on request evidence of such value and how it was determined in accordance with such Companies’ Underwriting Guidelines.

(h) As to each Pledged Loan and its Loan Papers:

(1) (except as to Repurchased Loans) the Company has not waived any default, breach, violation or event permitting acceleration except payment delinquencies that have not been outstanding long enough to cause the Pledged Loan to be In Default;

(2) as of the Effective Date, the related Mortgaged Premises are, to the best of the Company’s knowledge, free of material damage and in good repair and the relevant Company has no actual knowledge that any such Mortgaged Premises have suffered material hurricane or earthquake damage that is not covered by a Hazard Insurance Policy;

(3) as of the Effective Date, to the best of the Company’s knowledge, except only for a contractual Lien in favor of the general contractor for the construction of the improvements to the Mortgaged Premises securing any Construction/Permanent Loan or home improvement Mortgage Loan, which contractor’s Lien has been expressly subordinated by a writing signed by its holder in both lien priority and right of payment to the Lien of the Mortgage securing such Construction/Permanent Loan or home improvement Mortgage Loan, no liens or claims which have been filed for work, labor or materials affecting the related real property which are or may be prior, equal or subordinate to the Lien of the Pledged Loan;

(4) the Loan Papers contain customary and enforceable provisions so as to render the rights and remedies of their holder adequate for the realization against the collateral for the Pledged Loan of the benefits of the security intended to be provided by it;

(5) there is only one original executed Mortgage Note, and (except in the case of Wet Loans) that original has been delivered to the Custodian;

(6) except for Single-family Loans made in accordance with the Companies’ Underwriting Guidelines and at interest rates that are market rates when originated, none of its makers or mortgagors is an Affiliate of the Companies or any of their or its Subsidiaries’ directors or officers;

(7) does not contain any term or condition such that the repayment schedule results in the outstanding principal balance increasing over time, rather than amortizing, whether or not such Mortgage Loan is deemed to be an “option ARM”, “negative amortization” or “graduated payment” loan. The Agent and Custodian may rely on the relevant Company’s representation and warranty that any Pledged Loan amortizes over time.

(i) each Mortgage is a Lien on the premises and property described in it having the priority represented to the Agent, and the description of the Mortgaged Premises in each Mortgage is legally adequate and, except as to Construction/Permanent Loans and HELOCs, each item of Collateral has been fully advanced in its face amount.

(j) No default, and no event that with notice or lapse of time or both would become a default, has occurred and is continuing under any item of Collateral (other than Repurchased Loans) except as to which the Company has given notice to the Agent (by reporting Pledged Loans that are In Default), and if any such default or event has occurred, it has not continued for more than sixty (60) days, reckoned and counted from the most recent month end, and the Company will promptly notify the Agent of any such pledged Single-family Loan that is in default for a longer period of time.

(k) All Hazard Insurance Policies covering the premises encumbered by each item of Single-family Collateral:

(1) name and will continue to name the relevant Company or its Servicer as the insured under a standard mortgagee clause;

(2) are and will continue to be in full force and effect; and

(3) afford and will continue to afford insurance against fire and such other risks as are usually insured against in the broad form of extended coverage insurance from time to time available, as well as insurance against flood hazards if required by the terms of any applicable private mortgage insurance or by any applicable Legal Requirement.

(l) Mortgaged Premises securing Single-family Collateral and located in a special flood hazard area designated as such by the Secretary of HUD are and shall continue to be covered by special flood insurance as required by the National Flood Insurance Program.

(m) The minimum FICO score for the Customers on each Construction/Permanent Loan that is Pledged to the Agent is six hundred fifty (650).

(n) The Companies are the legal and equitable owner, free and clear of all Liens, claims and encumbrances, of all Pledged Servicing, and such Servicing Rights, individually and collectively, are genuine in all respects. All information concerning all Servicing Rights set forth on the Total Pledged Servicing List pursuant to which such Pledged Servicing was, is or will be (as applicable) Pledged to the Agent was, is and shall be true and complete in all material respects as of the date of such Total Pledged Servicing List. From and after (a) delivery to the Agent of a Total Pledged Servicing List listing (i) the individual Whole Loans that are to be serviced by a Company pursuant to the Servicing Agreements whose Pledged Servicing is being Pledged to the Agent and (ii) the pools of Mortgage Loans backing MBS that are to be serviced by a Company pursuant to the Servicing Agreements whose Pledged Servicing is being Pledged to the Agent and (b) the funding of part or all of the related Request for Borrowing, the Agent has or will have a duly perfected first priority security interest in those Servicing Rights listed, and (1) if the Agent files (or has already filed) a financing statement in the office of the Secretary of State of the State of Delaware that reasonably describes the Pledged Servicing generally (a description substantially similar to the description in Section 7.1(h) will be sufficient) and otherwise complies with the legal requirements for the form and content of a financing statement under the Uniform Commercial Code and (2) for so long as the Agent files such continuation statements (if any) as are required by such Uniform Commercial Code, or takes such other action as is necessary for it to have and maintain a perfected security interest under such Uniform Commercial Code in the Pledged Servicing, the Agent (as agent and representative of the Lenders) will have a duly perfected first priority security interest in all Pledged Servicing.

(o) Subject only to the terms of the relevant Acknowledgment Agreement (if any), the Companies have and will continue to have the full right, power and authority, to pledge the Servicing Collateral pledged and to be pledged by it under this Agreement or pursuant to it, and the pledge of such Servicing Collateral may be further assigned without any requirement, except as may be specified in any relevant Agency Guide.

All statements and representations concerning the Pledged Servicing contained in each Total Pledged Servicing List and in this Agreement are true and correct in all material respects.

9.18. Survival. All representations and warranties by the Company shall survive delivery of the Facilities Papers and the making of Advances, and any investigation at any time made by or on behalf of the Agent or any Lender shall not diminish the Agent’s or such Lender’s right to rely on them.

10 AFFIRMATIVE COVENANTS

The Companies agree that, for so long as the Commitments are outstanding or any of the Companies’ obligations remain to be paid or performed under this Agreement, the Senior Credit Notes or any of the other Facilities Papers, the Companies shall, to the extent applicable:

10.1. Pay Senior Credit Notes. Punctually pay or cause to be paid when due the principal of, interest on and all other amounts now or hereafter owing under this Agreement, the Senior Credit Notes and the other Facilities Papers in accordance with their respective terms.

10.2. Financial Statements. Deliver to the Agent and to each of the Lenders:

(a) As soon as available and in any event within forty-five (45) days after the end of each month, (i) consolidated and consolidating statements of income and changes in its stockholders’ equity and cash flows of HC and its consolidated Subsidiaries for the month just ended, (ii) the related consolidated and consolidating balance sheet of HC and its consolidated Subsidiaries as at the end of such month, (iii) consolidated and consolidating statements of income and changes in its stockholders’ equity and cash flows of HMC and its consolidated Subsidiaries for the month just ended and (iv) the related consolidated and consolidating balance sheet of HMC and its consolidated Subsidiaries as at the end of such month, each in reasonable detail, and certified by each of HC’s and HMC’s chief financial officers, respectively, that, to the best of his or her knowledge, such financial statements were prepared in accordance with GAAP and present fairly the financial condition and the results of operations and cash flows for the period covered, subject, however, to year-end audit adjustments and the omission of notes to the Financial Statements.

(b) As soon as available and in any event within sixty (60) days after the close of each of the first three (3) fiscal quarters in each of its fiscal years, (i) consolidated and consolidating statements of income and changes in its stockholders’ equity and cash flows of HC and its consolidated Subsidiaries for the period from the beginning of such fiscal year to the end of such fiscal quarter, (ii) the related consolidated and consolidating balance sheet of HC and its consolidated Subsidiaries as at the end of such fiscal quarter, (iii) consolidated and consolidating statements of income and changes in its stockholders’ equity and cash flows of HMC and its consolidated Subsidiaries for the period from the beginning of such fiscal year to the end of such fiscal quarter and (iv) the related consolidated and consolidating balance sheet of HMC and its consolidated Subsidiaries as at the end of such fiscal quarter, each in reasonable detail, and certified by each of HC’s and HMC’s chief financial officers, respectively, that, to the best of his or her knowledge, such financial statements were prepared in accordance with GAAP and present fairly the financial condition and the results of operations and cash flows for the period covered, subject, however, to year-end audit adjustments and the omission of notes to the Financial Statements.

(c) As soon as available and in any event within one hundred twenty (120) days after the close of each of its fiscal years, (i) consolidated and consolidating statements of income and changes in its stockholders’ equity and cash flows of HC and its consolidated Subsidiaries for such year, (ii) the related consolidated and consolidating balance sheet of HC and its consolidated Subsidiaries as at the end of such year, (iii) consolidated and consolidating statements of income and changes in its stockholders’ equity and cash flows of HMC and its consolidated Subsidiaries for such year and (iv) the related consolidated and consolidating balance sheet of HMC and its consolidated Subsidiaries as at the end of such year, setting forth in each in comparative form the corresponding figures for the preceding fiscal year, all in reasonable detail, prepared in accordance with GAAP and with all notes, and accompanied by:

(1) a report and opinion of a firm of independent certified public accountants of recognized standing selected by HC and acceptable to the Agent (as of the Effective Date, Ernst & Young LLP is acceptable to the Agent), stating that such accountants have conducted audits of such financial statements in accordance with generally accepted auditing standards and that, in their opinion, such consolidated financial statements present fairly, in all material respects, the financial position of HC and its consolidated Subsidiaries as of the date thereof and the results of its operations and cash flows for the periods covered thereby in conformity with GAAP;

(2) if otherwise prepared in the ordinary course of the Companies’ business, a report and opinion of a firm of independent public accountants that is a member of the American Institute of Certified Public Accountants (as of the Effective Date, Ernst & Young LLP is acceptable to the Agent) stating that such firm has examined selected documents and records relating to the servicing of Mortgage Loans, including the Pledged Loans covered by this Agreement, in accordance with the Mortgage Bankers Association of America’s Uniform Single Audit Program for Mortgage Bankers, or any successor uniform program, and that, on the basis of such examination, such servicing has been conducted in compliance with the minimum servicing standards identified therein, except for such significant exceptions or errors in records that, in the opinion of such firm, generally accepted auditing standards requires it to report (the Companies will use reasonable efforts to obtain such a report and opinion in respect of each subservicer for each Company and will furnish those obtained to the Agent); and

(3) a certificate signed by the chief financial officer of HC stating that said financial statements fairly present its financial condition and results of operations (and, if applicable, those of its Subsidiaries) as at the end of, and for, such year.

The Companies also agree to provide to the Agent such other information related to such annual reports as the Agent may from time to time reasonably request.

(d) Together with each of the monthly, quarterly and annual financial statements required by Sections 10.2(a), 10.2(b) and 10.2(c) above, a certificate of HC’s chief financial officer (i) setting forth in reasonable detail all calculations necessary to show that HC is in compliance with the requirements of Section11.4 of this Agreement or, if HC is not in compliance, showing the extent of noncompliance and specifying the period of noncompliance and what actions the Companies propose to take with respect thereto and (ii) stating that the terms of this Agreement have been reviewed by such officer or under his or her supervision, and that he or she has made or caused to be made under his or her supervision, a review in reasonable detail of the transactions and the condition of HC and its consolidated Subsidiaries during the accounting period covered by such financial statements and that such review does not disclose the existence during or at the end of such accounting period — and that such chief financial officer does not have knowledge of the existence as of the date of the Officer’s Certificate — of any Event of Default or Default or, if any Event of Default or Default existed or exists, specifying the nature and period of its existence and what action the Companies have taken, are taking and propose to take with respect to it. Each such Officer’s Certificate shall show, in reasonable detail, the computations supporting compliance (or showing noncompliance) with the provisions of Section11.4. Exhibit E is a sample form for showing such computations.

10.3. Financial Statements Will be Accurate. The Companies agree that all financial statements and reports of auditors furnished to the Agent and the Lenders will be prepared in accordance with GAAP, applied on a basis consistent with that applied in preparing the Statement Date Financial Statements as at, and for the period then ended (except to the extent otherwise required to conform to good accounting practice), subject, however — for financial statements other than year-end statements — to year-end audit adjustments and the omission of footnotes.

10.4. Other Reports. The Companies will promptly furnish to the Agent from time to time information regarding the business and affairs of the Companies, including the following and such other information as the Agent may from time to time reasonably request (each report required must be signed by a duly authorized officer of the relevant Company — or a nonofficer representative of the Company who has been duly authorized by the relevant Company and identified as being so authorized in a writing delivered by the Company to the Agent — and the Agent will have no responsibility to verify or track any of the items referenced or conclusions stated in such reports or to verify the authority of its signer):

(a) A report of Collateral prepaid in full, on or before two (2) Business Days after prepayment of any one or more items of Collateral is reported to a Company internally or by any Servicer (and the Companies will require each such Servicer to promptly make such reports to the relevant Company, as applicable).

(b) Weekly, if applicable, a report summarizing any activity on any HELOC Loan Pledged to the Agent, with a copy to the Custodian.

(c) Monthly, if applicable, a report summarizing notices received by the Company requesting or demanding that the Company repurchase (or pay indemnity or other compensation in respect of) Mortgage Loans previously sold or otherwise disposed of by the Company to any investor or other Person pursuant to any express or implied repurchase or indemnity obligation (whether absolute or contingent and whether or not the Company is contesting or intends to contest the request or demand).

(d) Monthly, mortgage loan production reports reflecting the Companies’ monthly mortgage loan production and acquisition volumes, as well as its mortgage loan pipeline.

(e) Monthly, if applicable, a Pledged Loans Curtailment Report, broken down by Category of Collateral.

(f) Monthly, a summary report of the Companies’ then-outstanding commitments to sell Mortgage Loans to investors.

(g) Monthly, a report of the Companies’ contingent liabilities and obligations, including recourse servicing, recourse sale and other recourse obligations, and guarantee, indemnity and mortgage loan repurchase obligations.

(h) Monthly, a servicing report for all Whole Loans and securitized Mortgage Loan pools serviced by the Companies.

(i) Quarterly, a delinquent mortgage loan report listing Collateral that is (i) In Default and categorized by age of delinquency for 31, 61, and 91 or more days, (ii) In Foreclosure/REO or (iii) in bankruptcy.

(j) Quarterly, copies of any changed pages to the Companies’ Underwriting Guidelines to update the copies of the Companies’ Underwriting Guidelines furnished to the Agent before, on or about the Effective Date (and which are described in Schedule UG-SSF.)

(k) Quarterly, if any capitalized servicing rights are included in the assets shown in HC’s Financial Statements and any portion of such capitalized servicing rights are Pledged Servicing, an updated evaluation of the Servicing Collateral by an Approved Servicing Appraiser.

(l) Such other reports by the Companies in respect of the Collateral, in such detail and at such times as the Agent in its reasonable discretion or at the reasonable direction of a Lender may request at any time or from time to time.

(m) As soon as available and in any event within ten (10) days of the date distributed, copies of all definitive prospectuses relating to (i) any security offerings by HC or any of its Subsidiaries (including single-purpose finance Subsidiaries) or (ii) any securities to be based on, backed by or created from any Collateral and to be offered by the Companies or any of their Subsidiaries.

(n) As soon as available and in any event within ten (10) days after filing, copies of (i) all press releases issued by the Companies or any of their Subsidiaries, (ii) all regular or periodic financial reports, and copies of all extraordinary or non-routine filings, if any, that shall be filed with the U.S. Securities and Exchange Commission or any successor agency by or on behalf of the Companies or any of their Subsidiaries (including single-purpose finance Subsidiaries) and (iii) all such filings relating to any securities that are or are to be based on, backed by or created from any Collateral and which filings are made by or in respect of the Companies or any of their Subsidiaries.

10.5. Maintain Existence and Statuses; Conduct of Business. Preserve and maintain its corporate existence in good standing and all of its rights, privileges, licenses and franchises necessary or desirable in the normal conduct of its business except where the failure to maintain such rights, privileges, licenses or franchises would not have a material adverse effect on any of the Central Elements in respect of HC and its Subsidiaries, and the Companies will continue in the prime residential mortgage lending business as their principal and core business with

Subprime Loans comprising no more than ten percent (10%) of its overall mortgage loan production at any time.

10.6. Maintain REIT Tax Status. Continuously maintain HC’s status under the Internal Revenue Code as a real estate investment trust.

10.7. Maintain Listing. Continuously maintain HC’s listing as a publicly-traded real estate investment trust on the New York Stock Exchange.

10.8. Compliance with Applicable Laws. Comply with all applicable Legal Requirements, the breach of which could reasonably be expected to materially adversely affect any of the Central Elements with respect to HC and its Subsidiaries, taken as a whole, except where contested in good faith.

10.9. Inspection of Properties and Books; Protection of Companies’ Proprietary Information. Permit authorized representatives of the Agent to discuss the business, operations, assets and financial condition of HC and its Subsidiaries with their respective officers, employees and independent accountants and to examine their books of account and make copies or extracts of them, all at such reasonable times as the Agent may request, for the purpose of enforcing its and the Lenders’ rights and performing its duties under this Agreement. The Agent will notify HC before the Agent contacts their accountants and HC may have its representatives in attendance at any meetings between the officers or other representatives of the Agent and such accountants held in accordance with this authorization. The Agent and the Lenders agree that they will take reasonable steps to prevent disclosure to third parties of any proprietary information obtained from any such inspections and discussions or from any financial statements or reports furnished by HC to the Agent or the Lenders pursuant to this Agreement and to use commercially reasonable efforts to maintain the confidential nature of such material; provided that this restriction shall not apply to information that (i) at the time in question has already entered the public domain, (ii) is required to be disclosed by any Legal Requirement (including pursuant to any examination, inspection or investigation by any Governmental Authority having regulatory jurisdiction over the Agent or a Lender), (iii) is furnished by the Agent or any Lender to purchasers or prospective purchasers of participations or interests in the Obligations or any Senior Credit Note so long as such purchasers and prospective purchasers have agreed to be subject to restrictions substantially identical to those contained in this sentence, or (iv) the disclosure of which the Agent and the lenders deem necessary to protect their interests herein.

10.10. Privacy of Customer Information. Company Customer Information in the possession of the Agent, other than information independently obtained by the Agent and not derived in any manner from or using information obtained under or in connection with this Agreement, is and shall remain confidential and proprietary information of the Companies. Except in accordance with this Section 10.10, the Agent shall not use any Company Customer Information for any purpose, including the marketing of products or services to, or the solicitation of business from, Customers, or disclose any Company Customer Information to any Person, including any of the Agent’s employees, agents or contractors or any third party not affiliated with the Agent. The Agent may use or disclose Company Customer Information only to the extent necessary (i) for examination and audit of the Agent’s activities, books and records by the Agent’s regulatory authorities, (ii) to protect or exercise the Agent’s, the Custodian’s and the Lenders’ rights and privileges or (iii) to carry out the Agent’s, the Custodian’s and the Lenders’ express obligations under this Agreement and the other Facilities Papers (including providing Company Customer Information to Approved Investors), and for no other purpose;

provided that the Agent may also use and disclose the Company Customer Information as expressly permitted by the relevant Company in writing, to the extent that such express permission is in accordance with the Privacy Requirements. The Agent shall take commercially reasonable steps to ensure that each Person to which the Agent intends to disclose Company Customer Information, before any such disclosure of information, agrees to keep confidential any such Company Customer Information and to use or disclose such Company Customer Information only to the extent necessary to protect or exercise the Agent’s, the Custodian’s and the Lenders’ rights and privileges, or to carry out the Agent’s, the Custodian’s and the Lenders’ express obligations, under this Agreement and the other Facilities Papers (including providing Company Customer Information to Approved Investors). The Agent agrees to maintain an Information Security Program and to assess, manage and control risks relating to the security and confidentiality of Company Customer Information pursuant to such program in the same manner as the Agent does so in respect of their own customers’ information, and shall implement the standards relating to such risks in the manner set forth in the Interagency Guidelines Establishing Standards for Safeguarding Company Customer Information set forth in 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570. Without limiting the scope of the foregoing sentence, the Agent shall use at least the same physical and other security measures to protect all Company Customer Information in the Agent’s possession or control as the Agent uses for their own customers’ confidential and proprietary information.

10.11. Notice of Suits, Etc. and Notice and Approval of Proposed Servicing Transfers. Give prompt written notice to the Agent of:

(a) any material action, suit or proceeding instituted by or against the Companies or any of their Subsidiaries in any federal or state court or before any commission, regulatory body or Governmental Authority, or if any such proceedings are threatened against the Companies or any of their Subsidiaries, in a writing containing the applicable details;

(b) the filing, recording or assessment of any material federal, state or local tax lien against the Companies or any of their Subsidiaries or any assets of any of them;

(c) the occurrence of any Event of Default hereunder;

(d) the occurrence of any Default which continues for five (5) days;

(e) the transfer or loss of any Servicing Agreement for the servicing of any Pledged Loans and to which either Company is a party or which is for either Company’s benefit, and the reason for such transfer or loss, if known to the Company; provided that no such notice to the Agent shall be required in respect of transfer of any Servicing Agreement resulting from a Company’s sale of Mortgage Loans on a servicing-released basis and in the ordinary course of its business; and

(f) the occurrence of (i) any event which, with or without notice or lapse of time or both, would constitute a default under any other agreement, instrument or indenture to which HC or any or its Subsidiaries is a party or to which any of them or any of their properties or assets may be subject which may lead to or result in a material adverse effect on any of the Central Elements in respect of HC and its Subsidiaries, or (ii) any other action, event or condition of any nature which may lead to or result in such an effect.

To the extent that a Company has approval rights concerning transfers of any Servicing Agreement relating to any Pledged Loans, it agrees not to approve or acquiesce in any transfer of such servicing to a Servicer that has not been approved by the Agent.

10.12. Payment of Taxes, etc. Pay and discharge or cause to be paid and discharged promptly all taxes, assessments and governmental charges or levies imposed upon it or its Subsidiaries or upon their respective income, receipts or properties before they become past due, as well as all lawful claims for labor, materials and supplies or other things which, if unpaid, could reasonably be expected to become (or result in the placement of) a Lien or charge upon any part of such properties; provided that it and its affected Subsidiaries shall not be required to pay taxes, assessments or governmental charges or levies or claims for labor, materials or supplies that are being contested in good faith and by proper proceedings being reasonably and diligently pursued, execution or enforcement of which has been effectively stayed (by the posting of a bond or other security sufficient to achieve that result, or by any other fully effective means), and for which reserves determined to be adequate (in accordance with GAAP in all material respects) have been set aside on its books.

10.13. Insurance. Maintain liability insurance protecting the Companies and fire and other hazard insurance on their respective properties from which they conducts their business, with responsible insurance companies, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity. Cause the Servicers of their Mortgage Loans to maintain errors and omissions insurance and blanket bond coverage, with such companies and in such amounts as satisfy prevailing requirements applicable to a qualified mortgage originating institution. Copies of such policies shall be furnished to the Agent without charge upon the Agent’s request made from time to time and without cost to the Agent.

10.14. Maintain Priority and Perfection of Lender’s Lien. Do such things as applicable law requires to maintain the Lender’s Lien on the Collateral as a perfected first priority Lien at all times.

10.15. Use of Proceeds of Advances. Use the proceeds of each Advance solely for the applicable purpose stated in Section 3.5 and for no other purpose.

10.16. Promptly Correct Escrow Imbalances. By no later than seven (7) Business Days after learning (from any source) of any material imbalance in any escrow account(s) maintained by a Company (or any subservicer for it), the Company will fully and completely correct and eliminate such imbalance.

10.17. No Material Changes in Companies’ Underwriting Guidelines without Notice. The Companies will not make any material change in the Companies’ Underwriting Guidelines without providing notice of the changes to the Agent no later than thirty (30) days after the end of the month in which such change is effective, and the Companies shall provide the Agent quarterly with changed pages of the Companies’ Underwriting Guidelines.

10.18. Onsite Operational Audits. Permit the Agent to arrange for a third party selected by the Agent and reasonably acceptable to the Companies to conduct an onsite operational audit at the Borrower’s expense of the Borrower’s books and records pertaining to the Servicing Receivables on a quarterly basis upon five (5) Business Days’ prior notice and during normal business hours and in a manner that does not unreasonably interfere with the Borrower’s conduct of its business; provided that the Agent reserves the right to conduct interim audits at any time or to arrange for such audits at any other time the Agent reasonably deems necessary.

10.19. Special Affirmative Covenants Concerning Collateral.

(a) Until all of the Obligations shall have been fully paid and satisfied and the Lenders have no obligation to lend or provide any other financial accommodations to the Companies under or otherwise in respect of this Agreement, the Companies warrant and will defend the right, title and interest of the Agent in and to the Collateral against the claims and demands of all persons whomsoever.

(b) Each Pledged Loan will be underwritten in conformance with the Companies’ Underwriting Guidelines in existence as of the date the Pledged Loan is originated.

(c) The relevant Company will ensure that the residential real estate securing each Pledged Loan is continuously insured against casualty loss as follows:

(1) the relevant Company shall cause to be maintained with respect to each Pledged Mortgage, one or more Hazard Insurance Policies which provide, at a minimum, the same coverage as a standard form fire and extended coverage insurance policy that is customarily required by other creditors for residential real estate located in the same general geographic area and State that secures that Pledged Mortgage, issued by a company authorized to issue such policies in the state in which the related residential real estate is located and in an amount not less than (x) the maximum insurable value of the improvements to such residential real estate or (y) the principal balance due from the Customer(s) under the related Pledged Loan, whichever is less; provided that the amount of coverage provided by each Hazard Insurance Policy shall be sufficient to avoid the application of any coinsurance clause for partial losses, although such Hazard Insurance Policies may provide for customary deductible amounts. Each Hazard Insurance Policy shall contain a standard loss payee clause in favor of the Company and its successors and assigns. If any Customer obligated on any Pledged Loan fails to pay any premiums on the Hazard Insurance Policy for the related property, the Company shall pay such premiums out of their own funds and may separately add the amount so paid to the relevant Customer’s obligation as provided by the Mortgage Loan papers, but shall not add that amount to the remaining principal balance of the Pledged Loan ; and

(2) each Company may, in lieu of causing individual Hazard Insurance Policies to be maintained with respect to each residential property pursuant to Section 10.19(c)(1), and shall, to the extent that the related Loan Papers do not require the Customer(s) obligated on them to maintain a Hazard Insurance Policy with respect to the related real property, maintain one or more blanket insurance policies covering losses on the Company’s interest in the Pledged Loans resulting from the absence or insufficiency of individual Hazard Insurance Policies. Any such blanket policy shall be in the form and the amount as shall be satisfactory to the Agent. The Company shall pay the premium for such policy on the basis described therein and shall pay from their own funds any deductible amount with respect to claims under such blanket insurance policy relating to the Pledged Loans. However, the Company shall not be required to deposit any deductible amount with respect to claims under individual Hazard Insurance Policies maintained pursuant to Section 10.19(c)(1). If the insurer under such blanket insurance policy shall cease to be acceptable to the Company, the Company shall exercise their best reasonable efforts to obtain from another insurer a replacement policy comparable to such policy.

(d) Each Company agrees to use its best efforts to cause each of its Servicers to — and from and after the time when such Company begins actually servicing Mortgage Loans for others, such Company itself shall — keep in force throughout the term of this Agreement (i) a policy or policies of insurance covering errors and omissions for failure to maintain insurance as required by this Agreement and (ii) a fidelity bond. Each such policy and fidelity bond shall be in such form and amount as is generally customary among Persons who service a portfolio of Mortgage Loans having an aggregate principal amount comparable to that of the servicing portfolio of such Servicer or the Company, respectively, and which are generally regarded as servicers acceptable to institutional investors.

(e) The Companies each hereby authorize the Agent to file such UCC financing statements, amendment statements and continuation statements and agree to make or cause to be made by any Person such book entries and control agreements with respect to the Collateral as the Agent may reasonably request from time to time to perfect or continue perfection of the security interests granted or required to be granted to the Agent (for itself as a Lender and as agent for the other Lenders) pursuant to this Agreement. The Companies shall also execute and deliver to the Agent such further instruments of sale, pledge or assignment or transfer, and such powers of attorney, as shall be reasonably required by the Agent from time to time, and shall do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded the Lenders and the Agent under this Agreement, the Senior Credit Notes, the Custody Agreement and the other Facilities Papers. The Agent shall have all the rights and remedies of a secured party (for itself as a Lender and as agent for the other Lenders) under the UCC of the State of Texas and any other applicable law, in addition to all rights provided for in this Agreement or the Custody Agreement.

(f) As soon as they become available, the relevant Company will assemble and deliver to the Custodian all Basic Loan Papers relating to Wet Loans. Without limitation of the foregoing, if original recordation receipts evidencing the recordation of the Mortgage and Mortgage Assignment included in the Pledged Loans have not previously been delivered to the Custodian, the Company will promptly deliver (or cause to be delivered) to the Custodian, either the original recordation receipts or the original recorded Mortgage or Mortgage Assignment showing the recordation data thereon.

(g) Each Company shall maintain, at its principal office or in a regional office not disapproved by the Agent, or in the office of a computer service bureau engaged by the Company and not disapproved by the Agent, and upon request shall make available to the Agent (or the Custodian, if the Agent ever ceases to be Custodian) the originals of all Loan Papers and related instruments, and all files, surveys, certificate, correspondence, appraisals, computer programs, tapes, discs, cards, accounting records and other information and data relating to the Collateral that are held by or under the direction or control of such Company or any of its Affiliates and that have not already been provided to the Agent or the Custodian.

10.20. Coordination with Other Lenders/Repo Purchasers, etc. and Their Custodians. The Companies will keep the Agent informed of the current name, address and contact information concerning each of the Companies’ other mortgage warehouse credit, repurchase and asset-backed facilities and will cooperate and assist the Agent in exchanging information with such others (and their document custodians or trustees) to prevent and promptly correct conflicting claims to and interests in Collateral between or among lenders or repurchase facilities counterparties.

11 NEGATIVE COVENANTS

The Companies agree that, for so long as the Commitments are outstanding or any of the Companies’ obligations remain to be paid or performed under this Agreement, the Senior Credit Notes (including the Swing Line Note) or any of the other Facilities Papers, the Companies shall not, either directly or indirectly, without the prior written consent of the Agent:

11.1. Pledging or Assignment of Servicing Rights. Pledge, grant a security interest or assign any existing or future rights to service any of the Collateral or to be compensated for servicing any of the Collateral, or pledge or grant to any other Person any security interest in any Servicing Rights at any time Pledged to the Agent.

11.2. No Reincorporation. Reincorporate in any State other than (for HC) Georgia or (for HMC) Delaware without written notice to the Agent given at least thirty (30) days in advance, accompanied by a UCC-1 Financing Statement signed by the relevant Company to reflect such change, for filing in such Company’s new state of incorporation.

11.3. Merger; Sale of Assets; Acquisitions. Liquidate, dissolve, sell all or substantially all of its assets, consolidate or merge, nor make any material acquisition of all or substantially all assets of any other Person (the Agent’s reasonable, good faith determination of whether an acquisition of assets would be material shall be conclusive and binding), unless:

(a) (i) in the case of a consolidation or merger, it is with a mortgage company and the relevant Company is the survivor or (ii) in the case of an acquisition, it is of assets or securities to be used by the Company in its core mortgage company business, or, if it is not, such acquisition shall have been approved in writing by the Agent;

(b) in the case of the acquisition of assets or sale of either Company’s assets, such acquisition or sale is in the ordinary course of the Company’s business or the acquisition price for any assets acquired other than in the ordinary course of business does not exceed twenty percent (20%) of the Companies’ Adjusted Tangible Net Worth; or

(c) the sale is of the stock or substantially all of the assets of any wholly-owned Subsidiary established after the Effective Date, or, with the Agent’s prior written consent, any other Subsidiary; and

in any case, after giving effect to such a sale, consolidation, merger or acquisition, no Default or Event of Default would exist under this Agreement or any of the other Facilities Papers.

11.4. Financial Covenants.

(a) HC’s Minimum Adjusted Tangible Net Worth. Permit the Adjusted Tangible Net Worth of HC (on a consolidated basis with its Subsidiaries) to be less on any day than Two Hundred Twenty-five Million Dollars ($225,000,000) plus an amount equal to eighty-five percent (85%) of the net proceeds realized by HC from equity offerings after the Effective Date.

(b) HC’s Total Recourse Liabilities to Adjusted Tangible Net Worth Ratio. Permit the ratio of:

(x) the Total Recourse Liabilities of HC and its Subsidiaries, on a consolidated basis;

to (y) the Adjusted Tangible Net Worth of HC and its Subsidiaries, on a consolidated basis;

to exceed 3.50:1.00 as of the end of any calendar month or any of HC’s fiscal quarters or fiscal years.

(c) HC’s Total Liabilities to Adjusted Tangible Net Worth Ratio. Permit the ratio of:

(x) the Total Liabilities of HC and its Subsidiaries minus Qualified Subordinated Debt, on a consolidated basis;

to (y) the Adjusted Tangible Net Worth of HC and its Subsidiaries, on a consolidated basis;

as of the end of any calendar month or any of HC’s fiscal quarters or fiscal years to exceed as follows:

On and after this Date	the maximum ratio is
Effective Date	20.00:1.00

November 30, 2005	25.00:1.00

The earlier of (i) HC’s 2006 effort to increase capital through the public sale	20.00:1.00

of additional common equity or (ii) May 31, 2006

(d) HC’s Minimum Liquidity. Permit the Liquidity of HC (on a consolidated basis with its Subsidiaries) to be less on any day than Thirty-five Million Dollars ($35,000,000).

(e) HMC’s Minimum Adjusted Tangible Net Worth. Permit the Adjusted Tangible Net Worth of HMC (on a consolidated basis with its Subsidiaries) to be less on any day than Ten Million Dollars ($10,000,000).

(f) Debt Limitation. Incur any Debt for borrowed money or for the deferred purchase price of property or services other than (i) Debt to the Lenders under this Agreement, (ii) Debt under warehousing, repurchase or other mortgage-related asset agreements to finance the Companies’ inventory of Mortgage Loans and other mortgage-related assets, (iii) accounts payable incurred in the ordinary course of business with standard payment terms, (iv) Debt of up to Twenty Million Dollars ($20,000,000) incurred in the ordinary course of business and (v) the Qualified Subordinated Debt of up to Fifty Million Dollars ($50,000,000) issued by the HC to support the June 24, 2005 issuance of trust preferred securities by HMB Capital Trust I, an unconsolidated subsidiary of HC whose common equity interests are solely held by HC.

(g) Dividend Limitation. Permit HC to declare or pay any dividend or make any distribution directly or indirectly to HC’s shareholders (i) when any Default or Event of Default described in Sections 12.1(a), 12.1(b), or non-payment of any fee described in 12.1(c) has occurred and is continuing or, after the payment of which dividend or distribution, would exist or (ii) when any Default or Event of Default other than those described in Sections 12.1(a), 12.1(b), or non-payment of any fee described in 12.1(c) except to the extent necessary to avoid the loss of HC’s federal tax status as a real estate investment trust.

(h) Advances Limitation. Directly or indirectly make any advance to (or decline or defer any payment due from) any stockholder if, at the time of or immediately after such action, (x) the Companies’ Adjusted Tangible Net Worth would be less than the minimum specified in Section 11.4 or (y) any Default or Event of Default would exist, except to the extent necessary to enable HC to fund payment of a dividend the nonpayment of which would result in loss of HC’s federal tax status as a real estate investment trust.

(i) Serviced Loans Portfolio Delinquencies Level. The Companies shall not, directly or indirectly, suffer or permit Serviced Loans having aggregate principal balances which on any day are more than five percent (5%) of the sum of the principal balances of the Companies’ Serviced Loans portfolio on that day to be In Default.

11.5. Special Negative Covenants Concerning Collateral and Underwriting Guidelines.

(a) Except to correct errors or omissions in Loan Papers, without the written consent of the Agent given on a case-by-case basis, neither Company shall amend or modify, or waive any of the terms and conditions of any Pledged Loans, or settle or compromise any claim in respect of them, or accept other than cash or the exchange of comparable Collateral (which is concurrently Pledged to the Agent by the Company) in liquidation of any Pledged Loans; and

(b) The Companies will not create, incur, grant, assume or suffer to exist any Lien on any of the Collateral, other than in favor of the Agent pursuant to this Agreement.

11.6. Aggregate Delinquency of Serviced Loans. Permit the aggregate delinquency rate of Serviced Loans that are thirty (30) days or more delinquent in any state where either Company services Mortgage Loans to exceed the delinquency rate for all Mortgage Loans in that state, as that state’s delinquency rate is published quarterly by the Mortgage Bankers Association of America.

11.7. Government Regulation. Without the prior written consent of the Agent, none of the Companies will (i) be or become subject at any time to any law, regulation, or list of any government agency (including the U.S. Office of Foreign Asset Control list) that prohibits or limits any Lender from making any Advance or other extension of credit to such Company or from otherwise conducting business with such Company or (ii) fail to provide documentary and other evidence of such Company’s identity as may reasonably be requested by any Lender at any time to enable such Lender to verify such Company’s identity or to comply with any applicable law or regulation, including Section 326 of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”).

12 DEFAULTS AND REMEDIES

12.1. Events of Default. The occurrence of any of the following conditions or events shall be an Event of Default.

(a) Failure of the Companies to pay the principal of any Advance when due pursuant to this Agreement or any Senior Credit Note, whether such Advance has become due because the Maturity Date has occurred through lapse of time or acceleration or by operation of another provision of this Agreement or the Senior Credit Notes; or failure of the Companies to pay any installment of interest on any Advance or any other amount owing under this Agreement on or before three (3) Business Days after the due date of such interest.

(b) Failure of the Companies or any of their Subsidiaries to pay any other Debt when due, or any default in the payment when due of any principal or interest on any other Debt or in the payment when due of any contingent obligation; or breach or default with respect to any other material term of any other debt or of any promissory note, bond, loan agreement, reimbursement agreement, mortgage, indenture or other agreement relating thereto, if the effect of any such failure, default or breach referred to in this Section 12.1(b), is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, debt of the Companies or any of their Subsidiaries in the aggregate amount of One Million Dollars ($1,000,000) or more to become or be declared due before its stated maturity.

(c) Failure of either Company to perform or comply with any term or condition applicable to it contained in any of Sections 10.5, 10.15, 10.16, 10.19(a) or 11 of this Agreement or of the Companies to pay timely the Facility Fee pursuant to Section 6.7, the Agent’s Fees (if any) pursuant to Section 6.8, the Custodian’s Fee under the Custody Agreement or any other fees under this Agreement or any other Facilities Papers.

(d) Any of either Company’s representations or warranties made in any of the Facilities Papers or in any statement or certificate at any time given by the Company in writing pursuant to this Agreement, the Custody Agreement or any of the other Facilities Papers or in connection with any of the Facilities Papers shall be false or misleading in any material respect on the date as of which made or shall omit to state any information necessary to make the representations and warranties not materially misleading; provided that if any of the Companies’ representations in Section 9.17 (titled “Special Representations Concerning Collateral”) for any reason shall be (or shall prove to have been) untrue or incorrect, then such untruth or incorrectness shall not constitute a Default or an Event of Default — although, as provided in the definition thereof, such untruth or incorrectness will be a Disqualifier for all affected items of Collateral, which will each thereupon have zero Collateral Value — unless such untrue or incorrect representation relates to ten (10) or more Pledged Mortgages, receivables or other items of Collateral and when such untrue or incorrect representation was made, a Vice President or more senior officer of the Company had actual knowledge that it was being made and that it was false, in which event the making of such false representation will constitute an Event of Default.

(e) The Companies shall default in the performance of or compliance with any term contained in this Agreement or any of the Facilities Papers other than those referred to above in Sections 12.1(a), 12.1(c) or 12.1(d) or shall default in the performance of or compliance with any term applicable to it contained in the Custody Agreement and such default shall not have been remedied or waived on or before thirty (30) days after receipt of notice from the Agent of such default.

(f) Any of the following occurs:

(1) a court having jurisdiction shall enter a decree or order of relief in respect of either Companies or any of its Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency or other similar federal or state law now or hereafter in effect, which decree or order is not stayed;

(2) a decree or order of a court having jurisdiction for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over a Company or any of its Subsidiaries or over all or a substantial part of its property, shall have been entered;

(3) an involuntary appointment shall be made by a court of competent jurisdiction of an interim receiver, trustee or other custodian of a Company or any of its Subsidiaries for all or a substantial part of its property; or

(4) a warrant of attachment, execution or similar process against any substantial part of the property of a Company or any of its Subsidiaries shall have been issued;

if any such decree, order, appointment or warrant shall not be dismissed, bonded off or discharged on or before sixty (60) days after it first takes effect.

(g) A Company or any of its Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion to an involuntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; the making by a Company or any of its Subsidiaries of any assignment for the benefit of creditors; or the inability or failure of a Company or any of its Subsidiaries, or the admission by a Company or any of its Subsidiaries in writing of its inability, to pay its debts as such debts become due.

(h) HMC (or, if HC becomes a Servicer, HC) shall take or omit to take any act (i) that would result in the suspension or loss of any of its statuses, once achieved — or any of such statuses of its subservicer, if any, of any Ginnie Mae, Fannie Mae or Freddie Mac Mortgage Loans pools for which such Company is Servicer — as an FHA- and VA-approved lender and mortgagee and a Ginnie Mae-, Fannie Mae- and Freddie Mac-approved issuer and servicer, or (ii) after which the Company or any such relevant subservicer would no longer be in good standing as such, or (iii) after which the Company or any such relevant subservicer would no longer currently satisfy all applicable Ginnie Mae, Fannie Mae and Freddie Mac net worth requirements, if both (x) all of the material effects of such act or omission shall have not been cured by the relevant Company or waived by the relevant Person (Ginnie Mae, Fannie Mae or Freddie Mac) before termination of such status and (y) it could reasonably be expected to have a material adverse effect on any of the Central Elements relative to HC and its Subsidiaries.

(i) HMC’s (or, if HC becomes a Servicer, HC’s) rights to service Mortgage Loans for any investor under a Servicing Agreement where the aggregate principal amount of Mortgage Loans serviced by such Company exceeds Thirty-five Million Dollars ($35,000,000) shall be terminated for cause (i.e., on account of act(s) or omission(s) by the Company for which the holder, or a trustee for the holder, of the relevant Serviced Loans has the right under such Servicing Agreement to terminate such Servicing Rights).

(j) Any money judgment, writ or warrant of attachment, or similar process involving in any case an amount in excess of Five Hundred Thousand Dollars ($500,000) shall be entered or filed against HC or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days or in any event later than five (5) days before the date of any proposed sale thereunder (unless, in respect of any such case the judgment debtor or the subject of the writ or warrant of attachment or similar process is one of HC’s Subsidiaries or such Subsidiary’s property, and such order, case commencement, consent, assignment, inability or failure or admission has no material adverse effect on the Companies’ ability to fulfill their obligations under this Agreement, any Senior Credit Note or any other Facilities Paper).

(k) Any order, judgment or decree shall be entered against a Company decreeing the dissolution or split up of the Company, and such order shall remain undischarged or unstayed for a period in excess of sixty (60) days or in any event later than five (5) days before the date when such order, judgment or decree shall become final and nonapplicable, or if the Company shall not be diligently pursuing efforts to have such order discharged, vacated, bonded around or stayed during that time.

(l) Any Plan maintained by HC or any of its Subsidiaries shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by an appropriate United States district court to administer any such Plan, or the Pension Benefit Guaranty Corporation (or any successor to it) shall institute proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan if as of the date thereof the liability of the Companies or any of their Subsidiaries (after giving effect to the tax consequences thereof) to the Pension Benefit Guaranty Corporation (or any successor to it) for unfunded guaranteed vested benefits under such Plan exceeds the then-current value of assets accumulated in such Plan by more than Two Hundred Thousand Dollars ($200,000) (or in the case of a termination involving the Companies or any of their Subsidiaries as a “substantial employer”, as defined in Section 4001(a)(2) of ERISA, the withdrawing employer’s proportionate share of such excess shall exceed such amount), unless any such termination, trustee appointment or proceedings is in respect of any Subsidiary’s Plan and has no material adverse effect on any of the Central Elements in respect of HC and its Subsidiaries.

(m) HC or any of its Subsidiaries as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in an annual amount exceeding Two Hundred Thousand Dollars ($200,000), unless any such termination, trustee appointment or proceedings is in respect of any Subsidiary’s Plan and has no material adverse effect on any of the Central Elements in respect of HC and its Subsidiaries.

(n) A Change of Control shall occur.

(o) Either Company shall repudiate or purport to disavow its obligations under any of the Facilities Papers or shall contest their validity or enforceability.

(p) The Agent’s security interest in any of the Collateral shall become unperfected, of less than a first priority, unenforceable or otherwise impaired and the relevant Company shall fail to cure the same on or before thirty (30) days after the Company first learns thereof from any source.

(q) a Prepayment Event shall occur.

12.2. Cure or Waiver. If:

(a) an Event of Default shall occur but subsequently the required number of Lenders shall waive the rights of the Lenders and the Agent to exercise remedies on account of such Event of Default (whether temporarily or permanently and whether conditionally or absolutely); provided that neither the Lenders nor the Agent shall have any obligation to do so; and

(b) The Companies shall request in writing that the Agent declare such Event of Default to have been cured or waived, whichever of those events has occurred;

then the Agent shall make such declaration in writing and shall deliver a copy of the declaration to each of the Companies and each Lender. The Agent shall not declare in writing that an Event of Default has been waived unless Lenders whose approval to waive it is required by the applicable provisions of Section 14.3 have in fact done so.

12.3. Remedies.

(a) If any of the Events of Default described in Sections 12.1(f), 12.1(g), 12.1(k) or 12.1(o) shall occur, then the Commitments shall automatically terminate and the unpaid principal amount of and accrued interest on the Senior Credit Notes shall automatically become due and payable, without presentment, demand or other requirements of any kind, all of which are hereby expressly waived by the Companies, unless all of the Lenders, each acting in its sole discretion, shall otherwise agree in writing either before or after such automatic event.

(b) At any time after any Event of Default (other than one of those described in Sections 12.1(f), 12.1(g), 12.1(k) or 12.1(o), each of which has the automatic effects described in Section 12.3(a)) has occurred that the Agent has not declared in writing to have been cured or waived, the Required Lenders, by written notice to the Companies (which may be given by the Agent), may electively (1) terminate the Commitments — in which event the obligation of the Lenders to make Advances shall immediately terminate — and/or (2) declare all or any portion of the Loan to be due and payable — in which event that portion of the Loan, both advanced and unpaid principal and accrued and unpaid interest on it and all other outstanding amounts, shall immediately be and become due and payable.

(c) At any time after any Event of Default has occurred that the Agent has not declared in writing to have been cured or waived, the Agent, with the approval or at the direction of the required number of Lenders, may also do any of the following:

(1) Foreclose upon or otherwise enforce its security interest in and Lien on the Collateral, or on such portions or elements of it as the Agent shall elect to proceed against from time to time.

(2) Notify any or all Servicers (if any) of the Companies’ Pledged Loans and, at the Agent’s option and in its sole discretion, any or all Customers obligated under any or all items of Collateral, that the Collateral has been assigned to the Agent and that all payments thereon are to be made directly to the Agent or such other Person as may be designated by the Agent; settle, compromise, or release, in whole or in part, any amounts owing on the Collateral or any portion of the Collateral, on terms acceptable to the Agent; enforce payment and performance and prosecute any action or proceeding with respect to any and all Collateral; and where any such Collateral is in default, foreclose on and enforce Liens or security interests in, such Collateral by any available judicial procedure or without judicial process and sell property acquired as a result of any such foreclosure.

(3) Act, or contract with one or more third Persons to act, as Servicer of each item of Collateral requiring servicing and perform all obligations required in connection with any Servicing Agreements to which a Company is a party, and the Companies hereby jointly and severally agree to pay such third Persons’ fees to the extent (if any) that the Agent is unable, despite reasonable efforts made by the Agent in light of the necessity that there be no material break in the continuity of servicing, to contract for such servicing and performance of such obligations for fees equal to or less than the fees under such Servicing Agreements.

(4) Exercise all rights and remedies of a secured creditor under the UCC of the State of Texas, the State of Delaware, the State of Georgia and any other relevant State, including selling the interests of the Companies in the Collateral at public or private sale. The Agent shall give the Companies not less than ten (10) days’ notice of any such public sale or of the date after which private sale may be held. The Companies agree that ten (10) days’ notice shall be reasonable notice. At any such sale any or all of the Collateral may be sold as an entirety or in separate parts, as the Agent may determine. The Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. The Agent is authorized at any such sale, if the Agent deems it advisable so to do, to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or resale of any of the Collateral. Each Company specifically agrees that any such sale, whether public or private, of any Collateral pursuant to the commitment of any investor to purchase such Collateral that was obtained by (or with the approval of) the Company will be commercially reasonable, and if such sale is for the price provided for in such commitment, then such sale shall be held to be for value reasonably equivalent to the value of the Collateral so sold. Upon any such sale, the Agent shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right of whatsoever kind, including any equity or right of redemption, stay or appraisal which the

Companies have or may have under any rule of law or statute now existing or hereafter adopted. In case of any sale of all or any part of the Collateral on credit or for future delivery, the Collateral so sold may be retained by the Agent until the selling price is paid by the purchaser, but the Agent shall not incur any liability in case of such purchaser’s failure to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. The Agent may, however, instead of exercising the power of sale herein conferred upon it, proceed by a suit or suits at law or in equity to collect all amounts due upon the Collateral or to foreclose the pledge and sell the Collateral or any portion of it under a judgment or decree of a court or courts of competent jurisdiction, or both. Nothing in this Agreement shall be construed as the Companies’ waiver of — or agreement to waive — any requirement imposed by applicable law that any sale of the Collateral be commercially reasonable.

(5) Proceed against the Companies, or either of them, on the Senior Credit Notes or any of them with or without, at the Agent’s election, first proceeding against the Collateral.

(d) Neither the Agent nor any of the Lenders shall incur any liability as a result of the sale of the Collateral, or any part of it, at any private sale. Each Company hereby waives any claims it may have against the Agent or the Lenders arising by reason of the fact that the price at which the Collateral may have been sold at such private sale was less than the price that might have been obtained at a public sale, less than the price that might have been obtained had the Collateral been sold pursuant to a purchase commitment for it obtained by the Company, or less than the aggregate amount of the outstanding Advances and the unpaid interest accrued on them, even if the Agent accepts the first offer received and does not offer the Collateral to more than one offeree.

(e) Each Company waives any right to require the Agent or any Lender to (1) proceed against any Person, (2) proceed against or exhaust any of the Collateral or pursue its rights and remedies as against the Collateral in any particular order, or (3) pursue any other remedy in its power. Except to the extent, if any, required by applicable Law, the Agent shall not be required to take any steps necessary to preserve any rights of the Company against holders of Mortgages or security interests prior in lien to the Lien of any Mortgage included in the Collateral, to preserve rights against prior parties or to preserve rights against other parties to Purchase Commitments or Servicing Agreements.

(f) The Agent and the Lenders may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the Lien and priority of any Mortgage or other Lien instrument included in the Collateral or the security intended to be afforded by it, including payment of delinquent taxes or assessments and insurance premiums, or to preserve or reinstate any hedging arrangements or mechanisms. All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Agent in exercising any right, power or remedy conferred by this Agreement or any of the other Facilities Papers, or in its enforcement, together with interest thereon, at the Stated Rate from the time of demand for its payment until ten (10) days thereafter, and at the Past Due Rate from ten (10) days after demand until repaid, shall become a part of principal balance outstanding under the Senior Credit Notes (Pro Rata with the respective principal balances of the Senior Credit Notes at the time of expenditure) and shall be secured by all security for the Senior Credit Notes.

(g) No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right, power or remedy provided under any of the Facilities Papers, at law or in equity shall operate as a waiver of it, nor shall any single or partial exercise by the Agent or any Lender of any right, power or remedy provided under any of the Facilities Papers, at law or in equity preclude any other or further exercise of it or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and are not exclusive of any remedies provided at law or in equity.

12.4. Application of Proceeds. The proceeds of any sale or other enforcement of the Agent’s security interest in all or any part of the Collateral shall be applied by the Agent:

First, to the payment of the costs and expenses of such sale or enforcement, including reasonable compensation to the Agent’s and the Lenders’ counsel and agents, and all expenses, liabilities and advances made or incurred by or on behalf of the Agent in connection therewith;

Second, to the payment of any accrued and unpaid fees and other amounts due (other than principal and interest) under the Senior Credit Notes, this Agreement, the Custody Agreement or the other Facilities Papers;

Third, to the payment of the Swing Line Note;

Fourth, to the payment of interest accrued and unpaid on the Senior Credit Notes, Pro Rata;

Fifth, to the payment of the outstanding principal balances of the Senior Credit Notes, Pro Rata; and

Finally, to the payment to the Companies, or to their successors or assigns, or as a court of competent jurisdiction may direct, of the surplus, if any, then remaining from such proceeds.

If the proceeds of any such sale are insufficient to cover the costs and expenses of such sale, as aforesaid, and the payment in full of the Senior Credit Notes and all other amounts due under the Facilities Papers, then the Companies shall remain jointly and severally liable for any deficiency, and shall be obligated to pay it without notice or demand.

12.5. Agent Appointed Attorney-in-Fact. Each Company hereby appoints the Agent as the attorney-in-fact of the Company, with full power of substitution, for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instruments that the Agent may deem necessary or advisable to accomplish this Agreement’s purposes, which appointment as attorney-in-fact is coupled with an interest and irrevocable for so long as any of the Obligations or the Commitments are outstanding, although the Agent agrees not to exercise its rights under this power of attorney unless, in its opinion or the opinion of its legal counsel, an Event of Default has occurred that the Agent has not declared in writing to have been cured or waived. Without limiting the generality of the foregoing, the Agent shall have the right and power, either in the name of the Company or both, or in their own name, to (a) give notices of its security interest as agent and representative of the Lenders in the Collateral to any Person, (b) endorse in blank, to itself or to a nominee all items of Collateral that are transferable by endorsement and are payable to the order of the Company, including canceling, completing or supplying any unneeded, incomplete or missing endorsement of the Company and any related assignment, and (c) receive, endorse, collect and receipt for all checks and other orders made payable to the order of the Company representing any payment of account of the principal of or interest on any Collateral or their proceeds (including any securities), or the proceeds of sale of any of the Collateral, or any payment in respect of any hedging arrangement or device, and to give full discharge for them.

12.6. Right of Setoff. In addition to any rights and remedies of the Agent and the Lenders provided by this Agreement and by applicable law, if either Company shall default in the payment, when due and beyond the applicable grace period (if any), of any Senior Credit Note, any interest accrued thereon, or any other fees or other sums which may become payable under any of the Facilities Papers, or in the performance of any of its other obligations or liabilities under this Agreement or the other Facilities Papers, the Lenders shall have the right, without prior notice to either Company — any such notice being expressly waived by each Company to the greatest extent permitted by applicable law — upon any amount’s becoming due from the Company pursuant to this Agreement or any of the other Facilities Papers (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all Property and deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Agent, any Lender or any Lender Affiliate to or for the credit or the account of the Company, for the ratable benefit of all Lenders in the proportion that the advanced and unpaid principal balance at the time of the Senior Credit Note(s) held by each bears to the sum of the outstanding principal balances of all of the Senior Credit Notes at the time of the setoff, appropriation or application, irrespective of whether or not the Agent or any Lender shall have made any demand hereunder and whether or not said obligations and liabilities shall have matured; provided that such right of setoff shall not apply to any deposit of escrow monies being held on behalf of the Customers under Pledged Loans or on behalf of other third Persons that are not Affiliates of the Company. The Agent and the Lenders may set-off cash, the proceeds of the liquidation of any Collateral and all other sums or obligations owed by the Agent, the Lenders or their Affiliates to the Company against all of the Companies’ obligations to the Agent, the Lenders or their Affiliates, whether under this Agreement or any of the other Facilities Papers, whether or not such obligations are then due, without prejudice to the Agent’s, the Lenders’ or their Affiliates’ rights to recover any deficiency. The Lenders agree promptly to notify the Companies after any such set-off and application made by the Agent, any Lender or any of Lender Affiliate; provided that the failure to give such notice shall not affect the validity of such set-off and application.

13 REIMBURSEMENT OF EXPENSES; INDEMNITY

The Companies jointly and severally agree to:

(a) pay all of the Agent’s out-of-pocket costs and expenses, including reasonable attorneys’ fees actually incurred (whether or not already paid by the Agent or such Lender), in connection with the negotiation, documentation, amendment, waiver and administration of this Agreement, the Senior Credit Notes, the Custody Agreement and other Facilities Papers, including the cost of audits of Collateral and Servicing Appraisals by a third party auditor or Approved Servicing Appraiser selected by the Agent;

(b) pay all of the Agent’s and each Lender’s, out-of-pocket costs and expenses, including reasonable attorneys’ fees actually incurred (whether or not already paid by the Agent or such Lender), in connection with the enforcement of this Agreement, the Senior Credit Notes, the Custody Agreement and other Facilities Papers and the making and repayment of the Advances and the payment of interest thereon;

(c) pay, and hold the Agent, the Lenders and any other owners or holders of any of the Senior Credit Notes harmless from and against, any and all present and future stamp, documentary and other similar taxes with respect to the foregoing matters and save them each harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes;

(d) pay all of the Agent’s Fees and Custodian’s Fees under this Agreement, the Custody Agreement and the other Facilities Papers; and

(e) indemnify, pay, defend and hold harmless the Agent, each Lender, each subsequent owner or holder of any of the Senior Credit Notes and any of their respective officers, directors, employees or agents (the “Indemnified Parties”) from and against the

“Indemnified Liabilities”, which means any and all claims, liabilities, obligations, losses, damages, penalties, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ fees and disbursements) of any kind whatsoever which may be imposed upon, incurred by or asserted against any of the Indemnified Parties in any way relating to or arising out of any of the Facilities Papers or any of the transactions contemplated thereby to the extent that any such Indemnified Liabilities result (directly or indirectly) from any claims made, or any actions, suits or proceedings commenced or threatened, by or on behalf of any creditor (excluding any of the Indemnified Parties), security holder, shareholder, customer (including any Person having any dealings of any kind with either Company), trustee, conservator, receiver, director, officer, employee and/or agent of the Company acting in such capacity, the Company or any Governmental Authority (excluding the Federal Reserve Board, the Federal Deposit Insurance Corporation, the Comptroller of the Currency, the New York Banking Commission and any other banking regulatory body or authority having jurisdiction over the Agent or any Lender that is a bank) or any other Person; provided that to the extent, if any, that any of such claims, liabilities, etc. is caused by any Indemnified Party’s gross negligence or willful misconduct, the indemnity payable to that Indemnified Party shall be equitably and proportionately reduced, ALTHOUGH TO THE FULL EXTENT PERMITTED UNDER APPLICABLE LAW, SUCH INDEMNITY SHALL NOT BE REDUCED ON ACCOUNT OF SUCH CLAIMS, LIABILITIES, ETC. TO ANY EXTENT (I) OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR (II) CAUSED OR CONTRIBUTED TO BY ANY INDEMNIFIED PARTY’S SOLE OR CONCURRENT ORDINARY NEGLIGENCE THAT DOES NOT AMOUNT TO GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IT BEING THE COMPANIES’ INTENTION TO HEREBY INDEMNIFY THE INDEMNIFIED PARTIES AGAINST THEIR OWN STRICT LIABILITY AND THEIR OWN SOLE OR CONCURRENT ORDINARY NEGLIGENCE.

14 RELATIONSHIPS AMONG THE AGENT AND THE LENDERS

14.1. Agent’s Duties. In its capacity as lead lender and servicer of the Loan and until the Loan is fully paid and satisfied, the Agent shall:

(a) hold the Facilities Papers (other than the Senior Credit Notes, each of which shall be held by and belong solely to its payee) and (by the Custodian’s holding the Collateral as bailee for the Agent, as agent and representative of the Lenders) the Collateral for the benefit of itself and each other Lender, and each Lender (including JPMorgan) shall be deemed to have an interest in the Facilities Papers (other than the Senior Credit Notes, as stated above) and the Collateral on any day in proportion to its Pro Rata interest in the Loan on that day;

(b) send timely bills to the Companies for accrued interest, the Facility Fee and other sums due and receive all payments of principal, interest and other sums on account of the Loan or with respect to it;

(c) use reasonable diligence to obtain from the Companies and promptly remit to each Lender such Lender’s Pro Rata share of interest, principal and other sums received by the Agent on account of the Loan or with respect to it, in accordance with this Agreement;

(d) use reasonable diligence to recover from the Companies all expenses incurred that are reimbursable by the Companies, and promptly remit to each Lender its Pro Rata share (if any) thereof;

(e) enforce the terms of this Agreement, including, with the approval or at the direction of all of the Lenders, the remedies afforded the Lenders pursuant to Section 12.3(c);

(f) hold all security interests ratably for itself as a Lender and as agent and representative of the other Lender(s);

(g) mark to market at least quarterly all Pledged Loans that, as of the first day of the quarter, have been Pledged to the Agent for more than ninety (90) days and provide a report of the results to the Lenders; and

(h) request from the Companies, and promptly forward to the other Lenders, such information as the other Lenders may reasonably request Agent to obtain from the Companies, consistent with the terms of this Agreement.

14.2. Actions Requiring Lenders’ Consent. The Agent shall not:

(a) increase the Aggregate Committed Sum or increase the maximum principal amount of the Loan above the Aggregate Committed Sum without the written consent or ratification of all Lenders.

(b) agree to any reduction in the interest rate or fee provisions — excluding the Agent’s Fee or the Custodian’s Fees — of this Agreement without the written consent or ratification of the Lender(s) directly affected thereby.

(c) release any material Lien held under the Facilities Papers other than in accordance with the Facilities Papers without the written consent or ratification of all Lenders.

(d) accept, and fund any Advance against the value of, any Collateral other than the types listed in Section 7.1 without the written consent or ratification of all Lenders.

(e) change any Lender’s Pro Rata share of the Loan other than in accordance with the express provisions of the Facilities Papers without the written consent or ratification of the Lender(s) directly affected thereby.

(f) agree to any change in the nature of the Lenders’ respective Commitments from several to joint, in whole or in part, without the written consent or ratification of the Lender(s) directly affected thereby.

(g) agree to any material change to any of the conditions precedent to Advances specified in Sections 8.1 and 8.2 without the written consent or ratification of all Lenders.

(h) acknowledge satisfaction of any of the conditions precedent to Advances specified in Sections 8.1 and 8.2 which any Lender has (i) identified as one of the conditions precedent listed in such Sections and (ii) stated is unsatisfied, in a writing actually received by a Vice President or more senior officer of the Agent’s Corporate Mortgage Finance Group before funding of the relevant Advance without the written consent or ratification of the Lender(s) identifying such unsatisfied condition precedent.

(i) agree to any change to the definition of “Required Lenders” without the written consent or ratification of all Lenders.

(j) extend the Maturity Date or the Termination Date other than in accordance with the express provisions of the Facilities Papers without the written consent or ratification of all Lenders.

(k) extend the due date of any required payment other than in accordance with the express provisions of the Facilities Papers without the written consent or ratification of the Lender(s) directly affected thereby.

(l) agree to any change in this Section or in Section 14.3 without the written consent or ratification of all Lenders.

(m) agree to, approve of or consent to anything for which any provision of this Agreement requires approval by all Lenders without the written consent or ratification of all Lenders.

14.3. Actions Requiring Required Lenders’ Consent. Without the written consent or ratification of the Required Lenders, the Agent shall not:

(a) notify the Companies that the Commitments are terminated or that the maturity of all or any part of the Loan has been accelerated unless an Event of Default described in any of Sections 12.1(f), 12.1(g), 12.1(k) or 12.1(o) has occurred.

(b) exercise any of the remedies for default described in Section 12.3(c).

(c) waive any material Event of Default under the Facilities Papers.

(d) make or consent to any materially adverse amendment, modification or waiver of any of the terms, covenants, provisions or conditions of the Facilities Papers.

(e) approve any Change of Control.

(f) except as otherwise expressly provided for in this Section, cause or permit any material change in the terms of any affirmative or negative covenants in this Agreement.

(g) increase the Wet Warehousing Sublimit or any of the respective percentages of the Credit Line that may be borrowed to finance Second Lien Loans, Repurchased Loans, Construction/Permanent Loans, Jumbo Loans, Super Jumbo Loans or Subprime Loans.

(h) cause or permit any material change in the eligibility standards for Collateral hereunder or materially change the definition of any type of Eligible Collateral,

provided that the Agent may in its discretion approve as eligible Collateral that does not satisfy such eligibility standards that has aggregate Collateral Value of up to ten percent (10%) of the Aggregate Committed Sum at the time of approval, provided further that, as provided in Section 14.2(d), the consent of all the Lenders shall be required for any Advance to be made under this Agreement that is made against the collateral value of Collateral other than the types listed in Section 7.1.

(i) approve the Companies’ declaration or payment of any dividend or distribution directly or indirectly to the Companies’ shareholders when any Default or Event of Default has occurred and is continuing or, after the payment of which dividend or distribution, would exist, as prohibited by Section 11.4(g).

(j) approve the Companies’ making any advance (or declining or deferring any payment due from) any stockholder if at the time of or immediately after such action the Companies’ Adjusted Tangible Net Worth would be less than the minimum amount specified in Section 11.4.

14.4. Agent’s Discretionary Actions. Except as provided in Sections 14.2 and 14.3, in its capacity as lead lender and servicer and without seeking or obtaining the consent of any of the other Lenders (although it may elect to obtain such consent before acting it if deems that desirable), the Agent may:

(a) agree or consent to any change in the handling of the Collateral which in the Agent’s reasonable judgment is unlikely to have a material adverse effect on any of the Central Elements;

(b) release, reconvey or change, in whole or in part, any Collateral or Lien which is required to be released or reconveyed in accordance with the Facilities Paper;

(c) approve any new Approved Investor proposed by the Companies with notice to the Lenders (and the Agent will promptly provide to any Lender that requests it a current list of Approved Investors); and

(d) do or perform any act or thing which, in the Agent’s reasonable judgment, is necessary or appropriate to enable the Agent to properly discharge and perform its duties under this Agreement or the Custody Agreement, or which in its reasonable judgment is necessary or appropriate to preserve or protect the validity, integrity or enforceability of the Facilities Papers, the Liens created by the Loan Papers, their priority, the Collateral or any of the Central Elements in respect of HC and its Subsidiaries, or to preserve and protect the interest of the Lenders in any of the foregoing.

14.5. Lenders’ Cooperation. The Lenders agree to cooperate among themselves and with the Agent and from time to time upon the Agent’s request, to execute and deliver such papers as may be reasonably necessary to enable the Agent, in its capacity as lead lender and servicer, to effectively administer and service the Loan and each Lender’s Senior Credit Note in the manner contemplated by this Agreement.

14.6. Lenders’ Sharing Arrangement. Each of the Lenders agrees that if it should receive any amount (whether by voluntary payment, realization upon security, the exercise of the right of set-off, or otherwise) which is applicable to the payment of the principal of, or interest or fees on, the Advances, of an amount that with respect to the related sum or sums received (or receivable) by the other Lenders is in greater proportion than that Lender’s Pro Rata ownership of the Loan, then such Lender receiving such excess amount shall purchase from the other Lenders an interest in the obligations of the Companies under this Agreement or any of the

Facilities Papers in such amount as shall result in a proportional participation by all of the Lenders in such excess amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery; and further provided that the provisions of this Section 14.6 shall not apply to the Agent’s Fees under this Agreement or to any fees which the Agent or successor custodian might be paid pursuant to the Custody Agreement.

14.7. Lenders’ Acknowledgment. Each Lender other than JPMorgan hereby acknowledges that JPMorgan has made no representations or warranties with respect to the Loan other than as expressly set forth in this Agreement and that JPMorgan shall have no responsibility (in its capacity as a Lender, the Agent, the Custodian or in any other capacity or role) for:

(a) the collectability of the Loan;

(b) the validity, enforceability or any legal effect of any of the Facilities Papers, any Collateral papers or any insurance, bond or similar device purportedly protecting any obligation to the Lenders or any Collateral; or

(c) the financial condition of the Companies or any of their Subsidiaries or Affiliates, the status, health or viability of any industry in which any of them is involved, the prospects for repayment of the Loan, the value of any Collateral, the effectiveness of any of the provisions of the Facilities Papers (including the financial covenants, tests and hedging requirements) or any aspect of their implementation or administration at any time to reduce or control risks of any type, to produce returns, profits, yields or spreads or to reduce or control losses or the accuracy of any information supplied by or to be supplied in connection with any of the Companies or any of their Subsidiaries or Affiliates, or otherwise with respect to the Loan, any Collateral or any source of equity or other financing for any of such companies.

14.8. Agent’s Representations to Lenders. The Agent hereby represents and warrants to the Lenders (other than itself) that:

(a) the Agent has delivered to each Lender true copies of the originals of those Facilities Papers which have been specifically requested by that Lender; and

(b) the Agent has no current actual knowledge that any Event of Default has occurred and is continuing on the Effective Date of this Agreement.

14.9. Agent’s Duty of Care, Express Negligence Waiver and Release. AT ALL TIMES UNTIL THE LOAN HAS BEEN PAID IN FULL, THE AGENT SHALL EXERCISE THE SAME DEGREE OF CARE IN HANDLING THE LOAN AND ITS COLLATERAL AS JPMORGAN EXERCISES WITH

RESPECT TO LOANS THAT ARE HELD SOLELY BY JPMORGAN FOR THEIR OWN ACCOUNT, AND THE AGENT, IN ITS CAPACITY AS LEAD LENDER AND SERVICER SHALL HAVE NO RESPONSIBILITY TO THE LENDERS OTHER THAN TO EXERCISE SUCH STANDARD OF CARE AND, IN ANY EVENT, JPMORGAN SHALL HAVE NO LIABILITY WITH RESPECT TO ANY OTHER

LENDER’S PRO RATA INTEREST IN THE LOAN EXCEPT FOR JPMORGAN’S OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. EXCEPT IN THE CASE OF THEIR OWN FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER THE AGENT, ANY LENDER, NOR ANY OF THEIR OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS SHALL BE LIABLE FOR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY IT OR THEM UNDER THIS AGREEMENT, THE CUSTODY AGREEMENT OR ANY OF THE OTHER FACILITIES PAPERS REASONABLY BELIEVED BY IT OR THEM TO BE WITHIN THE DISCRETION OR POWER CONFERRED UPON IT OR THEM BY THE FACILITIES PAPERS OR BE RESPONSIBLE FOR CONSEQUENCES OF ANY ERROR OF JUDGMENT, THE LENDERS EXPRESSLY INTENDING TO HEREBY WAIVE AND RELEASE ALL PRESENT AND FUTURE CLAIMS AND RIGHTS AGAINST THE AGENT FOR DAMAGES OR INJURIES CAUSED BY THE AGENT’S OWN SOLE OR CONCURRENT ORDINARY NEGLIGENCE. Except as otherwise specifically and expressly set forth in this Agreement, the Agent shall not be responsible in any manner to anyone for the effectiveness, enforceability, genuineness, validity or the due execution of this Agreement, any supplement, amendment or restatement of it or of any other Facilities Papers or for any representation, warranty, document, certificate, report or statement made or furnished in, under or in connection with this Agreement or any of the other Facilities Papers or be under any obligation to anyone to ascertain or to inquire as to the performance or observation of any of the terms, covenants or conditions of this Facilities Agreement or of the other Facilities Papers on the part of either Company or anyone else. Without limiting the generality of the foregoing provisions of this Section, the Agent, in its capacities as lead lender, servicer and Custodian, may seek and rely upon the advice of legal counsel in taking or refraining to take any action under any of the Facilities Papers or otherwise in respect of the Loan, its Collateral and its parties, and shall be fully protected in relying upon such advice.

14.10. Calculations of Shares of Principal and Other Sums. Except as provided to the contrary in Section 6.5 (“Increased Cost”), Section 6.7 (“Agent’s Fee”), Section 12.4 (“Application of Proceeds”), Section 13 (“Reimbursement of Expenses; Indemnity”) and Section 6 of the Custody Agreement (“Custodian’s Fees”), JPMorgan’s and each other Lender’s respective shares of principal, interest and other sums received by the Agent on account of the Loan or with respect to it shall be calculated on the basis of each Lender’s (including JPMorgan’s) respective Pro Rata ownership interests in the Loan from time to time.

14.11. Resignation of the Agent. The Agent, or any agent or agents hereafter appointed, at any time may resign by giving written notice of resignation to the Companies and the Lenders and complying with the applicable provisions of this Section 14. Upon receiving such notice of resignation, with the Companies’ consent, which consent shall not unreasonably be delayed or withheld (provided that the Companies’ consent shall not be required if a Default has occurred that has not been cured by the Companies or declared in writing by the Agent to have been waived or any Event of Default has occurred that the Agent has not declared in writing to have been cured or waived), a successor Agent shall be promptly appointed by all of the Lenders by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Agent and one copy to the successor Agent.

14.12. Effective Date of Resignation of the Agent. No resignation of the Agent shall be effective until both (i) sixty (60) days have elapsed after notice to the Companies and the Lenders of the Agent’s election to resign and (ii) a successor agent has been appointed pursuant to the provisions of this Section 14 and has accepted the appointment as provided in Section 14.11; provided that if such appointment has not been so made or if the Agent’s duties have not been assumed by the appointed successor on or before ninety (90) days after the date of the Agent’s said notice of resignation, the Agent may cease acting as agent and representative of the Lenders hereunder, and shall have no further responsibility therefor, at the close of business on the tenth (10th) Business Day after such ninety-day period.

14.13. Successor Agent. Any successor Agent appointed as provided in this Section shall execute and deliver to the Companies, the Lenders and to its predecessor Agent an instrument accepting such appointment, and thereupon the resignation of the predecessor Agent shall become effective and such successor Agent, without any further act, deed or conveyance, shall become vested with all the rights and obligations of its predecessor, with like effect as if originally named as the Agent; provided that upon the written request of the Companies, all of the Lenders or the successor Agent, the resigning Agent shall execute and deliver (a) an instrument transferring to such successor Agent all of the rights of the resigning Agent and (b) to such successor Agent such instruments as are necessary to transfer the Collateral to such successor Agent (including assignments of all Collateral or Facilities Papers). Upon the request of any such successor Agent made from time to time, the Companies shall execute any and all papers which the successor Agent shall request or require to more fully and certainly vest in and confirm to such successor Agent all such rights.

14.14. Merger of the Agent. Any Person into which the Agent may be merged or converted or with which it may be consolidated, or any Person surviving or resulting from any merger, conversion or consolidation to which the Agent shall be a party or any Person succeeding to the commercial banking business of the Agent, shall be the successor Agent without the execution or filing of any paper or any further act on the part of any of the parties.

14.15. Participation; Assignment.

(a) Participations. Each Lender reserves the rights (i) with prior notice to and consent of the Agent and (unless an Event of Default has occurred that the Agent has not declared in writing to have been cured or waived) the Companies, which consents will not be unreasonably withheld, to sell to any bank, savings and loan, savings bank, credit union, other deposit-taking financial institution or commercial lending institution, participations in all or any part of such Lender’s Advances, Senior Credit Note or Commitment and (ii) with or without notice to the Companies or the Agent, and without any requirement for consent from either the Companies or the Agent, to sell participations to their own Lender Affiliates and to pledge any or all of its interests under this Agreement to the Federal Reserve Bank. Participants shall have no rights under the Facilities Papers other than certain voting rights as provided below. Each Lender shall be entitled to obtain (on behalf of its participants) the benefits of this Agreement with respect to all participants in its Advances outstanding from time to time; provided that the Companies shall not be obligated to pay any amount in excess of the amount that would be due to such Lender calculated as though no participation had been made. No Lender shall sell any participating interest of less than Five Million Dollars ($5,000,000) or under which the participant shall have any rights to approve any amendment, modification or waiver of any Facilities Papers, except to the extent such amendment, modification or waiver (i) extends the due date for payment of any amount in respect of principal, interest or fees — other than the Agent’s fees or Custodian’s fees — under the Facilities Papers or (ii) reduces the interest rate or the amount of principal or fees applicable to the Loan (except such reductions as are contemplated by this Agreement). In those cases (if any) where a Lender grants rights to any of its participants to approve amendments, modifications or waivers of any Facilities Papers pursuant to the immediately preceding sentence, such Lender must include a voting mechanism as to all such approval rights in the relevant participation agreement(s) whereby a readily-determinable fraction of such Lender’s portion of the Loan (whether held by such Lender or participated) shall control the vote for all of such Lender’s portion of the Loan; provided, that if no such voting mechanism is provided for or is fully and immediately effective, then the vote of such Lender itself shall be the vote for all of such Lender’s portion of the Loan. Except in the case of the sale of a participating interest to a Lender, the relevant participation agreement shall not permit the participant to transfer, pledge, assign, sell any subparticipation in or otherwise alienate or encumber its participation interest in the Loan.

(b) Assignments. Without any requirements for further consent of the Companies, any Lender may assign any or all of its rights and obligations under the Facilities Papers to their own Lender Affiliates, and with the prior written consent of the Agent and (unless an Event of Default has occurred that the Agent has not declared in writing to have been cured or waived) the Companies, which consents will not be unreasonably withheld, and at no cost to the Companies or the Agent, any Lender may assign any or all of its rights and obligations under the Facilities Papers to any “Eligible Assignee” — which means (a) a commercial bank having total assets in excess of One Billion Dollars ($1,000,000,000) or (b) a finance company, insurance company or other financial institution or fund, acceptable to the Agent, that is regularly engaged in making, purchasing or investing in loans and has total assets in excess of One Billion Dollars ($1,000,000,000); provided that (1) without the prior written consent of the Agent, no such assignment to any Eligible Assignee shall be for a Committed Sum of less than Ten Million Dollars ($10,000,000) or shall result in a Lender’s having an aggregate Committed Sum of less than Five Million Dollars ($5,000,000), (2) no such consent shall result in there being more than a total of ten (10) Lenders (a participant is not a Lender), and (3) each such assignment shall be substantially in the form of Exhibit F, with the assignor to exchange its Senior Credit Note(s) for new Senior Credit Note(s) and the Eligible Assignee to receive new Senior Credit Note(s) and with the assignor to have no further right or obligation with respect to the rights and obligations assigned to and assumed by the Eligible Assignee. The Companies agree that, as to any assignment to any Lender Affiliate or if the Companies consent to any such assignment to an Eligible Assignee, the Companies will cooperate with the prompt execution and delivery of documents reasonably necessary to such assignment process to the extent that the Companies incur no cost or expense that is not paid by the assigning Lender, including the issuance of new Senior Credit Note(s) to the assignor (if retaining an interest hereunder) and the Assignee immediately upon delivery to the Companies of the assignor’s Senior Credit Note(s). Upon such assignment, the assignee shall be a Lender for all purposes under this Agreement and the other Facilities Papers, if the assignment is an assignment of all of the assignor’s interest in the Loan and its security, the assignor shall be automatically released from all of its obligations and liabilities hereunder, and, whether it is such a complete assignment or only a partial assignment, the Committed Sums shall be adjusted appropriately, and the parties agree to approve in writing a revised and updated version of Schedules LC.

(c) If any interest in this Agreement is so transferred to any Person that is organized under the Legal Requirements of any jurisdiction other than the United States of America or any State thereof, the transferor Lender shall cause such Person, concurrently with the effectiveness of such transfer, (i) to represent to the transferor Lender (for the benefit of the transferor Lender, the Agent and the Companies) that under applicable laws no taxes will be required to be withheld by the Agent, the Companies or the transferor Lender with respect to any payments to be made to such Person under this Agreement, (ii) to furnish to each of the transferor Lender, the Agent and the Companies two duly completed copies of either U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN (wherein such Person claims entitlement to complete exemption from U. S. federal withholding tax on all interest payments hereunder) and (iii) to agree (for the benefit of the transferor Lender, the Agent and the Companies) to provide the transferor Lender, the Agent and the Companies a new Form W-8ECI or Form W-8BEN upon the obsolescence of any previously delivered form and comparable statements in accordance with applicable United States laws and regulations and amendments duly executed and completed by such Person and to comply from time to time with all applicable Legal Requirements with regard to such withholding tax exemption.

(d) The Companies shall not be required to incur any cost or expense incident to any sale to a Person of any interest in the Facilities pursuant to this Section and all such costs and expenses shall be for the account of the Lender selling its rights in the Loan to such Person.

14.16. The Agent and the Lenders are the only Beneficiaries of this Section. Other than the provisions of Section 14.15, this Section is intended to bind and benefit only JPMorgan and the other Lenders, and does not benefit and shall not be enforceable by the Companies or any other Person whatsoever.

15 NOTICES

All notices, demands, consents, requests and other communications required or permitted to be given or made hereunder (collectively, “Notices”), except as otherwise specifically provided in this Agreement, shall be in writing and shall be either (a) delivered in person, or (b) mailed, by certified, registered or express mail, postage prepaid, addressed to the respective parties hereto at their respective addresses specified below, (c) sent in a prepaid overnight delivery envelope via a nationally-recognized courier service (such as Federal Express, Airborne Express, United Parcel Service, Purolator, DHL Worldwide Express or Network Courier Service) that provides weekday next-day delivery service to the addressee’s location, (d) telecopied to their respective telecopy numbers (with a paper copy mailed the same day as aforesaid) as hereinafter set forth or (e) emailed and displayed or acknowledged as received as hereinafter set forth; provided that any party may change its address for notice by designating such party’s new address in a Notice to the sending party given at least five (5) Business Days before it shall become effective. All Notices shall be conclusively deemed to have been properly given or served when received in person, regardless of how sent. Regardless of when received, all Notices shall be conclusively deemed to have been properly given or served if addressed in accordance with this Section and (1) if mailed, on the second (2nd) Business Day after being deposited in the mails, or (2) if sent by nationally-recognized courier service, on the next Business Day or (3) if faxed before the close of business at the recipient’s location on a Business Day, when faxed — or if faxed after the close of business at the recipient’s location or on a day that is not a Business Day, on the next Business Day thereafter — to the fax number set forth below (provided that a paper copy is mailed on the same day as aforesaid) or (4) if e-mailed, when either (a) the text of such Notice is legibly displayed on the recipient’s computer monitor or any text-containing files attached are available to the recipient and readily available to be read by the recipient or (b) the recipient by any means or method acknowledges receipt of such e-mail:

If to the Companies:

HomeBanc Corp.

2002 Summit Boulevard, Suite 100
Atlanta, Georgia 30319
Attention: Mr. John Kubiak
Telephone:	(404) 497-1125
Fax:	(404) 236-8175
email: jkubiak@homebanc.com

with a copy to:

HomeBanc Corp.
2002 Summit Boulevard, Suite 100
Atlanta, Georgia 30319
Attention: Charles McGuire, Esq.
Telephone:	(404) 459-7602
Fax:	(404) 303-4069
email: cmcguire@homebanc.com

If to the Agent:

JPMorgan Chase Bank, N.A.
ABA No. 113000609
707 Travis, 6th Floor North
Houston, Texas 77002 (for messenger deliveries)
P. O. Box 2558
Houston, Texas 77252 (for mail deliveries)
Attention: Michael W. Nicholson, Corporate Mortgage
Finance Group
Telephone:	(713) 216-5335
Fax:	(713) 216-1567, with fax copy to (713) 216-2082 attention: Julie Lowery email: michael.nicholson@jpmorganchase.com and julie.lowery@jpmorganchase.com with a copy to:

JPMorgan Chase Bank, N.A.
1111 Fannin, 12th Floor
Houston, Texas 77002
Attention: Ms. Bea Delgado, Mortgage Banking Warehouse Services
Telephone:	(713) 427-6455
Fax:	(713) 427-6453
email:	bea.r.delgado@jpmorganchase.com

If to JPMorgan in its capacity as a Lender:

JPMorgan Chase Bank, N.A.
ABA No. 113000609
707 Travis, 6th Floor North
Houston, Texas 77002
Attention: Michael W. Nicholson, Corporate Mortgage Finance Group
Telephone:	(713) 216-5335
Fax:	(713) 216-1567, with fax copy to (713) 216-2082 attention: Julie Lowery email: michael.nicholson@jpmorganchase.com and julie.lowery@jpmorganchase.com

If to the other Lenders, at the addresses shown on Schedule 15.

16 MISCELLANEOUS

16.1. Terms Binding Upon Successors; Survival of Representations. The terms and provisions of this Agreement shall bind and benefit the parties hereto and their respective successors and assigns; provided that the Companies may not assign or delegate any of their rights, benefits or duties under any of this Agreement, and any attempted assignment made without the written consent or written confirmation of all the Lenders shall be void. All representations, warranties, covenants and agreements herein contained on the part of the Companies shall survive the making of any Advance and the execution of the Senior Credit Notes and shall be effective so long as the Commitments are outstanding or any obligation of the Companies hereunder or under the Senior Credit Notes or any of the other Facilities Papers remains to be paid or performed.

16.2. Items to Be Satisfactory to the Agent or the Custodian. All items required by this Agreement or the Custody Agreement to be delivered to the Agent or to the Custodian shall be in form and content reasonably satisfactory to the Agent or the Custodian (as the case may be) and the Agent or the Custodian may reject any of them that do not meet the requirements of this Agreement or the Custody Agreement.

16.3. Usury Not Intended; Credit or Refund of Any Excess Payments. It is the intent of the Companies, the Agent and the Lenders in the execution and performance of this Agreement and the other Facilities Papers to contract in strict compliance with the usury laws of the State of Texas and the United States of America from time to time in effect. In furtherance of that purpose, all of the parties to this Agreement stipulate and agree that none of the terms and provisions contained in this Agreement or the other Facilities Papers shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate in excess of the Ceiling Rate and that for purposes hereof “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged, taken, reserved or received under this Agreement or any of the other Facilities Papers. In the event that the maturity of any of the Senior Credit Notes is accelerated by reason of any election of all of the Lenders resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the maximum nonusurious amount permitted by applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on such note (or, if such note shall have been paid in full, refunded to the payor of such interest). The provisions of this Section shall prevail and control over all other provisions of this Agreement, the Senior Credit Notes and the other Facilities Papers that may be in apparent conflict herewith. In the event the Agent or any of the Lenders shall ever collect monies which are deemed to constitute interest at a rate in excess of the Ceiling Rate then in effect, all such sums deemed to constitute interest in excess of the Ceiling Rate shall be immediately returned to their payor (or, at the option of the holders of the Senior Credit Notes, credited against the unpaid principal of the Senior Credit Notes) upon such determination, and, to the extent permitted by applicable law, the Agent and the Lenders shall not be subject to any penalties provided by any Legal Requirement for contracting for, charging, taking, reserving or receiving interest at a rate in excess of the Ceiling Rate. In determining whether or not the interest paid or payable under any specific contingency exceeds the Ceiling Rate, to the maximum extent permitted under applicable Legal Requirements, the Companies and the Agent and the Lenders shall (a) characterize any non-principal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and their effects and (c) “spread” the total amount of interest throughout the entire contemplated term of the Senior Credit Notes, and interest owing on such Senior Credit Notes so that the interest rate is uniform throughout their entire term.

16.4. This Agreement and the Other Facilities Papers. The parties intend that the Facilities Papers be read together and construed as if they were a single document. However, in the event of any inconsistency or conflict between this Agreement and any of the other Facilities Papers, this Agreement shall govern and control.

16.5. USA Patriot Act Notice. Each Lender hereby notifies the Companies that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Companies, which information includes the name and address of each Company and other information that will allow the Lender to identify the Companies in accordance with the USA Patriot Act.

16.6. Privacy of Customer Information. Company Customer Information in the possession of the Lenders, other than information independently obtained by a Lender and not derived in any manner from or using information obtained under or in connection with this Agreement, is and shall remain confidential and proprietary information of the relevant Company. Except in accordance with this Section 16.6, the Lenders shall not use any Company

Customer Information for any purpose, including the marketing of products or services to, or the solicitation of business from, Customers, or disclose any Company Customer Information to any Person, including any Lender’s employees, agents or contractors or any third party not affiliated with the Lenders. The Lenders and the Agent may use or disclose Company Customer Information only to the extent necessary (i) for examination and audit of the relevant Lender’s or the Agent’s activities, books and records by such Lender’s or the Agent’s regulatory authorities, (ii) to protect or exercise such Lender’s, the Agent’s and the Custodian’s rights and privileges or (iii) to carry out such Lender’s, the Agent’s and the Custodian’s express obligations under this Agreement and the other Facilities Papers (including providing Company Customer Information to Approved Investors), and for no other purpose; provided that the Lenders and the Agent may also use and disclose the Company Customer Information as expressly permitted by the relevant Affiliated Company in writing, to the extent that such express permission is in accordance with the Privacy Requirements. Each Lender and the Agent shall take commercially reasonable steps to ensure that each Person to which such Lender or the Agent intends to disclose Company Customer Information, before any such disclosure of information, agrees to keep confidential any such Company Customer Information and to use or disclose such Company Customer Information only to the extent necessary to protect or exercise the Lenders’, the Agent’s and the Custodian’s rights and privileges, or to carry out the Lenders’, the Agent’s and the Custodian’s express obligations, under this Agreement and the other Facilities Papers (including providing Company Customer Information to Approved Investors). The Lenders and the Agent agree to maintain an Information Security Program (as described in the interagency guidelines referred to below) and to assess, manage and control risks relating to the security and confidentiality of Company Customer Information pursuant to such program in the same manner as such Lender or the Agent does in respect of its own customers’ information, and shall implement the standards relating to such risks in the manner set forth in the Interagency Guidelines Establishing Standards for Safeguarding Company Customer Information set forth in 12 CFR Parts 30, 208, 211, 225, 263, 308, 364, 568 and 570. Without limiting the scope of the foregoing sentence, each Lender and the Agent shall use at least the same physical and other security measures to protect all Company Customer Information in such Lender’s or the Agent’s possession or control as such Lender or the Agent uses for its own customers’ confidential and proprietary information.

16.7. No Waiver. No waiver of any Default or Event of Default shall be deemed to be a waiver of any other Default or Event of Default. No failure to exercise or delay in exercising any power or right under any Facilities Papers shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. No course of dealing between either Company and the Agent or any of the Lenders shall operate as a waiver of any rights of the Agent or any of the Lenders. No amendment, modification or waiver of any provision of any Facilities Papers nor consent to any departure therefrom shall be effective unless it is in writing and signed by the Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except as otherwise specifically provided in this Agreement, no notice to or demand on the Companies or any other Person shall entitle the Companies or any other Person to any other or further notice or demand in similar or other circumstances.

16.8. Counterpart Execution; Amendments. This Agreement may be executed in one or more counterparts, each of which when so executed shall be deemed to be an original, but all of which when taken together shall constitute one and the same instrument. This Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is set forth in a writing signed by the parties hereto.

16.9. Governing Law, Jurisdiction and Venue. This Agreement, the Senior Credit Notes and the other Facilities Papers shall be governed by and construed in accordance with the laws of the State of Texas (without reference to its conflicts of laws principles) and the United States of America from time to time in effect. The Companies, the Agent and the Lenders each hereby irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of Texas, Houston Division, and the state district courts of Texas, for purposes of all legal proceedings arising out of or relating to the Facilities Papers and all related transactions; except that the Lenders do not submit themselves to Texas jurisdiction in any suit first filed by the Companies. To the fullest extent permitted by applicable law, the Companies, the Agent and the Lenders each irrevocably waives any objection that he, she or it may now or hereafter have to the laying of venue for any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum and agrees that service of process may be made upon him, her or it in any such proceeding by registered or certified mail; except that the Lenders do not waive such objections with regard to any suit first filed by the Companies. Harris County, Texas shall be a proper place of venue for suit hereon. Nothing herein shall affect any applicable right of any party at any time to initiate any suit in the United States District Court for the Southern District of Texas, Houston Division, or to remove any pending suit to that Court. Nothing herein shall affect the right of the Agent to accomplish service of process in any manner permitted by applicable law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction or court.

16.10. General Purpose of Loan. The Companies warrant and represent to the Agent, Lenders and all other future owners and holders of the Senior Credit Notes that the Loan and all Advances under it are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in the Texas Finance Code.

16.11. Waiver of Jury Trial. THE COMPANIES, THE AGENT AND THE LENDERS EACH HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SENIOR CREDIT NOTES OR ANY OF THE OTHER FACILITIES PAPERS OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. This waiver of right to trial by jury is separately given, knowingly and voluntarily, by each Company, the Agent and the Lenders, and this waiver is intended to encompass individually each instance and each issue as to which the right of a jury trial would otherwise accrue. The Agent and the Lenders are hereby authorized and requested to submit this Agreement to any court having jurisdiction over the subject matter and the parties hereto, so as to serve as conclusive evidence of the foregoing waiver of the right to jury trial.

16.12. Waiver of Special Damages. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANIES SHALL NOT ASSERT, AND EACH HEREBY WAIVES, ANY CLAIM AGAINST THE LENDERS OR THE AGENT, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF, THIS AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY, THE ADVANCES OR THE USE OF THE PROCEEDS THEREOF.

16.13. Relationship of the Parties. This Agreement provides for the making of Advances by the Lenders (through the Agent) in their capacities as lenders, to the Companies, each as a borrower, and for the payment of interest and repayment of principal by the Companies to the Lenders (through the Agent). The relationship between (a) the Lenders and the Agent and (b) the Companies is limited to that of creditor and secured party, on the one hand, and debtor, on the other hand. The provisions in this Agreement and the other Facilities Papers for compliance with financial covenants and delivery of financial statements are intended solely for the benefit of the Lenders and the Agent to protect their interests as lenders and lenders’ agent, respectively, in assuring payment of interest and repayment of principal, and nothing contained in this Agreement or any of the other Facilities Papers shall be construed as permitting or obligating any Lender or the Agent to act as a financial or business advisor or consultant to the Companies, as permitting or obligating any Lender or the Agent to control the Companies or to conduct the Companies’ operations, as creating any fiduciary obligation on the part of any Lender or the Agent to the Companies, or as creating any joint venture, agency, or other relationship between or among any of the parties other than as explicitly and specifically stated in this Agreement. Each Company acknowledges that it has had the opportunity to obtain the advice of experienced and sophisticated counsel of their own choosing in connection with the negotiation and execution of this Agreement and the other Facilities Papers and to obtain the advice of such counsel with respect to all matters contained in the Facilities Papers including the provision for waiver of trial by jury. Each Company further acknowledges that it is experienced with respect to financial and credit matters and has made their own independent decisions to apply to the Lenders for credit and to execute and deliver this Agreement and the other Facilities Papers.

16.14. Notice Pursuant to Tex. Bus. & Comm. Code §26.02. THIS AGREEMENT AND THE OTHER FACILITIES PAPERS TOGETHER CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(The remainder of this page is intentionally blank; signature pages follow.)

EXECUTED as of the Effective Date.

HOMEBANC CORP.

By:	/s/ John Kubiak
Name:	John Kubiak
Title:	Senior Vice President
and Chief Investment Officer

HOMEBANC MORTGAGE CORPORATION

By:	/s/ James L. Krakau
Name:	James L. Krakau
Title:	Senior Vice President

Unnumbered counterpart signature page to 8/05 Amended & Restated Senior Secured Credit

Agreement among HomeBanc Corp., HomeBanc Mortgage Corporation, JPMorgan Chase

Bank, N.A., et al.

JPMORGAN CHASE BANK, N.A.,
as the Agent and as a Lender

By:	/s/ Michael W. Nicholson
Name:	Michael W. Nicholson
Title:	Senior Vice President

Unnumbered counterpart signature page to 8/05 Amended & Restated Senior Secured Credit

Agreement among HomeBanc Corp., HomeBanc Mortgage Corporation, JPMorgan Chase

Bank, N.A., et al.

COMMERZBANK AKTIENGESELLSCHAFT
NEW YORK AND GRAND CAYMAN BRANCHES
as a Lender

By:	/s/ Gerard A. Araw
Name:	Gerard A. Araw
Title:	Assistant Treasurer

By:	/s/ Michael P. McCarthy
Name:	Michael P. McCarthy
Title:	Vice President

Unnumbered counterpart signature page to 8/05 Amended & Restated Senior Secured Credit

Agreement among HomeBanc Corp., HomeBanc Mortgage Corporation, JPMorgan Chase

Bank, N.A., et al.

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Paul E. Henson
Name:	Paul E. Henson
Title:	Executive Vice President

Unnumbered counterpart signature page to 8/05 Amended & Restated Senior Secured Credit

Agreement among HomeBanc Corp., HomeBanc Mortgage Corporation, JPMorgan Chase

Bank, N.A., et al.

U.S. BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ William J. Umscheid
Name:	William J. Umscheid
Title:	Vice President

Unnumbered counterpart signature page to 8/05 Amended & Restated Senior Secured Credit

Agreement among HomeBanc Corp., HomeBanc Mortgage Corporation, JPMorgan Chase

Bank, N.A., et al.

BNP PARIBAS,
as a Lender

By:	/s/ Laurent Vanderzyppe
Name:	Laurent Vanderzyppe
Title:	Director

By:	/s/ Marguerite L. LeBon
Name:	Marguerite L. Leon
Title:	Vice President

Unnumbered counterpart signature page to 8/05 Amended & Restated Senior Secured Credit

Agreement among HomeBanc Corp., HomeBanc Mortgage Corporation, JPMorgan Chase

Bank, N.A., et al.

UNITED OVERSEAS BANK LIMITED
NEW YORK AGENCY,
as a Lender

By:	/s/ Philip Cheong
Name:	Philip Cheong
Title:	Vice President and Deputy General Manager

By:	/s/ Wong Kwong
Name:	Wong Kwong
Title:	First Vice President and General Manager

Unnumbered counterpart signature page to 8/05 Amended & Restated Senior Secured Credit

Agreement among HomeBanc Corp., HomeBanc Mortgage Corporation, JPMorgan Chase

Bank, N.A., et al.

FIRST COMMERCIAL BANK,
NEW YORK AGENCY,
as a Lender

By:	/s/ Bruce M. J. Ju
Name:	Bruce M. J. Ju
Title:	Vice President and General Manager

Unnumbered counterpart signature page to 8/05 Amended & Restated Senior Secured Credit

Agreement among HomeBanc Corp., HomeBanc Mortgage Corporation, JPMorgan Chase

Bank, N.A., et al.

BANK HAPOALIM B.M.,
as a Lender

By:	/s/ James P. Surless
Name:	James P. Surless
Title:	Vice President

By:	/s/ Lenroy Hackett
Name:	Lenroy Hackett
Title:	First Vice President

Unnumbered counterpart signature page to 8/05 Amended & Restated Senior Secured Credit

Agreement among HomeBanc Corp., HomeBanc Mortgage Corporation, JPMorgan Chase

Bank, N.A., et al.

SCHEDULE MAC

TO 8/05 CREDIT AGREEMENT

(Updates of this Schedule are effective only if signed by a Vice President or more senior officer of JPMorgan Chase Bank, N.A., Agent; no signature is required unless this is an update Schedule)

The Maximum Aggregate Commitment from and after the following dates is as follows:

Maximum Aggregate Commitment	From and after	Update certified effective by the undersigned officer of JPMorgan Chase Bank, N.A., Agent
$500,000,000	August 1, 2005 through the Maturity Date	By: /s/ Michael W. Nicholson
Name: Michael W. Nicholson
Title: Senior Vice President

Exhibits:

Exhibit A-1	- Senior Credit Notes form
Exhibit A-2	- Swing Line Note form
Exhibit B	- Requests for Borrowing forms with Submission List forms
Exhibit C	- Form of Total Pledged Servicing List
Exhibit D	- List of the Companies’ Subsidiaries
Exhibit E	- Form of Officer’s Certificate as to compliance or noncompliance with certain financial covenants
Exhibit F	- Form of Assignment and Assumption Agreement
Exhibit G	- Opinion provisions
Exhibit H	- Form of Interest Option Selection Confirmation

Schedules:

Schedule AI	- List of Approved Investors
Schedule AR	- List of Authorized Company Representatives
Schedule LC	- The Lenders’ Committed Sums
Schedule DQ	- Disqualifiers
Schedule EC	- Eligible Collateral
Schedule UG-SSF	- Companies’ Underwriting Guidelines for Single-family Mortgage Loans
Schedule MAC	- Current Maximum Aggregate Commitment
Schedule SA	- Schedule of Servicing Agreements the Companies’ Receivables Under Which are Pledged
Schedule 2.3	- Terms of each Company’s Obligations to Pay Borrowings by the Other Company
Schedule 7.1(h)	- List of Pledged Servicing as of the Effective Date
Schedule 9.4	- Summary of contingent liabilities and material adverse changes and material unrealized losses since the Statement Date
Schedule 9.16	- The Companies’ Plans
Schedule 15	- List of Lenders and Addresses for Notices

EXHIBIT A-1

TO 8/05 CREDIT AGREEMENT

(The “8/05 [Lender name] Senior Credit Note”)

$	Houston, Texas	August 1, 2005

FOR VALUE RECEIVED, HOMEBANC CORP., a Georgia corporation, and its wholly-owned subsidiary, HOMEBANC MORTGAGE CORPORATION, a Delaware corporation (“Makers” or the “Companies”) jointly and severally to pay to the order of [Lender Name] (“Payee”), a [Lender entity form], at the main Houston branch of JPMorgan Chase Bank, N.A., 712 Main Street, Houston, Harris County, Texas 77002, or at such other place as the Agent may hereafter designate in writing, in immediately available funds and in lawful money of the United States of America, the principal sum of [Lender’s Committed Sum] (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding until maturity at the applicable rate(s) provided for in the Credit Agreement (or at such lesser rate, if any, as the holder of this note — the “Holder”, whether or not Payee is such holder — may in its sole discretion from time to time elect to be applicable for any day or days), and interest on all past due amounts, both principal and accrued interest, at the Past Due Rate; provided that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to Holder for the use, forbearance or detention of the debt evidenced hereby shall not exceed the Ceiling Rate.

1. Definitions. In addition to the definitions given above, the definitions given in the 8/05 Amended and Restated Senior Secured Credit Agreement dated August 1, 2005, as it may be supplemented, amended or restated from time to time (the “Credit Agreement”) among (a) Maker, (b) JPMorgan Chase Bank, N.A. (for itself as a Lender and as Agent for the other Lenders) and (c) the other Lender(s) party thereto, for capitalized terms that are used in this note shall apply here as well as there.

2. Rates Change Automatically and Without Notice. Without notice to Maker or any other Person and to the full extent allowed by applicable law from time to time in effect, the Stated Rate, the Past Due Rate and the Ceiling Rate shall each automatically fluctuate upward and downward as and in the amount by which the interest rate applicable to this note as provided for in the Credit Agreement, the Past Due Rate as defined in the Credit Agreement and such maximum nonusurious rate of interest permitted by applicable law, respectively, fluctuate.

3. Calculation of Interest. Interest on the amount of each advance against this note shall be computed on the amount of that advance and from the date it is made. All interest rate determinations and calculations by the Holder, absent manifest error, shall be conclusive and binding.

4. Excess Interest Will be Refunded or Credited. If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the Ceiling Rate, Holder shall refund to the payor or, at Holder’s option, credit against the principal of Senior Credit Note such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Ceiling Rate.

5. Interest Will be Spread. To the extent (if any) necessary to avoid violation of applicable usury laws (or to minimize the extent of the violation if complete avoidance is impossible for any reason, it being the intent and purpose of Maker and all Holders to comply strictly with all applicable usury and other laws), all sums paid or agreed to be paid to Holder for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this note, so that the interest rate is uniform throughout the full term of this note.

6. Payment Schedule. Interest on and principal of this note shall be due and payable as provided in Sections 6.2(c)(2) and 6.10 of the Current Credit Agreement.

7. Prepayment. Maker may prepay this note in accordance with and subject to the provisions of Section 6.9 and 6.2(b)(7)(ix) of the Current Credit Agreement. Prepayments shall be applied first to accrued interest, the balance to principal.

8. The 8/05 Credit Agreement, this Note and its Security. This note is one of the Senior Credit Notes, as such term is defined in the Credit Agreement, is issued pursuant to the Credit Agreement (to which reference is made for all purposes) and may be referred to as the “8/05 [Lender name] Senior Credit Note”, and as it may hereafter be renewed, extended, rearranged, increased, decreased, modified or replaced in accordance with the Credit Agreement may be referred to as the “Current [Lender Name] Senior Credit Note”. Holder is entitled to the benefits of and security provided for in the Credit Agreement. Such security includes, among other security, the security interests granted by Section 7.1 of the Current Credit Agreement.

9. Revolving Credit. Upon and subject to the terms and conditions of the Credit Agreement, Maker may borrow, repay and reborrow against this note under the circumstances, in the manner and for the purposes specified in the Credit Agreement, but for no other purposes. Advances against this note by Payee or other Holder shall be governed by the terms of the Credit Agreement. The unpaid principal balance of this note at any time shall be the total of all principal lent or advanced against this note less the sum of all principal payments and permitted prepayments made on this note by or for the account of Maker. Absent manifest error, Holder’s computer records shall on any day conclusively evidence the unpaid balance of this note and its advances and payments history posted up to that day. All loans and advances and all payments and permitted prepayments made hereon may be (but are not required to be) endorsed by or on behalf of Holder on the schedule which is attached as Annex I hereto (which is hereby made a part hereof for all purposes) or otherwise recorded in Holder’s computer or manual records; provided, that any failure to make notation of (a) any principal advance or accrual of interest shall not cancel, limit or otherwise affect Maker’s obligations or any Holder’s rights with respect to that advance or accrual, or (b) any payment or permitted prepayment of principal or interest shall not cancel, limit or otherwise affect Maker’s entitlement to credit for that payment as of the date of its receipt by Holder. Maker and Payee expressly agree, pursuant to Chapter 346 (“Chapter 346”) of the Texas Finance Code, that Chapter 346 (which relates to open-end line of credit revolving loan accounts) shall not apply to this note or to any loan evidenced by this note, and that neither this note nor any such loan shall be governed by Chapter 346 or subject to its provisions in any manner whatsoever.

10. Defaults and Remedies. Any Event of Default under the Credit Agreement or any other Facilities Papers shall constitute an Event of Default under this note and all other Facilities Papers and shall have the consequences provided for in the Credit Agreement which may include acceleration of the indebtedness evidenced hereby. Subject to the terms of the Credit Agreement, Holder or the Agent may waive any default without waiving any other prior or subsequent default. Holder or the Agent may remedy any default without waiving the default remedied. Holder’s or the Agent’s failure to exercise any right, power or remedy upon any default shall not be construed as a waiver of such default or as a waiver of the right to exercise any such right, power or remedy at a later date. No single or partial exercise by Holder or the Agent of any right, power or remedy hereunder shall exhaust it or shall preclude any other or future exercise of it, and every such right, power or remedy under this note may be exercised at any time and from time to time. No modification or waiver of any provision of this note nor consent to any departure by Maker from its terms shall be effective unless it is in writing and signed by Holder (or, if authorized for that purpose by the Credit Agreement, the Agent), and then such waiver or consent shall be effective only in the specific instance given, for the purposes for which given and to the extent therein specified.

11. Legal Costs. If any Holder or the Agent retains an attorney in connection with any such default or to collect, enforce or defend this note or any papers intended to secure or guarantee it in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Maker or anyone claiming by, through or under Maker sues any Holder in connection with this note or any such papers and does not prevail, then Maker agrees to pay to each such Holder and the Agent, respectively, in addition to principal and interest, all reasonable costs and expenses incurred by such Holder or the Agent in trying to collect this note or in any such suit or proceeding, including reasonable attorneys’ fees.

12. Waivers. Maker and any and all co-makers, endorsers (other than the Holder or the Payee), guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such Person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

13. Not Purpose Credit. None of the proceeds of this note shall ever be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any debt which was originally incurred to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or which would constitute this transaction a “purpose credit” within the meaning of Regulation U, as now or hereafter in effect.

14. Governing Law, Jurisdiction and Venue. This note shall be governed by and construed in accordance with the laws of the State of Texas and the United States of America from time to time in effect. Maker and all endorsers (other than the Holder or the Payee), guarantors and sureties each hereby irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of Texas and the state district courts of Harris County, Texas, for purposes of all legal proceedings arising out of or relating to this note, the debt evidenced hereby or any loan agreement, security agreement, guaranty or other papers or agreements relating to this note. To the fullest extent permitted by law, Maker and all endorsers (other than the Holder or the Payee), guarantors and sureties each irrevocably waives any objection which he, she or it may now or hereafter have to the laying of venue for any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Harris County, Texas shall be a proper place of venue for suit on or in respect of this note. Nothing herein shall affect the right of Maker, the Payee or any Holder at any time to initiate any suit in the United States District Court for the Southern District of Texas, Houston Division, or to remove any pending suit to that Court.

15. General Purpose of Loan. Maker warrants and represents to Payee, all other Holders and the Agent that all loans evidenced by this note are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in the Texas Finance Code.

HOMEBANC CORP., as comaker

By:
Name:
Title:

HOMEBANC MORTGAGE CORPORATION, as comaker

By:
Name:
Title:

ANNEX 1

to $

HomeBanc Corp. and HomeBanc Mortgage Corporation

8/05 [Lender’s name] Senior Credit Note

LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

Date of Payment or Advance	Payment Applied on (or advance vs.) Principal	Payment Applied on Interest	Principal Balance	Interest Paid to	Name of Person Making Notation

EXHIBIT A-2

TO 8/05 CREDIT AGREEMENT

(The “8/05 Swing Line Note”)

$	Houston, Texas	August 1, 2005

FOR VALUE RECEIVED, HOMEBANC CORP., a Georgia corporation, and its wholly-owned subsidiary, HOMEBANC MORTGAGE CORPORATION, a Delaware corporation (“Makers” or the “Companies”) jointly and severally to pay to the order of JPMORGAN CHASE BANK, N.A. (“Payee”), a national banking association, at its main Houston branch, 712 Main Street, Houston, Harris County, Texas 77002, or at such other place as the holder (the “Holder”, whether or not Payee is such holder) of this note may hereafter designate in writing, in immediately available funds and in lawful money of the United States of America, the principal sum of                          Dollars ($                        ) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding until maturity at the applicable rate(s) provided for in the Credit Agreement (or at such lesser rate, if any, as Holder may in its sole discretion from time to time elect to be applicable for any day or days), and interest on all past due amounts, both principal and accrued interest, at the Past Due Rate; provided that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to Holder for the use, forbearance or detention of the debt evidenced hereby shall not exceed the Ceiling Rate.

1. Definitions. In addition to the definitions given above, the definitions given in the 8/05 Amended and Restated Senior Secured Credit Agreement dated August 1, 2005, as it may be supplemented, amended or restated from time to time (the “Credit Agreement”) among (a) Maker, (b) JPMorgan Chase Bank, N.A. (for itself as a Lender and as Agent for the other Lenders) and (c) the other Lender(s) party thereto, for capitalized terms that are used in this note shall apply here as well as there.

2. Rates Change Automatically and Without Notice. Without notice to Maker or any other Person and to the full extent allowed by applicable law from time to time in effect, the Stated Rate, the Past Due Rate and the Ceiling Rate shall each automatically fluctuate upward and downward as and in the amount by which the interest rate applicable to this note as provided for in the Credit Agreement, the Past Due Rate as defined in the Credit Agreement and such maximum nonusurious rate of interest permitted by applicable law, respectively, fluctuate.

3. Calculation of Interest. Interest on the amount of each advance against this note shall be computed on the amount of that advance and from the date it is made. All interest rate determinations and calculations by the Holder, absent manifest error, shall be conclusive and binding.

4. Excess Interest Will be Refunded or Credited. If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the Ceiling Rate, Holder shall refund to the payor or, at Holder’s option, credit against the principal of Senior Credit Note such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Ceiling Rate.

5. Interest Will be Spread. To the extent (if any) necessary to avoid violation of applicable usury laws (or to minimize the extent of the violation if complete avoidance is impossible for any reason, it being the intent and purpose of Maker and all Holders to comply strictly with all applicable usury and other laws), all sums paid or agreed to be paid to Holder for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this note, so that the interest rate is uniform throughout the full term of this note.

6. Payment Schedule. Interest on and principal of this note shall be due and payable as provided in Sections 3.7 and 4.2 of the Current Credit Agreement.

7. Prepayment. Maker may prepay this note in whole or in part without penalty or fee. Prepayments shall be applied first to accrued interest, the balance to principal.

8. The 8/05 Credit Agreement, this Note and its Security. This note is the Swing Line Note and one of the Senior Credit Notes, as such terms are defined in the Credit Agreement, is issued pursuant to the Credit Agreement (to which reference is made for all purposes) and may be referred to as the “8/05 Swing Line Note”, and as it may hereafter be renewed, extended, rearranged, increased, decreased, modified or replaced in accordance with the Credit Agreement may be referred to as the “Current Swing Line Note”. Holder is entitled to the benefits of and security provided for in the Credit Agreement. Such security includes, among other security, the security interests granted by Section 7.1 of the Current Credit Agreement.

9. Revolving Credit. Upon and subject to the terms and conditions of the Credit Agreement, Maker may borrow, repay and reborrow against this Swing Line Note under the circumstances, in the manner and for the purposes specified in the Credit Agreement, but for no other purposes. Advances against this note by Payee or other Holder shall be governed by the terms of the Credit Agreement. The unpaid principal balance of this note at any time shall be the total of all principal lent or advanced against this note less the sum of all principal payments and permitted prepayments made on this note by or for the account of Maker. Absent manifest error, Holder’s computer records shall on any day conclusively evidence the unpaid balance of this note and its advances and payments history posted up to that day. All loans and advances and all payments and permitted prepayments made hereon may be (but are not required to be) endorsed by or on behalf of Holder on the schedule which is attached as Annex I hereto (which is hereby made a part hereof for all purposes) or otherwise recorded in Holder’s computer or manual records; provided, that any failure to make notation of (a) any principal advance or accrual of interest shall not cancel, limit or otherwise affect Maker’s obligations or any Holder’s rights with respect to that advance or accrual, or (b) any payment or permitted prepayment of principal or interest shall not cancel, limit or otherwise affect Maker’s entitlement to credit for that payment as of the date of its receipt by Holder. Maker and Payee expressly agree, pursuant to Chapter 346 (“Chapter 346”) of the Texas Finance Code, that Chapter 346 (which relates to open-end line of credit revolving loan accounts) shall not apply to this note or to any loan evidenced by this note, and that neither this note nor any such loan shall be governed by Chapter 346 or subject to its provisions in any manner whatsoever.

10. Defaults and Remedies. Any Event of Default under the Credit Agreement or any other Facilities Papers shall constitute an Event of Default under this note and all other Facilities Papers and shall have the consequences provided for in the Credit Agreement which may include acceleration of the indebtedness evidenced hereby. Subject to the terms of the Credit Agreement, Holder or the Agent may waive any default without waiving any other prior or subsequent default. Holder or the Agent may remedy any default without waiving the default remedied. Holder’s or the Agent’s failure to exercise any right, power or remedy upon any default shall not be construed as a waiver of such default or as a waiver of the right to exercise any such right, power or remedy at a later date. No single or partial exercise by Holder or the Agent of any right, power or remedy hereunder shall exhaust it or shall preclude any other or future exercise of it, and every such right, power or remedy under this note may be exercised at any time and from time to time. No modification or waiver of any provision of this note nor consent to any departure by Maker from its terms shall be effective unless it is in writing and signed by Holder (or, if authorized for that purpose by the Credit Agreement, the Agent), and then such waiver or consent shall be effective only in the specific instance given, for the purposes for which given and to the extent therein specified.

11. Legal Costs. If any Holder or the Agent retains an attorney in connection with any such default or to collect, enforce or defend this note or any papers intended to secure or guarantee it in any lawsuit or in any probate, reorganization, bankruptcy or other proceeding, or if Maker or anyone claiming by, through or under Maker sues any Holder in connection with this note or any such papers and does not prevail, then Maker agrees to pay to each such Holder and the Agent, respectively, in addition to principal and interest, all reasonable costs and expenses incurred by such Holder or the Agent in trying to collect this note or in any such suit or proceeding, including reasonable attorneys’ fees.

12. Waivers. Maker and any and all co-makers, endorsers (other than the Holder or the Payee), guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such Person agrees that his, her or its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or maintain perfection of any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.

13. Not Purpose Credit. None of the proceeds of this note shall ever be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any debt which was originally incurred to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or which would constitute this transaction a “purpose credit” within the meaning of Regulation U, as now or hereafter in effect.

14. Governing Law, Jurisdiction and Venue. This note shall be governed by and construed in accordance with the laws of the State of Texas and the United States of America from time to time in effect. Maker and all endorsers (other than the Holder or the Payee), guarantors and sureties each hereby irrevocably submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of Texas and the state district courts of Harris County, Texas, for purposes of all legal proceedings arising out of or relating to this note, the debt evidenced hereby or any loan agreement, security agreement, guaranty or other papers or agreements relating to this note. To the fullest extent permitted by law, Maker and all endorsers (other than the Holder or the Payee), guarantors and sureties each irrevocably waives any objection which he, she or it may now or hereafter have to the laying of venue for any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Harris County, Texas shall be a proper place of venue for suit on or in respect of this note. Nothing herein shall affect the right of Maker, the Payee or any Holder at any time to initiate any suit in the United States District Court for the Southern District of Texas, Houston Division, or to remove any pending suit to that Court.

15. General Purpose of Loan. Maker warrants and represents to Payee, all other Holders and the Agent that all loans evidenced by this note are and will be for business, commercial, investment or other similar purpose and not primarily for personal, family, household or agricultural use, as such terms are used in the Texas Finance Code.

HOMEBANC CORP., as comaker

By:
Name:
Title:

HOMEBANC MORTGAGE CORPORATION, as comaker

By:
Name:
Title:

ANNEX 1

to $

HomeBanc Corp. and HomeBanc Mortgage Corporation

8/05 Swing Line Note

LOANS AND PAYMENTS OF PRINCIPAL AND INTEREST

Date of Payment or Advance	Payment Applied on (or advance vs.) Principal	Payment Applied on Interest	Principal Balance	Interest Paid to	Name of Person Making Notation

EXHIBIT B

TO 8/05 CREDIT AGREEMENT

Request for Borrowing

[Letterhead of a Company]

[date]

JPMorgan Chase Bank, N.A.

707 Travis, 6th Floor North

Houston, Texas 77002

Attention: Michael W. Nicholson, Corporate Mortgage Finance Group

Ladies and Gentlemen:

[HOMEBANC CORP.][HOMEBANC MORTGAGE CORPORATION] (the “Company”), an affiliate of the Company and JPMORGAN CHASE BANK, N.A. as a lender and as agent (the “Agent”) for the other lender(s) who are parties to it as lenders, and such other lenders (all such lenders, including JPMorgan Chase Bank, N.A. being herein called the “Lenders”) together executed a 8/05 Amended and Restated Senior Secured Credit Agreement dated August 1, 2005 (which, as it may have been or may hereafter be supplemented, amended or restated from time to time, is called the “Credit Agreement”). Any term defined in the Credit Agreement and used but not defined differently in this Request for Borrowing shall have the meaning given to it in the Credit Agreement.

The Company currently qualifies under the Credit Agreement for, and hereby requests, an Advance in the amount of $                     to be made on                     , 200     (or, if the Agent is closed that day, on the next day when it is not).

After giving effect as required by the Credit Agreement to the requested Advance, the Borrowing Base will equal or exceed the outstanding principal balance of the Loan and such balance will not exceed the Aggregate Committed Sum.

A current Total Pledged Servicing List is attached. If the Credit Agreement requires new Collateral to support the requested Advance, (i) the Companies have attached and submits herewith the relevant Submission List(s), (ii) the Basic Papers for all items of Collateral described or referred to therein have been submitted — or are being submitted concurrently herewith — to the Custodian (except that in respect of any Wet Warehousing Advance hereby requested, the Basic Papers for the relevant items of Collateral will be delivered to the Custodian on or before seven (7) Business Days after funding of the requested Advance), and (iii) the Company hereby GRANTS to the Agent a security interest in all such new Collateral and (as to Collateral) all related Loan Papers, and they are hereby made subject to the security interest to the Agent created by the Credit Agreement, for the Pro Rata benefit of the Lenders, effective immediately.

The proceeds of the Advance should be deposited in the Company’s Note Payment Account number [for HC 00113397849][for HMC 00113207592] with JPMorgan Chase Bank, N.A.

The Company acknowledges that the Agent and the Lenders will rely on the truth of each statement in this request and its attachments in funding the requested Advance.

No Default has occurred under the Facilities Papers that has not been cured by the Companies or declared in writing by the Agent to have been waived, and no Event of Default has occurred under the Facilities Papers that the Agent has not declared in writing to have been cured or waived.

All items that the Companies are required to furnish to the Agent, its designated custodian or the Lenders for this requested Advance and otherwise have been delivered, or will be delivered before this requested Advance is funded, in all respects as required by the Credit Agreement and the other Facilities Papers. All Collateral papers described or referred to in the Submission List(s) (if any) submitted to the Agent with this Request for Borrowing conform in all respects with all applicable requirements of the Credit Agreement and the other Facilities Papers.

The Company hereby warrants and represents to the Agent and the Lenders that none of the Collateral (including, but not limited to, Collateral described or referred to in this request) is pledged to any Person other than the Agent or supports any borrowing or repurchase agreement funding other than Borrowings under the Credit Agreement.

The undersigned officer hereby certifies that all of the Companies’ representations and warranties (a) in the Credit Agreement and all of the other Facilities Papers (except only to the extent that (i) such a representation or warranty speaks to a specific date or (ii) the facts on which a representation or warranty is based have been changed by transactions or conditions contemplated or expressly permitted by the Facilities Papers), (b) in this Request for Borrowing, are true and correct on the date of this Request for Borrowing and (c) that the Company qualifies for funding of the requested Advance.

[HOMEBANC CORP.]
[HOMEBANC MORTGAGE CORPORATION]

By:
Name
Title:

Attached:

current Total Pledged Servicing List

[Submission List(s)]

SUBMISSION LIST FOR SINGLE FAMILY COLLATERAL

Date:

TO:

JPMorgan Chase Bank, N.A.

1111 Fannin, 12th Floor

Houston, Texas 77002

Attention: Ms. Wanda Carr, Mortgage Banking Warehouse Services

Phone: (713) 427-6391

Fax: (713) 427-6449

email: wanda.carr@jpmorganchase.com

FROM:

[HomeBanc Corp.]

[HomeBanc Mortgage Corporation]

2002 Summit Boulevard, Suite 100

Atlanta, Georgia 30319

Attention:

Phone: (404) 459-7400

Fax: (404)

[HomeBanc Corp.][HomeBanc Mortgage Corporation] submits the following list of Single-family Loans in support of the Request for Borrowing dated                      to which this Submission List is attached and hereby pledges them to the Agent (for itself and as agent for the other Lenders):

BRANCH NUMBER	LOAN NUMBER	BORROWER OR CUSTOMER NAME	NOTE DATE	NOTE LOAN AMOUNT	LOAN TYPE

EXHIBIT C

TO 8/05 CREDIT AGREEMENT

FORM OF TOTAL PLEDGED SERVICING LIST

The following lists all Whole Loans and all pools of Mortgage Loans the Companies’ Servicing Rights for which are currently Pledged to the Agent and comprise the entire Pledged Servicing Portfolio under the 8/05 Amended and Restated Senior Secured Credit Agreement dated as of August 1, 2005 among HomeBanc Corp. and HomeBanc Mortgage Corporation (the “Companies”), JPMorgan Chase Bank, N.A. (“JPMorgan”), as a lender and as agent and representative of the other lenders party thereto from time to time (the “Agent”), and such other lenders (collectively with JPMorgan, the “Lenders”), as supplemented, amended or restated to date:

[List pools here with totaled columns for (i) the aggregate principal sum of

Serviced Loans in each pool and (ii) the aggregate principal sum of Serviced

Loans in each pool that are less than ninety (90) days delinquent]

EXHIBIT D

TO 8/05 CREDIT AGREEMENT

Subsidiaries of HC

Name	Place of organization	States in which Qualified as foreign organization	Percentage Ownership of Capital Stock by HC
HomeBanc Mortgage Corporation	Delaware	FL, GA, NC, SC, TN, AL, MS, CO and AR	100%
HomeBanc Funding Corp.	Delaware	FL and GA	100%
HomeBanc Funding Corp. II	Delaware	FL and GA	100%
HMB Acceptance Corp.	Delaware	FL and GA	100%
Abetterwayhome Corp.	Delaware	FL and GA	100%
Abetterwayhome Finance LLC	Delaware	FL and GA	100%
Abetterwayhome Finance LLC II	Delaware	FL and GA	100%
HMB Capital Trust I	Delaware statutory trust	None	100%

Subsidiaries of HMC

Name	Place of organization	States in which Qualified as foreign organization	Percentage Ownership of Capital Stock by HC
HomeBanc Title Partners LLC	Florida	FL	75%

Subsidiaries of HMB Acceptance Corp.

Name	Place of organization	States in which Qualified as foreign organization	Percentage Ownership of Capital Stock by HC
HomeBanc Mortgage Trust 2004-1	Delaware statutory trust	None	100%
HomeBanc Mortgage Trust 2004-2	Delaware statutory trust	None	100%
HomeBanc Mortgage Trust 2005-1	Delaware statutory trust	None	100%
HomeBanc Mortgage Trust 2005-2	Delaware statutory trust	None	100%
HomeBanc Mortgage Trust 2005-3	Delaware statutory trust	None	100%

EXHIBIT E

TO 8/05 CREDIT AGREEMENT

Form of Officer’s Certificate with computations

to show compliance or non-compliance with

certain financial covenants

OFFICER’S CERTIFICATE

AGENT: JPMORGAN CHASE BANK, N.A.

COMPANY: HOMEBANC CORPORATION (“HC”)

SUBJECT PERIOD:                      ended                     , 200

DATE:                     , 200

This certificate is delivered to the Agent under the 8/05 Amended and Restated Senior Secured Credit Agreement dated as of August 1, 2005 (as supplemented, amended or restated from time to time, the “Current Credit Agreement”), among HC, its Subsidiary, HomeBanc Mortgage Corporation, the Agent and the financial institutions now or hereafter parties thereto (the “Lenders”). Unless they are otherwise defined in this request, terms defined in the Current Credit Agreement have the same meanings here as there.

The undersigned officer of HC certifies to the Agent and the Lenders that on the date of this certificate that:

1. The undersigned is an incumbent officer of HC, holding the title stated below the undersigned’s signature below.

2. HC’s financial statements that are attached to this certificate were prepared in accordance with GAAP (except that interim — i.e., other than annual — financial statements exclude notes to financial statements and statements of changes to stockholders’ equity and are subject to year-end adjustments) and (subject to the aforesaid proviso as to interim financial statements) present fairly the financial position and results of operations of HC and its Subsidiaries, on a consolidated basis, as of                      and for the (check, as applicable) ☐ month ☐ one, ☐ two or ☐ three quarter(s) of HC’s fiscal year, as the case may be, ending on the last day of that period (the “Subject Period”).

3. The undersigned officer of HC supervised a review of the activities of HC and its Subsidiaries during the Subject Period in respect of the following matters and has determined the following: (a) to undersigned officer’s best knowledge, except to the extent that (i) a representation or warranty speaks to a specific date or (ii) the facts on which a representation or warranty is based have changed by transactions or conditions contemplated or expressly permitted by the Facilities Papers, the representations and warranties of the Companies in Section 9 of the Current Credit Agreement are true and correct in all material respects, other than for the changes, if any, described on the attached Annex A; (b) the Companies have complied with all of their obligations under the Facilities Papers, other than for the deviations, if any, described on the attached Annex A; (c) no Event of Default has occurred that has not been declared by the Agent in writing to have been cured or waived, and no Default has occurred that has not been cured before it became an Event of Default, other than those Events of Default and/or Defaults, if any, described on the attached Annex A (d) compliance by HC with certain financial covenants in Section 11 of the Current Credit Agreement is accurately calculated on the attached Annex A.

HOMEBANC CORP.

By:
Name:
Title:

ANNEX A TO OFFICER’S CERTIFICATE

1. Describe deviations from compliance with obligations, if any — clause 3(b) of attached Officer’s Certificate — if none, so state:

2. Describe Defaults or Events of Default, if any — clause 3(c) of attached Officer’s Certificate — if none, so state:

3. Calculate compliance with covenants in Section 11 — clause 3(d) of attached Officer’s Certificate:

(a) Section 11.4(a). HC’s Adjusted Tangible Net Worth as of                      is $                     (the minimum under Section 11.4(a) is $225,000,000 plus 85% of the net proceeds realized by HC from equity offerings after its initial public offering.)

(b) Section 11.4(b). HC’s Total Recourse Liabilities to Adjusted Tangible Net Worth ratio as of                      is             :1.00 (the limit under Section 11.4(b) is 3.50:1:00.)

(c) Section 11.4(c). HC’s Total Liabilities minus Qualified Subordinated Debt to Adjusted Tangible Net Worth ratio as of                      is             :1.00 (the limit under Section 11.4(c) is as follows:)

On and after this Date	the maximum ratio is
Effective Date	20.00:1.00
November 30, 2005	25.00:1.00

The earlier of (i) HC’s 2006 effort to increase capital through the public sale of additional common equity or (ii) May 31, 2006	20.00:1.00

(d) Section 11.4(d). HC’s Liquidity is $                    . (The minimum under Section 11.4(d) is $35,000,000.)

(e) Section 11.4(e). HMC’s Adjusted Tangible Net Worth as of                      is $                     (the minimum under Section 11.4(e) is $10,000,000.)

(f) Section 11.4(f). HC and its Subsidiaries have not incurred any Debt other than (i) Debt to the Lenders under the Current Credit Agreement, (ii) Debt under warehousing, repurchase or other mortgage-related asset agreements to finance the Companies’ inventory of Mortgage Loans, (iii) Debt of up to Twenty Million Dollars ($20,000,000) incurred in the ordinary course of business, and Qualified Subordinated Debt of up to Fifty Million Dollars ($50,000,000) issued by the HC to support the June 24, 2005 issuance of trust preferred securities by HMB Capital Trust I.

(g) Section 11.4(g). HC has not declared or paid any dividend or made any distribution directly or indirectly to its shareholders when, or after the payment of which, (i) any Default or Event of Default described in Sections 12.1(a), 12.1(b), or non-payment of any fee described in 12.1(c) exists or (ii) when any Default or Event of Default other than those described in Sections 12.1(a), 12.1(b), or non-payment of any fee described in 12.1(c) exists, except to the extent necessary to avoid the loss of HC’s federal tax status as a real estate investment trust.

(h) Section 11.4(h). The Companies have not directly or indirectly made any advance to (or declined or deferred any payment due from) any stockholder where at the time of or immediately after such action (x) the Companies’ Adjusted Tangible Net Worth was or would be less than the minimum specified in clause (d) above or (y) any Default or Event of Default existed or would exist[, except for the aggregate sum of $                     advanced by HMC to HC which was necessary to enable HC to fund payment of a dividend the nonpayment of which would result in the loss of HC’s federal tax status as a real estate investment trust].

(a) Section 11.4(i). The percentage of the aggregate principal balances of all of the Companies’ Serviced Loans that are In Default as of                      is                     % (the maximum permitted under Section 11.4(i) is 5%.)

EXHIBIT F

TO 8/05 CREDIT AGREEMENT

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and Swing Line loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	_________________________

2.	Assignee:	_________________________

[and is a Lender Affiliate of [identify Lender]]

3.	Company(ies):	_________________________

4.	Agent:	_________________________, as the agent and representative of the Lenders under the Credit Agreement

5.	Credit Agreement:	The [amount] Credit Agreement dated as of among [name of Company(ies)], the Lenders parties thereto and [name of Agent], as Agent

6. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loan
	$	$		%
	$	$		%
	$	$		%

Effective Date:                          , 20     [TO BE INSERTED BY THE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

[NAME OF AGENT], as Agent

By
Title:

[Consented to:]

[NAME OF RELEVANT PARTY]

By
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Facilities Paper, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Facilities Papers or any collateral thereunder, (iii) the financial condition of the Company(ies), any of its (their) Subsidiaries or Affiliates or any other Person obligated in respect of any Facilities Papers or (iv) the performance or observance by the Company(ies), any of its (their) Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Facilities Paper.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 10.2 thereof, as applicable, and such other documents and information as it has deemed appropriate to make their own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Agent or any other Lender, and (v) if it is a Person that is organized under the Legal Requirements of any jurisdiction other than the United States of America or any State thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make their own credit decisions in taking or not taking action under the Facilities Papers, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Facilities Papers are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and

Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT G

TO 8/05 CREDIT AGREEMENT

(Basic Form of Opinion of Counsel)

[Date]

JPMorgan Chase Bank, N.A.,

as Agent for the Lenders

707 Travis, 6th Floor North

Houston, Texas 77002

Re:	8/05 Amended and Restated Senior Secured Credit Agreement dated as of August 1, 2005 among HomeBanc Corporation and HomeBanc Mortgage Corporation (the “Companies”), JPMorgan Chase Bank, N.A., as agent (the “Agent”) and a Lender, and the other Lenders party thereto (collectively, the “Lenders”)

Gentlemen:

We have acted as special counsel for the Companies in connection with the 8/05 Amended and Restated Senior Secured Credit Agreement dated as of August 1, 2005 (the “Credit Agreement”) among the Companies, the Agent and the Lenders. This opinion is rendered to you in compliance with Section 8.1(a)(10) of the Credit Agreement.

Unless otherwise defined herein or the context otherwise requires, each capitalized term used herein shall have the meaning ascribed to it in the Credit Agreement.

In our capacity as such counsel, we have examined the Credit Agreement, the Custody Agreement and the Senior Credit Notes (collectively, the “Principal Facilities Papers”) and such other documents and matters as we have deemed necessary in rendering the opinions hereinafter set forth. We have been furnished with, and with the Agent’s and the Lenders’ consent have relied upon, certificates of and other information supplied by officers of the Companies with respect to certain factual matters and we have assumed the accuracy of all representations of fact set forth in the Principal Facilities Papers. In addition, we have obtained and relied upon such certificates and assurances from public officials as we have deemed necessary. We have also assumed the genuineness of signatures on (other than those of the Companies’ representatives on the Facilities Papers), and the authenticity of, all materials so examined; and we have assumed the conformity with originals of all documents submitted to us as copies. For purposes of our opinions we have assumed the due authorization, execution, delivery, and performance of the Credit Agreement and the Custody Agreement by the Agent and the Lenders.

Based upon the foregoing, and subject to the qualifications herein set forth, it is our opinion that:

1. HC (a) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia, (b) has the full legal power and authority to own its property and carry on its business as currently conducted, and (c) is, to the best of our knowledge, duly qualified to transact business as a foreign corporation in each jurisdiction where the nature of the business transacted or property owned by HC requires such qualification, except in such jurisdictions where the failure to be in good standing has no material adverse effect on the Central Elements relating to HC and its Subsidiaries.

1. HMC (a) is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, (b) has the full legal power and authority to own its property and carry on its business as currently conducted, and (c) is, to the best of our knowledge, duly qualified to transact business as a foreign corporation in each jurisdiction where the nature of the business transacted or property owned by HMC requires such qualification, except in such jurisdictions where the failure to be in good standing has no material adverse effect on the Central Elements relating to HC and its Subsidiaries.

2. The Companies have the requisite corporate power and authority to execute, deliver and comply with the terms of the Facilities Papers.

3. The execution, delivery and performance by each Company of the Facilities Papers (a) have been duly authorized by all necessary corporate action on the part of the Company, (b) do not conflict with the articles of incorporation or bylaws of the Company and (c) do not (i) conflict with any laws, ordinances, regulations or orders of competent governmental authority or (ii) to the best of our knowledge, conflict with or result in a breach of or constitute a default or require any consent under, or result in the creation of any lien upon any property or assets of the Company (except for the liens and security interests created by the Facilities Papers), or result in or require the acceleration of any debt of the Company, pursuant to any agreement or instrument to which the Company is a party or by which the Companies or their property may be bound or affected.

4. The Facilities Papers constitute the legal, valid and binding obligations of each Company, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

5. To the best of our knowledge and except as disclosed in the most recent Financial Statements furnished to the Agent, there is no action, claim, suit or proceeding pending or threatened or reasonably anticipated against or affecting either Company, any of its Subsidiaries in any court, before any other Governmental Authority or before any arbitrator or in any other dispute resolution forum which, if adversely determined, could reasonably be expected to result in a material adverse effect on any of the Central Elements relative to HC and its Subsidiaries.

6. Each Company and the Servicers of its Mortgage Loans or the Mortgage Loans owned by others for which the Company serves as Servicer are duly registered as mortgage lenders and servicers in each state in which such Mortgage Loans have been or are from time to time originated, to the extent such registration is required by any applicable Legal Requirement, except where the failure to register could not reasonably be expected to result in a material adverse effect on any of the Central Elements in respect HC and its Subsidiaries.

7. Neither Company is subject to the rules governing an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

8. Neither Company nor any of its Subsidiaries is an “affiliate” or a “subsidiary company” of a “public utility company,” or a “holding company,” an “affiliate” or a “subsidiary company” of a “holding company,” as such terms are defined in the PUHC Act.

9. None of the transactions contemplated under the Facilities Papers shall cause or constitute a violation by either Company of any of the provisions, rules, regulations or order of or under the PUHC Act, and the PUHC Act does not in any manner impair the legality, validity or enforceability of the Facilities Papers or any of the Agent’s Liens.

10. The Credit Agreement creates a security interest in the Collateral described therein.

11. The form of the Financing Statement and the description of the Collateral contained therein comply with all applicable Legal Requirements, including, without limitation, all applicable filing laws and regulations, and are adequate and legally sufficient for the purpose of perfecting and maintaining a Lien on the Collateral.

12. A fully executed counterpart of the Financing Statement should be filed under the Uniform Commercial Code and all applicable fees paid in Delaware and Georgia. Filing of such Financing Statement will result in a legally valid perfected Lien in the pledged Loans, the pledged Servicing Receivables and the Servicing Collateral. Possession by the Agent or its duly designated bailee (other than a Company) of the Mortgage Notes evidencing the Pledged Loans and such filing of the Financing Statement will result in a legally valid perfected Lien in the Collateral (other than any Collateral consisting of real estate) as security of the Obligations. Except as set forth in the immediately following paragraph, no other or further action or filing is necessary or appropriate for the purposes intended to be accomplished by the Financing Statement.

13. After the actions described in the immediately preceding paragraph have been accomplished, no further or subsequent filing, refiling, recording, re-recording, registration or registration of the Financing Statement or any other instrument will be necessary in order to perfect and continue the Liens created by the Credit Agreement in the Collateral, except that a continuation statement signed by the secured party of record, identifying the original Financing Statement by file number and date of filing, and stating that the original Financing Statement remains effective, must be filed under the Uniform Commercial Code in each office where such Financing Statement was filed before the expiration of five (5) years from the date of such filing and subsequent such continuation statements must be filed within six (6) months before the end of each subsequent five-year period, and amendments or supplements to the Financing Statement and/or additional financing statements may be required to be filed in the event of a change in the name, identity or structure of the debtor described therein within four (4) months after each such change or in the event the Financing Statement otherwise becomes inaccurate or incomplete.

14. No state or local registration tax, transfer tax, stamp tax or other fee, tax or governmental charge is required to be paid in connection with the execution and delivery of the Facilities Papers or the filing of the Financing Statement, or any of the transactions contemplated thereby, other than nominal statutory filing fees which are to be paid upon the filing of the Financing Statement.

15. The proper foreclosure of part of the Collateral in and of itself will not restrict, affect or impair the liabilities of the Companies with respect to the Obligations or the Agent’s rights or remedies with respect to the foreclosure or enforcement of any other Liens securing the Obligations, to the extent any deficiency remains unpaid after application of the proceeds of the foreclosure.

16. No franchise, income, sales, gross receipts, profits or other like taxes are payable in the State of Georgia by the Agent or any Lender solely by reason of the transactions described in the Facilities Papers or the interest conveyed or assigned by the Facilities Papers.

17. Neither the Agent nor any Lender is required to qualify as a foreign entity in the State of Georgia or to register or make any filing with or to obtain the consent of any federal or Georgia Governmental Authority in order to make the Loan or to exercise its rights under the Facilities Papers.

18. The execution and delivery of the Facility Papers, and the performance of the Companies’ obligations thereunder, do not require any license, consent, approval, or other action of any court or other governmental authority other than those which have been obtained and remain in full force and effect.

Please also be advised that the foregoing opinions relate only to the laws of the States of Texas, Georgia and Delaware and applicable federal law and no opinion is to be inferred beyond that stated herein.

This opinion is rendered to you for your benefit in your capacity as Agent and Custodian, the benefit of you and the other Lenders, participants and Eligible Assignees of any of the Senior Credit Notes and your and their legal counsel in connection with the above transaction and may not be relied upon by any other Person or for any other purpose without our prior written consent. This opinion is rendered as of the date hereof and we hereby disclaim any obligation to advise you or any other party entitled to rely hereon of any change in any matter set forth herein.

Very truly yours,

EXHIBIT H

TO 8/05 CREDIT AGREEMENT

(Form of Interest Rate Selection Confirmation)

[Letterhead of HomeBanc Mortgage Corporation]

[date]

JPMorgan Chase Bank, N.A.

712 Main Street

Houston, Texas 77002

Attention: Michael Nicholson, Corporate Mortgage Finance Group

Ladies and Gentlemen:

HomeBanc Corp. and HomeBanc Mortgage Corporation (the “Companies”) and JPMorgan Chase Bank, N.A., as Agent (the “Agent”) for itself as a lender and for the other lenders named or referred to therein, and such other lenders (JPMorgan Chase Bank, N.A. and such other Lenders being herein called the “Lenders”) together executed a 8/05 Amended and Restated Senior Secured Credit Agreement dated August 1, 2005 (which, as it may have been or may hereafter be amended, supplemented and restated, is called the “Credit Agreement”). Any term defined in the Credit Agreement and used in this Interest Rate Selection Confirmation shall have the meaning given to it in the Credit Agreement.

This is an Interest Rate Selection Confirmation made pursuant to Section 6.2(b)(6) of the Credit Agreement, and confirms the Companies’ telephonic notice of Interest Rate Option(s) selected on                                         , 200     by                                          of the Companies to                                          of the Agent at approximately                          .m., Houston (i.e., Central) time.

In that telephonic notice, the Companies selected the following Interest Rate Option(s):

Effective Date of Selection	Principal Amount Affected (minimum $10 million for each LIBOR Fixed Rate Tranche)	Interest Period selected

The Companies hereby warrant and represent to the Agent and the Lenders that:

(a) no Fixed Rate Interest Rate Option elected (if any) will result in any LIBOR Fixed Rate Tranche having (i) an Interest Period other than one (1), two (2) or three (3) months or (ii) a maturity later than the Maturity Date;

(b) no Default has occurred that has not been cured;

(c) no Event of Default has occurred that the Agent has not declared in writing to have been cured or waived; and

(d) the Companies are currently allowed to make the selection(s) described above under the terms of the Credit Agreement.

HOMEBANC CORP.	HOMEBANC MORTGAGE CORPORATION

By:	By:
Name:	Name:
Title:	Title:

SCHEDULE AI

TO 8/05 CREDIT AGREEMENT

APPROVED INVESTORS

Bear Stearns (and its subsidiary EMC)

Merrill Lynch Credit Corporation

CS First Boston

Countrywide

Residential Funding Corporation

Federal National Mortgage Corporation

Federal Home Loan Mortgage Corporation

Government National Mortgage Corporation

GreenPoint Mortgage

Astoria Federal Savings

CitiCorp Mortgage

Leader Mortgage (Bond Authority)

Georgia Housing Finance Authority (GHFA)

Urban Residential Finance Authority (URFA)

EquiBanc Mortgage (Subsidiary of Southtrust)

First Horizon

Matrix

Union Planters

First Charter

Chase Home Finance

HomeBanc Corp.

HomeBanc Funding Corp.

HomeBanc Funding Corp. II

HMB Funding Corp. III

HMB Acceptance Corp.

Abetterwayhome Corp.

Abetterwayhome Finance, LLC

Abetterwayhome Finance, LLC II

Hedge Transaction Investors

Bear Stearns

CS First Boston

Salomon, Smith, Barney

Merrill Lynch

REFCO

Vining Sparks, IBG

Stephens, Inc.

Countrywide Securities

Lehman Bros.

Fannie Mae CSTD

ABN AMRO

Bank of Oklahoma

JPMorgan Chase Bank, N.A.

Key Bank National Association

SCHEDULE AR

TO 8/05 CREDIT AGREEMENT

AUTHORIZED COMPANY REPRESENTATIVES

LIST EFFECTIVE AS OF AUGUST 1, 2005

AUTHORIZED COMPANY REPRESENTATIVES OF HOMEBANC CORP.

Name	Title	Specimen Signature
Kevin D. Race	President, Chief Operating Officer and Chief Financial Officer

Debra F. Watkins	Executive Vice President

John Kubiak	Senior Vice President and Chief Investment Officer

Charles W. McGuire	Executive Vice President, General Counsel and Secretary

James L. Krakau	Senior Vice President and Treasurer

AUTHORIZED COMPANY REPRESENTATIVES OF HOMEBANC MORTGAGE CORPORATION

Name	Title	Specimen Signature
Debra F. Watkins	Executive Vice President, Capital Markets
Kevin Race	Executive Vice President, COO and CFO
John Kubiak	Senior Vice President
James Krakau	Senior Vice President & Treasurer
Greg Herron	Senior Vice President
Daniel Starowicz	Vice President & Director, Servicing
Michael Koch	Vice President, Post Closing
Robert Crittenden	Assistant Vice President, Post Closing
Yancy Lockie	Assistant Vice President, Treasury
Jacque D. Williams	Assistant Vice President, Servicing
Marilyn Eberhardt	Assistant Vice President, Servicing
Heidi Buck	Assistant Vice President (Limited)
Jacob Burgess	Assistant Vice President (Limited)
Teresa Crowell	Assistant Vice President (Limited)
Syreeta Butler	Assistant Vice President (Limited)
Dianne Charyna	Assistant Vice President (Limited)
Dorothy Cooper	Assistant Vice President (Limited)
Janet Miller	Assistant Vice President (Limited)

The above listed Persons are Authorized Company Representatives — as defined in the 8/05 Amended and Restated Senior Secured Credit Agreement dated August 1, 2005 (as supplemented, amended or restated from time to time, the “Current Credit Agreement”) among HomeBanc Corp. and HomeBanc Mortgage Corporation (the “Companies”), JPMorgan Chase Bank, N.A. (“JPMorgan”), as a lender and as agent and representative (the “Agent”) of the other lenders party thereto, and such other lenders (together with JPMorgan, the “Lenders”) as of the effective date of this list stated above. Lenders and the Agent, as well as the Custodian under the 6/04 Custody Agreement dated June 7, 2004 among the Companies and JPMorgan, as documents custodian (the “Custodian”), shall be entitled to rely on this list until it is superseded by a newer list signed and furnished by the Company to the Agent and the Custodian.

The term “Limited” in the above table means that the referenced officer has authority to endorse promissory notes and to execute assignments of Mortgages on behalf of the relevant Company (although neither the Lenders, the Agent nor the Custodian has or shall have any obligation to the Company and any other Person to determine that any Authorized Representative is authorized to execute any particular instrument or instruments executed by such Authorized Representative.)

SCHEDULE LC

TO 8/05 CREDIT AGREEMENT

The Lenders’ Committed Sums

(in dollars)

Lender	Committed Sum from Effective Date through the Termination Date
JPMorgan Chase Bank, N.A.	$149,000,000
Key Bank National Association	100,000,000
Commerzbank Aktiengesellschaft New York Branch and Grand Cayman Branch	75,000,000
U.S. Bank National Association	50,000,000
BNP Paribas	50,000,000
United Overseas Bank Ltd., New York Agency	50,000,000
Bank Hapoalim	12,000,000
First Commercial Bank, New York Agency	14,000,000
Aggregate Committed Sum	$500,000,000

SCHEDULE DQ

TO 8/05 CREDIT AGREEMENT

DISQUALIFIERS

“Disqualifier” means any of the following events, after the occurrence of which (i) for so long as the material effects of such event shall continue and shall not have been waived or declared cured in writing by the Agent and (ii) except to the extent otherwise specified in this definition, the Collateral Value of the affected Collateral shall be zero for Borrowing Base purposes:

(any Collateral)

1.	any event occurs, or is discovered to have occurred, after which the affected Collateral fails to satisfy every element of the definition of Collateral.

2.	in respect of any item of Collateral, for any reason whatsoever any of the Companies’ special representations concerning Collateral set forth in Section 9.17 applicable to that type of Collateral shall become untrue, or shall be discovered to be untrue, in any respect that is material to the value or collectibility of that item of Collateral, considered either by itself or together with other items of Collateral.

(Single-family Collateral)

3.	any Single-family Loan shall be In Default.

4.	seven (7) Business Days shall have elapsed after an Advance shall have been funded against the Collateral Value of a Wet Loan without all of the Wet Loan’s Basic Papers having been received by the Custodian; provided that if the Wet Loan’s Basic Papers were received by the Custodian, but were found by the Custodian to have been deficient in some manner which, in the Custodian’s reasonable determination represents a condition correctable by the relevant Company within twelve (12) Business Days’ time and the Custodian then returns the Basic Paper to the Company for such corrective action, then such Pledged Loan shall not be disqualified by this provision and the provisions of the Custody Agreement pertaining to the return by the Custodian of a Basic Paper for correction, collection or other action shall apply.

5.	for any Pledged Loan, any Basic Paper shall have been sent to the Companies or their designee for correction, collection or other action and shall not have been returned to the Custodian on or before twelve (12) Business Days after it was so sent to the relevant Company.

6.

Any Pledged Loan shall be assumed by (or otherwise become the liability) of — or the real property securing it shall become owned by — any corporation, partnership or any other entity that is not a natural person or a trust for natural persons.

DQ-i

7.	Any Pledged Loan shall be assumed by (or otherwise become the liability of) — or the real property securing it shall become owned by — an Affiliate of the Companies or any of their or its Subsidiaries’ directors or officers if such Mortgage Loan was not originated, or if it shall have been or is modified so as not to be at the time of such modification, in compliance with the Companies’ Underwriting Guidelines or at an interest rate that was not a market rate when such Mortgage Loan was originated or so modified.

8.	Any Pledged Loan shipped to an investor shall not be paid for or returned to the Custodian on or before forty-five (45) days — one hundred twenty (120) days for Pledged Loans shipped for purchase under any U.S. state’s bond program — after it is shipped.

9.	on any day described in the first column of the applicable table below, the sum of the Collateral Values of all pledged Single-family Loans that are Wet Loans shall exceed an amount equal to the percentage of the Aggregate Committed Sum on that day shown in the second column, in which event the aggregate Collateral Value for that day of all Single-family Loans that are Wet Loans shall be the amount that is equal to that percentage of the Aggregate Committed Sum

Day (on or before the Termination Date) of a calendar month	Maximum Percentage of Aggregate Committed Sum that may be Wet Loans
A day that is not one of the first or last five (5) Business Days	40%

A day that is one of the first or last five (5) Business Days	50%

10.	on any day, the sum of the Collateral Values of all Late Pledged (Seasoned) Loans (i.e. any Single-family Loan that was originated more than sixty (60) days (but not more than one hundred twenty (120) days) before its Original Pledge Date shall exceed an amount equal to two percent (2%) of the Aggregate Committed Sum on that day — in which event the aggregate Collateral Value for that day of all Late Pledged (Seasoned) Loans shall be the amount that is equal to two percent (2%) of the Aggregate Committed Sum on that day.

11.	on any day, the sum of the Collateral Values of all Long Warehoused (Aged) Loans shall exceed an amount equal to ten percent (10%) of the Aggregate Committed Sum on that day — in which event the aggregate Collateral Value for that day of all Long Warehoused (Aged) Loans shall be the amount that is equal to ten percent (10%) of the Aggregate Committed Sum on that day.

12.	on any day, the sum of the Collateral Values of all pledged HELOCs that are Wet Loans shall exceed an amount equal to five percent (5%) of the Aggregate Committed Sum on that day — in which event the aggregate Collateral Value for that day of all pledged

DQ-ii

HELOCS that are Wet Loans shall be the amount that is equal to five percent (5%) of the Aggregate Committed Sum on that day.

13.	on any day, the sum of the Collateral Values of (i) all pledged Second Lien Loans whose original principal amounts exceed Two Hundred Thousand Dollars ($200,000) (but do not exceed Three Hundred Fifty Thousand Dollars ($350,000)) and (ii) all HELOCs the face principal amount of whose Mortgage Notes exceed Two Hundred Thousand Dollars ($200,000) (but do not exceed Three Hundred Fifty Thousand Dollars ($350,000)), shall exceed an amount equal to three and three-fourths percent (3.75%) of the Aggregate Committed Sum on that day — in which event the aggregate Collateral Value for that day of all such pledged Second Lien Loans and HELOCS with original or face principal amounts of such size shall be the amount that is equal to three and three-fourths percent (3.75%) of the Aggregate Committed Sum on that day.

14.	as to any of any HELOC or Second Lien Loan, more than three hundred sixty (360) days have elapsed since its Original Pledge Date.

15.	as to any Pledged Loan (other than a Construction/Permanent Loan, a HELOC or a Second Lien Loan), more than one hundred eighty (180) days shall have elapsed since its Original Pledge Date.

16.	on any day, the sum of the Collateral Values of all pledged Eligible Manufactured Housing Loans shall exceed an amount equal to one percent (1%) of the Aggregate Committed Sum on that day — in which event the aggregate Collateral Value for that day of all pledged all pledged Eligible Manufactured Housing Loans shall be the amount that is equal to one percent (1%) of the Aggregate Committed Sum on that day.

17.	on any day, the sum of the Collateral Values of all pledged Construction/Permanent Loans as to which more than two hundred seventy (270) days, but not longer than three hundred sixty (360) days (or such longer period as the Agent shall consent to in writing on a case-by-case basis) have elapsed since their respective origination dates (as evidenced for each such Mortgage Loan by the date of its Mortgage Note) shall exceed an amount equal to seven and one-half percent (7.5%) of the Aggregate Committed Sum on that day — in which event the aggregate Collateral Value for that day of all such long-pledged Construction/Permanent Loans shall be the amount that is equal to seven and one-half percent (7.5%) of the Aggregate Committed Sum on that day.

18.	on any day, the sum of the Collateral Values of all pledged Residential Lot Loans shall exceed Fifteen Million Dollars ($15,000,000) — in which event the aggregate Collateral Value for that day of all pledged Residential Lot Loans shall be Fifteen Million Dollars ($15,000,000).

19.

on any day, the weighted average FICO score of all pledged Construction/Permanent Loans is less than 700, then and until such weighted average FICO score is 700 or higher, Construction/Permanent Loans with FICO scores of 700 or less that are Pledged to the Agent on or after that day shall have zero Collateral Value.

DQ-iii

20.	on any day, the weighted average FICO score of all pledged Alt-A Loans is less than 690 (or such lesser weighted average FICO score as the Agent in its discretion shall require, but not less than 685), then and until such weighted average FICO score is 690 (or such lesser average as the Agent shall so require) or higher, Alt-A Loans with FICO scores of less than 690 (or such lower FICO score as the Agent shall specify, but not lower than 685) that are Pledged to the Agent on or after that day shall have zero Collateral Value.

21.	on any day, the sum of the Collateral Values of all pledged Single-family Loans that are Construction/Permanent Loans shall exceed an amount equal to fifteen percent (15%) of the Aggregate Committed Sum on that day — in which event the aggregate Collateral Value for that day of all Single-family Loans that are Construction/Permanent Loans shall be the amount that is equal to fifteen percent (15%) of the Aggregate Committed Sum on that day.

22.	on any day, the sum of the Collateral Values of all pledged High LTV Construction/Permanent Loans shall exceed five percent (5%) of the Aggregate Committed Sum on that day — in which event the aggregate Collateral Value for that day of all High LTV Construction/Permanent Loans shall be the amount that is equal to five percent (5%) of the Aggregate Committed Sum on that day.

23.	the Cumulative Loan-to-Value Ratio of any Construction/Permanent Loan shall exceed ninety-five percent (95%).

24.	on any day, the sum of the Collateral Values of all pledged Single-family Loans that are Second Investor Loans that have a Cumulative Loan-to-Value Ratio of ninety-five percent (95%) shall exceed three percent (3%) of the Aggregate Committed Sum on that day — in which event the aggregate Collateral Value for that day of all pledged Single-family Loans that are Second Investor Loans that have a Cumulative Loan-to-Value Ratio of ninety-five percent (95%) shall be three percent (3%) of the Aggregate Committed Sum on that day.

25.	on any day, the sum of the Collateral Values of all pledged Single-family Loans that are Investor Loans (including Second Investor Loans) shall exceed fifteen percent (15%) of the Aggregate Committed Sum on that day — in which event the aggregate Collateral Value for that day of all pledged Single-family Loans that are Investor Loans (including Second Investor Loans) shall be fifteen percent (15%) of the Aggregate Committed Sum on that day.

26.	as to any Pledged Loan that is a Second Investor Loan, more than ninety (90) days shall have elapsed since its Original Pledge Date.

27.	on any day, the sum of the Collateral Values of all pledged Single-family Loans that are Jumbo Loans (including Super Jumbo Loans) shall exceed twenty percent (20%) of the Aggregate Committed Sum on that day — in which event the aggregate Collateral Value for that day of all pledged Single-family Loans that are Jumbo Loans shall be twenty percent (20%) of the Aggregate Committed Sum on that day.

DQ-iv

28.	on any day, the sum of the Collateral Values of all pledged Super Jumbo Loans shall exceed six percent (6%) of the Aggregate Committed Sum on that day — in which event the aggregate Collateral Value for that day of all pledged Super Jumbo Loans shall be six percent (6%) of the Aggregate Committed Sum on that day.

29.	on any day, the sum of the Collateral Values of all pledged Single-family Loans that are first Lien Alt-A Loans shall exceed fifteen percent (15%) of the Aggregate Committed Sum on that day — in which event the aggregate Collateral Value for that day of all pledged Single-family Loans that are first Lien Alt-A Loans shall be fifteen percent (15%) of the Aggregate Committed Sum on that day.

30.	on any day, the sum of the Collateral Values of all pledged Single-family Loans that are Subprime Loans shall exceed seven percent (7%) of the Aggregate Committed Sum on that day — in which event the aggregate Collateral Value for that day of all pledged Single-family Loans that are Subprime Loans shall be seven percent (7%) of the Aggregate Committed Sum on that day.

31.	on any day, the sum of the Collateral Values of all pledged Single-family Loans that are Second Lien Loans or HELOCs shall exceed an amount equal to thirty-seven and one-half percent (37.5%) of the Aggregate Committed Sum on that day — in which event the aggregate Collateral Value for that day of all Single-family Loans that are Second Lien Loans or HELOCs shall be the amount that is equal to thirty-seven and one-half percent (37.5%) of the Aggregate Committed Sum on that day.

(Repurchased Loans Collateral)

32.	on any day, the sum of the Collateral Values of all pledged Repurchased Loans shall exceed an amount equal to one and one-half percent (1.5%) of the Aggregate Committed Sum on that day — in which event the aggregate Collateral Value for that day of all Repurchased Loans shall be the amount that is equal to one and one-half percent (1.5%) of the Aggregate Committed Sum on that day.

33.	it shall become reasonably apparent to the Companies that the prospects for collection of any Repurchased Loan Collateral are materially impaired.

34.	as to the Single-family Loan that is (or is related to) the subject Repurchased Loan Collateral, more than one hundred twenty (120) days shall have elapsed since it was first Pledged to the Agent as a Repurchased Loan (without regard to whether or when it may have been Pledged to the Agent before it was sold to the investor from which it was repurchased.)

35.	as to the Mortgaged Premises securing (or comprising, as the case may be) the subject Repurchased Loan Collateral, if no Current Appraisal or Current Broker’s Price Opinion is available when a Company acquires such Repurchased Loan, the Company shall fail to obtain a new Broker’s Price Opinion or Appraisal on or before thirty (30) days following the Company’s acquisition of such Repurchased Loan.

DQ-v

36.	the Agent reasonably determines that the prospects for payment of any Repurchased Loan Collateral are materially impaired, gives the relevant Company written notice of that determination and the bases for it and the Company is unable to furnish the Agent, on or before fifteen (15) days after such notice, evidence reasonably sufficient to convince the Agent that such prospects are not materially impaired.

37.	for any pledged Repurchased Loan, any Basic Paper shall have been sent to a Company or its designee for correction, collection or other action and shall not have been returned to the Custodian on or before twelve (12) Business Days after it was so sent to the Company or such designee.

38.	Any pledged Repurchased Loan shipped to an investor shall not be paid for or returned to the Custodian on or before forty-five (45) days — one hundred twenty (120) days for pledged Repurchased Loans shipped for purchase under any U.S. state’s bond program — after it is shipped.

(Receivables Collateral)

39.	The Company’s claim under any Receivables Collateral is rejected, repudiated, stayed, held back or disputed by the trustee or holder of a related MBS or serviced Whole Loan (or anyone claiming by, through or under any of them) or attached, garnisheed or sequestered by any court of competent jurisdiction, or the Company learns of any reasonably plausible grounds for any such rejection, repudiation, stay, holdback, dispute, attachment, garnishment or sequestration.

40.	The relevant Company shall default in the performance of any of its obligations under the Servicing Agreement related to any Receivables Collateral if such default continues beyond any period of grace provided under the Servicing Agreement, if the effect of such default is to cause — or to permit the Person for whom the Company performs servicing under such Servicing Agreement (or a trustee or custodian on behalf of such Person) to cause — the Company’s right to collect all or any material part of its Receivables Collateral under such Servicing Agreement to be materially diminished, delayed or impaired.

41.	It shall become reasonably apparent to the relevant Company that the prospects for collection of any item of Receivables Collateral are materially impaired.

42.	The Agent or the Custodian reasonably determines that the prospects for payment of any item of Receivables Collateral are materially impaired, gives the relevant Company written notice of that determination and the bases for it and the Company is unable to furnish the Agent, on or before fifteen (15) days after such notice, evidence reasonably sufficient to convince the Agent that such prospects are not materially impaired.

43.	on any day, the sum of the Collateral Values of all Receivables Collateral shall exceed an amount equal to five percent (5%) of the Aggregate Committed Sum on that day — in which event the aggregate Collateral Value for that day of all Receivables Collateral shall be an amount equal to five percent (5%) of the Aggregate Committed Sum on that day.

DQ-vi

44.	a Broker’s Price Opinion of the related Mortgaged Premises shall not have been obtained within ninety (90) days after a P&I Advance or a Servicing Receivable Advance is funded in respect of a Mortgage Loan that is In Default or within any six-month period thereafter.

(Servicing Collateral)

45.	on any day, the sum of the Collateral Values of all Servicing Collateral shall exceed Thirty Million Dollars ($30,000,000) — in which event the aggregate Collateral Value for that day of all Servicing Collateral shall be Thirty Million Dollars ($30,000,000).

46.	on any day, any Serviced Loans that are part of the Pledged Servicing Portfolio shall be ninety (90) or more days delinquent — in which event their Principal Balances shall be excluded from the determination of the aggregate Principal Balances of the Mortgage Loans comprising the Pledged Servicing Portfolio in determining Servicing Collateral Value.

DQ-vii

SCHEDULE EC

TO 8/05 CREDIT AGREEMENT

ELIGIBLE COLLATERAL

“Eligible Collateral” means and includes the several categories of Collateral (each such category and each of their subcategories being herein collectively called a “Category”) that are defined and described as follows:

“Eligible Single-family Collateral” means an amortizing (provided that the Companies’ Interest Only Loans and Construction/Permanent Loans are not required to be amortizing) Single-family Loan with an original term to its stated maturity of thirty (30) years or less (provided that Single-family Loans that are underwritten to FNMA guidelines may have an original term to stated maturity of up to forty (40) years and the Agent and Custodian may rely on the relevant Company’s representation and warranty that such Single-family Loans are underwritten to FNMA guidelines) and that satisfies all applicable requirements of this Agreement for a Single-family Loan. It must be secured by a first or second priority Lien on its related real estate. It may bear interest at a fixed interest rate, at a fluctuating interest rate or at a fixed or fluctuating interest rate for part of its term followed, respectively, by a fluctuating or fixed interest rate for the remainder of its term. Even though it has been Pledged to the Agent and is therefore Collateral, no Single-family Loan shall be Eligible Single-family Collateral:

1.	unless and until the Custodian has issued its Custodian’s Certification (as defined in the Custody Agreement) concerning it;

2.	that does not satisfy the Companies’ Underwriting Guidelines for a Single-family Loan in all material respects;

3.	that is a Construction/Permanent Loan and whose Customers have a FICO score of less than six hundred fifty (650).

4.	that is a Residential Lot Loan or another type of Construction/Permanent Loan and is also a Wet Loan.

5.	the Mortgaged Premises securing which are an “Ineligible Manufactured Home”, which means a mobile home or manufactured home (i) that has not been rendered permanently immobile, (ii) whose ownership is represented by or based on a certificate of title or similar device, (iii) that has not been permanently affixed to the earth or (iv) for any reason does not constitute real property under the applicable law of the jurisdiction in which it is located;

6.	that contains or is otherwise subject to any contractual restriction or prohibition on the free transferability of such Mortgage Loan, all Liens securing it and all related rights (other than Legal Requirements requiring notification to its obligor(s) of any transfer of it or of its servicing or administration), either absolutely or as security;

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7.	if any of their owners-mortgagors is a corporation, partnership or any other entity that is not a natural person or a trust for natural persons;

8.	whose origination date was more than one hundred twenty (120) days before its Original Pledge Date.

9.	if any of their owner-mortgagors is an Affiliate of the Companies or any of their or its Subsidiaries’ directors or officers and such Mortgage Loan was not made in accordance with the Companies’ Underwriting Guidelines or at an interest rate that was not a market rate when such Mortgage Loan was originated;

10.	whose related real estate is not covered by a Hazard Insurance Policy;

11.	that is a rehabilitation, commercial or construction loan (other than a Construction/Permanent Loan).

12.	that is a Second Lien Loan whose original principal amount is more than Three Hundred Fifty Thousand Dollars ($350,000).

13.	that is a HELOC the face principal amount of whose Mortgage Note is more than Three Hundred Fifty Thousand Dollars ($350,000).

14.	that is a Second Lien Loan or a HELOC that is not a Prime Loan or an Alt-A Loan.

15.	that is a Second Lien Loan or a HELOC with a stated final maturity date of more than twenty (20) years after the date of its Mortgage Note.

16.	that is not covered by a Purchase Commitment (unless it is an adjustable rate Interest Only Loan, a Construction/Permanent Loan, a HELOC, a Second Lien Loan, a Hybrid ARM, a Subprime Loan or a Repurchased Loan).

17.	that is an Investor Loan with a Loan-to-Value Ratio of greater than eight percent (80%).

18.	that is a Second Investor Loan with a Cumulative Loan-to-Value Ratio of greater than ninety-five percent (95%).

19.	that contains any term or condition such that the repayment schedule results in the outstanding principal balance increasing over time, rather than amortizing, whether or not such Mortgage Loan is deemed to be an “option ARM”, “negative amortization” or “graduated payment” loan. The Agent and Custodian may rely on the relevant Company’s representation and warranty that any Mortgage Loan duly Pledged to the Agent amortizes over time.

20.	in connection with the origination of which a policy of single-premium life insurance on the life of a mortgagor, borrower or guarantor was purchased;

21.	that (i) triggers the thresholds of Section 32 of Regulation Z of the Federal Reserve Board (12 C.F.R. § 226.32), (ii) is a “high cost” loan or “high risk” loan under any applicable

EC-ii

state, county or municipal Law, (iii) is a “covered” loan or a “threshold” loan under any applicable state, county or municipal Law, but only to the extent that such Law expressly exposes assignees of Mortgage Loans to possible civil or criminal liability or damages, or exposes any Lender, the Agent or the Custodian to regulatory action or enforcement proceedings, penalties or other sanctions, or would materially impair the enforceability of the Pledged Loan, or (iv) contains any term or condition, or involves any loan origination practice, that has been defined as “predatory” under any such applicable federal, state, county or municipal Law, or that has been expressly categorized as an “unfair” or “deceptive” term, condition or practice in any such applicable federal, state, county or municipal Law;

22.	that a Company or any Affiliate has previously warehoused with any other Person, whether under a lending arrangement or an arrangement involving a sale in contemplation of a subsequent further sale to (or securitization by) a secondary mortgage market purchaser, whether with or without the Companies’ having any conditional repurchase or other recourse obligation, and that was rejected or became ineligible or disqualified to be lent against or purchased and held by such other Person; provided that this provision shall not be construed or applied to disqualify a Pledged Loan simply because it was purchased by the Company out of a pool of Serviced Loans or from a Whole Loan investor for whose Mortgage Loans the Company is a Servicer pursuant to the Companies’ (or an Affiliate’s) obligation or election as Servicer to do so;

23.	that a Company or any Affiliate sold and transferred, or attempted to sell and transfer, to any other Person; provided that this provision shall not be construed or applied to disqualify a Pledged Loan simply because it was purchased by the Company out of a pool of Serviced Loans or from a Whole Loan investor for whose Mortgage Loans the Company is a Servicer pursuant to the Companies’ (or an Affiliate’s) obligation or election as Servicer to do so; or

24.	unless it is an FHA or VA Mortgage Loan, that has a Cumulative Loan-to-Value Ratio greater than one hundred percent (100%) (the Agent and Custodian may rely on the Company’s representation and warranty that any Pledged Loan, other than a FHA or VA Mortgage Loan, has a Cumulative Loan-to-Value Ratio less than or equal to one hundred percent (100%)).

“Eligible Repurchased Collateral”, which means one or more (as the context requires) Repurchased Loans that have been duly Pledged to the Agent.

“Eligible P&I Advances Collateral” means an account or general intangible (a “P&I Receivable”) owned by a Company which has a Servicing Claim produced by the Company’s making a P&I Advance:

i. in respect of a first or second lien Mortgage Loan;

ii. that is due and payable to the Company, and for which the Company has no actual knowledge that the full amount will not be collectible;

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iii. that the debtor(s) under the related Mortgage(s) are already obligated to pay to (or to the order of) the holder of that Mortgage Loan (or its servicer) when the related (producing) P&I Advance is made;

iv. for which the Agent has confirmed by reviewing the applicable Servicing Agreement that the Company has the indefeasible right under such applicable Servicing Agreement to reimburse itself as provided in the definition of “P&I Advance” out of sums thereafter collected from such debtor(s) or realized from the security for the related Mortgage Loan;

v. with respect to which there is no bona fide pending claim against the Company for any credit, allowance or adjustment;

vi. that the Company believes is enforceable without offset, bona fide counterclaim or bona fide defense;

vii. for the full recoverability of which the Company has no reasonable basis for doubt; and

viii. in which the Agent (as a Lender and as agent for the other Lenders) has been granted (pursuant to Section 7 or otherwise) and continues to hold a readily enforceable, first priority perfected Lien.

“Eligible Receivables Collateral” means Eligible P&I Advances Collateral and Eligible Servicing Receivable Advances Collateral, consisting of Eligible T&I Advances Collateral and Eligible Enforcement Advances Collateral.

“Eligible Servicing Receivable Advances Collateral” means an account or general intangible owned by a Company which has a Servicing Claim:

(a) produced by the Company’s making a T&I Advance (an account or general intangible so produced being herein called a “T&I Receivable”):

(i)	in respect of a first lien Mortgage Loan;

(ii)	for which the Agent has confirmed by reviewing the applicable Servicing Agreement that the Company has the indefeasible right under such applicable Servicing Agreement to reimburse itself as provided in the definition of “T&I Advance” out of sums thereafter collected from such debtor(s) or realized from the security for the related Serviced Loan;

(iii)	with respect to which there is no bona fide pending claim against the Company for any credit, allowance or adjustment;

(iv)	that is enforceable without offset, bona fide counterclaim or bona fide defense;

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(v)	for the full recoverability of which the Company has no reasonable basis for doubt; and

(vi)	in which the Agent has been granted (pursuant to Section 7 or otherwise) and continues to hold a readily enforceable, first priority perfected Lien; or

(b) produced by the Company’s funding an Enforcement Advance (such an account or general intangible being herein called an “Enforcement Receivable”):

(i)	for which the Agent has confirmed by reviewing the applicable Servicing Agreement that the Company has the indefeasible right under such applicable Servicing Agreement to reimburse itself as provided in the definition of “Enforcement Advance” out of sums thereafter collected from such debtor(s) or realized from the security for the related Serviced Loan;

(ii)	with respect to which there is no bona fide pending claim against the Company for any credit, allowance or adjustment;

(iii)	that is enforceable without offset, bona fide counterclaim or bona fide defense; and

(iv)	for the full recoverability of which the Company has no reasonable basis for doubt.

“Eligible Servicing Collateral” means Servicing Rights owned by a Company giving the Company the right to service (and be compensated as servicer for servicing) a portfolio of Single-family Mortgage Loans pursuant to an Approved Servicing Agreement and that are Pledged to the Agent; provided that Ginnie Mae, Fannie Mae or Freddie Mac Servicing Rights will not be Eligible Collateral unless and until an appropriate Acknowledgment Agreement has been duly executed by and among the Company, the Agent and the relevant Agency.

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SCHEDULE UG-SSF

TO 8/05 CREDIT AGREEMENT

The Companies’ Underwriting Guidelines for Single-family Loans are set forth in a separate binder that the Companies have delivered to the Agent, to which reference is here made for all purposes and which is hereby incorporated herein.

SCHEDULE MAC

TO 8/05 CREDIT AGREEMENT

(Updates of this Schedule are effective only if signed by a Vice President or more senior officer of JPMorgan Chase Bank, N.A., Agent; no signature is required unless this is an update Schedule)

The Maximum Aggregate Commitment from and after the following dates is as follows:

Maximum Aggregate Commitment	From and after	Update certified effective by the undersigned officer of JPMorgan Chase Bank, N.A., Agent
$500,000,000	August 1, 2005 through the Maturity Date

By:
Name:
Title:

SCHEDULE SA

Schedule of Servicing Agreements the Companies’ Receivables Under Which Are Pledged

PURCHASE, WARRANTIES AND SERVICING AGREEMENT Between Abetterwayhome Finance, LLC and HomeBanc Mortgage Corporation

PURCHASE, WARRANTIES AND SERVICING AGREEMENT Between Abetterwayhome Finance, LLC II and HomeBanc Mortgage Corporation

PURCHASE, WARRANTIES AND SERVICING AGREEMENT Between HomeBanc Funding Corp. and HomeBanc Mortgage Corporation

PURCHASE, WARRANTIES AND SERVICING AGREEMENT Between HomeBanc Funding Corp. II and HomeBanc Mortgage Corporation

SCHEDULE 2.3

TO 3/04 CREDIT AGREEMENT

Terms of each Company’s Obligations to Pay Borrowings by the Other Company

Each of the Companies hereby agrees to the following terms with respect to Borrowings and with respect to the Obligations of the other Company:

1. Each of the Companies irrevocably, unconditionally and absolutely guarantees to the Lenders the due and prompt payment, and not just the collectibility, of the principal of, and interest on the Borrowings and all fees and late charges and all other indebtedness, if any, in respect of the Borrowings by the other Company, and all other obligations of the other Company to the Lenders, when due, whether at maturity, by acceleration or otherwise all at the times and places and at the rates described in, and otherwise according to the terms of, the Senior Credit Notes and the Credit Agreement, whether now existing or hereafter created or arising.

2. Each of the Companies further hereby irrevocably, unconditionally and absolutely guarantees to the Lenders the due and prompt performance by the other Company of all duties, agreements and obligations of each other Company contained in the Credit Agreement, the Senior Credit Notes and the other Facilities Papers, and the due and prompt payment of all costs and expenses reasonably incurred, including reasonable attorneys’ fees, court costs and all other litigation expenses actually incurred (including expert witness fees, exhibit preparation and courier, postage, communication and document copying expenses), in enforcing the payment and performance of the Credit Agreement and the other Facilities Papers from such other Company (the payment and performance of the items set forth in Paragraphs 1 and 2 of this Schedule are collectively referred to as the “Other Company’s Debt”).

3. In the event either Company shall at any time fail to pay the Lenders any of its own Debt when due, whether by acceleration or otherwise, the other Company hereby promises to pay such amount to the Lender forthwith, together with all collection costs and expenses reasonably incurred, including reasonable attorneys’ fees, court costs and all other litigation expenses actually incurred (including expert witness fees, exhibit preparation and courier, postage, communication and document copying expenses).

4. Each Company hereby (a) agrees to any modifications of any terms or conditions of any Other Company’s Debt and/or to any extensions or renewals of time of payment or performance by the other Company; (b) agrees that it shall not be necessary for the Lender to resort to legal remedies against any of the other Company, nor to take any action against any other Person obligated (an “Obligor”) or on or against any Collateral or any other security for payment or performance of the other Company’s Debt before proceeding against such Company; (c) agrees that no release of the other Company, the Guarantor or any other guarantor or Obligor, or of any Collateral or other security for the other Company’s Debt, whether by operation of law or by any act of the Lender, with or without notice to such Company, shall release such Company and (d) waives notice of demand, dishonor, notice of dishonor, protest, and notice of protest and waives, to the extent permitted by law, all benefit of valuation, appraisement, and exemptions under the laws of any of the States of Texas, Georgia, Delaware or any other state or territory of the United States.

5. The obligations of each of the Companies for the Other Company’s Debt shall be primary, absolute and unconditional, and shall remain in full force and effect without regard to, and shall not be impaired or affected by: (a) the genuineness, validity, regularity or enforceability of, or any amendment or change in, the Credit Agreement, the Senior Credit Notes or any other Facilities Papers, or any change in or extension of the manner, place or terms of payment of all or any portion of the other Company’s Debt; (b) the taking or failure to take any action to enforce the Credit Agreement, the Senior Credit Notes or any other Facilities Papers, or the exercise or failure to exercise any remedy, power or privilege contained therein or available at law or otherwise, or the waiver by the Lenders of any provisions of the Credit Agreement, the Senior Credit Notes or any other Facilities Paper; (c) any impairment, modification, change, release or limitation in any manner of the liability of the other Company or its estate in bankruptcy, or of any remedy for the enforcement of the other Company’s liability, resulting from the operation of any present or future provision of the bankruptcy laws or any other statute or regulation, or the dissolution, bankruptcy, insolvency, or reorganization of the other Company; (d) the merger or consolidation of such other Company or any sale or transfer by such other Company of all or part of its assets or property; (e) any claim such Company may have against the other Company, the Guarantor or any other Obligor, including any claim of contribution; (f) the release, in whole or in part, of the Guarantor, any other guarantor, the other Company or any other Obligor or (g) any other action or circumstance which (with or without notice to or knowledge of such Company) might in any manner or to any extent vary the risks of such Company or otherwise constitute a legal or equitable discharge or defense, it being understood and agreed by each Company that its obligations for the Other Company’s Debt shall not be discharged except by the full payment and performance of the Other Company’s Debt.

6. The Agent shall have the right pursuant to and in accordance with the terms of the Credit Agreement to determine how, when and what application of payments and credits, if any, whether derived from either Company or from any other source, shall be made on the Obligations and any other indebtedness owed by either Company and/or any other Obligor to the Lenders.

7. The obligations of each of the Companies hereunder shall continue to be effective, or be automatically reinstated, as the case may be, if at any time the payment, in whole or in part, of any of the Other Company’s Debt is rescinded or must otherwise be restored or returned by the Lender (as a preference, fraudulent conveyance or otherwise) upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of either Company or any other Person or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to either Company or any other Person, or any substantial part of its property, or otherwise, all as though such payments had not been made. If an Event of Default shall at any time have occurred and be continuing or shall exist and declaration of default or acceleration under or with respect to the Other Company’s Debt shall at such time be prevented by reason of the pendency against either Company or any other Person of a case or proceeding under a bankruptcy or insolvency law, each of the Companies agrees that its obligations for the Other Company’s Debt shall be deemed to have been declared in default or accelerated with the same effect as if such Obligations had been declared in default and accelerated in accordance with their respective terms and each of the Companies shall forthwith perform or pay, as the case may be, as required hereunder in accordance with the terms hereunder without further notice or demand.

8. Except as to each Company’s contribution rights provided for in Section 2.4 of the Credit Agreement, and until the Obligations shall have been paid in full, each Company hereby irrevocably waives any claim or other rights that it may now or hereafter acquire against the other Company that arises from the existence, payment, performance or enforcement of such Company’s obligations for the Other Company’s Debt, including any right of subrogation, reimbursement, exoneration or indemnification, any right to participate in any claim or remedy of the Lenders against the other Company or any Collateral or other security that the Lenders or the Agent now have or hereafter acquire, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from the other Company directly or indirectly, in cash or other property or by set-off or in any manner, payment or security on account of such claim or other rights. If any amount shall be paid to either Company in violation of the preceding sentence and the Other Company’s Debt shall not have been paid and performed in full, such amount shall be deemed to have been paid to such Company for the benefit of, and held in trust for, the Lenders and the Agent and shall forthwith be paid to the Agent for distribution to the Lenders and to be credited and applied to the Other Company’s Debt, whether matured or unmatured. Notwithstanding the blanket waiver of subrogation rights as set forth above, each Company hereby specifically acknowledges that any subrogation rights which it may have against the other Company or any Collateral or other security that the Lenders or the Agent now have or hereafter acquire may be destroyed by a nonjudicial foreclosure of the Collateral or other security. This may give such Company a defense to a deficiency judgment against it. Such Company hereby irrevocably waives such defense. Each Company acknowledges that it will receive direct and indirect benefits from the arrangements contemplated by the Credit Agreement and that the waivers set forth in this Schedule are knowingly made in contemplation of such benefits.

9. No postponement or delay on the part of the Lenders or the Agent in the enforcement of any right with respect to the Obligations of either Company, including the Other Company’s Debt, shall constitute a waiver of such right and all rights of the Lenders and the Agent hereunder shall be cumulative and not alternative and shall be in addition to any other rights granted to the Lender in any other agreement or by law.

10. Any Debt of either Company now or hereafter held by the other Company is hereby subordinated to the Obligations, and such Debt of either Company to such other Company shall, if the Agent so requests after any Event of Default has occurred and is continuing, be collected, enforced and received by the Company to which it is owed as trustee for the Lenders and be paid over to the Agent on account of the Debt of the other Company to the Lenders.

SCHEDULE 7.1(h)

TO 8/05 CREDIT AGREEMENT

INITIAL LIST OF PLEDGED SERVICING

None.

SCHEDULE 9.4

TO 8/05 CREDIT AGREEMENT

MATERIAL ADVERSE CHANGES AND CONTINGENT LIABILITIES

1. Material adverse changes and material unrealized losses since the Statement Date, as referred to in Section 9.4: None.

2. Contingent liabilities as of the Effective Date, as referred to in Section 9.4: None.

SCHEDULE 9.16

TO 8/05 CREDIT AGREEMENT

The Companies’ Plans

HomeBanc Mortgage Corporation 401(k) Retirement Plan (as amended and restated effective April 1, 2005) — Plan #001

HomeBanc Mortgage Corporation Deferred Compensation Plan — Plan #003

The Hartford Group Life, Accidental Death & Dismemberment Plan — Plan #501

Blue Cross Blue Shield Group Medical — Plan #501

Metlife Group Dental — Plan #501

The Hartford Group Long Term Disability Plan — Plan #501

The Hartford Sales Group Short Term Disability Plan — Plan #501

SCHEDULE 15

TO 8/05 CREDIT AGREEMENT

Lenders’ Addresses for Notice

As of August 1, 2005

Commerzbank AG, New York and Grand		First Commercial Bank, New York Agency
Cayman Branches		750 Third Avenue, 34th Floor
2 World Financial Center		New York, NY 10017
New York, NY 10281-1050		Attention:	Ms. Yvonne Lin
Attention:	Mr. Michael P. McCarthy	Phone:	(212) 599-6868 ext 216
Telephone:	(212) 266-7325	Fax:	(212) 599-6133
Fax:	(212) 266-7629	email: yvonnelin@firstbankny.com
E-mail: mmccarthy@cbkna.com
United Overseas Bank Limited
New York Agency
Key Bank National Association		592 Fifth Avenue
127 Public Square — MC OH-01-27-0406		New York, New York 10036
Cleveland, Ohio 44114		Attention:	Ms. Vera Lee
Attention:	Mr. Anthony Bulic	Phone:	(212) 382-0088 ext. 51
Telephone:	(216) 689-3842	Fax:	(212) 382-1881
Fax:	(216) 689-5287	email: vera.lee@uobgroup.com
E-mail: anthony_bulic@keybank.com

BNP Paribas
U.S. Bank National Association		787 Seventh Avenue
800 Nicollet Mall		New York, NY 10019
Mail Station BC-MN-HO3B		Attention:	Mr. Barry Chung
Minneapolis, MN 55402		Phone:	(212) 841-2989
Attention:	Mr. William Umscheid	Fax:	(212) 841-2533
Phone:	(612) 303-3575	email: barry.chung@americas.bnpparibas.com
Fax:	(612) 303-2253
email: william.umscheid@usbank.com

Bank Hapoalim B.M.
1177 Avenue of the Americas
New York, NY 10036
		Attention:	Ms. Helen H. Gateson
		Phone:	(212) 782-2161
		Fax:	(212) 782-2382
email:hgateson@hapoalimusa.com